REGISTRATION NO. 333-34597
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------

                                    FORM S-1
                                 AMENDMENT NO. 1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------

                                 AGRITOPE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  Oregon                                   8731                                           93-0820945
         (STATE OF INCORPORATION)              (PRIMARY STANDARD INDUSTRIAL               (IRS EMPLOYER IDENTIFICATION NUMBER)
                                                CLASSIFICATION CODE NUMBER)

               8505 S.W. Creekside Place, Beaverton, Oregon 97008
                                 (503) 641-6115
                   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                  NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

          Adolph J. Ferro, Ph.D., President and Chief Executive Officer
                                 Agritope, Inc.
               8505 S.W. Creekside Place, Beaverton, Oregon 97008
                                 (503) 641-6115
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

  Erich W. Merrill, Jr.                     Brian G. Booth
  Miller, Nash, Wiener, Hager               Tonkon, Torp, Galen, Marmaduke
  & Carlsen LLP                              & Booth
  111 S.W. Fifth Avenue                     Suite 1600
  Portland, Oregon  97204-3699              888 S.W. Fifth Avenue
  (503) 224-5858                            Portland, Oregon 97204
                                            (503) 221-1440


                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
            DISTRIBUTION TO THE PUBLIC: As soon as practicable after
               the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /-/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /-/ --------

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /-/ --------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /-/

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO BE         OFFERING PRICE         AGGREGATE              AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED             PER UNIT          OFFERING PRICE        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value (including
Preferred Stock Purchase Rights) to be
distributed to shareholders of Epitope,           5,000,000              $--------          $5,115,035(2)          $1,550.00(3)
Inc.(1)
====================================================================================================================================

(1) Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be evidenced separately from Agritope common stock.

(2) Based upon the book value of Agritope common stock as of June 30, 1997.

(3) Fee has been calculated in accordance with Rule 457(f)(2). Agritope has previously paid $100 in filing fees. Accordingly, $1,450 has been paid in connection with this filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
================================================================================

                              [Epitope letterhead]


                                     [Date]


Dear Shareholder:

         We are pleased to inform you that the Board of Directors has authorized a spin-off of Agritope, Inc. To effect the spin-off, Epitope, Inc. is distributing the Agritope Common Stock it now holds to Epitope shareholders as a dividend. After the distribution, Agritope will operate as an independent public company.


         In connection with the spin-off, Agritope is raising working capital by selling newly issued Agritope Common Stock to certain investors in a private placement. Agritope could not operate as an independent company without this additional financing. The shares being distributed as a dividend to Epitope shareholders are expected to represent approximately ---- percent of the Agritope Common Stock outstanding after the Distribution and private placement of common stock.


         You will receive one share of Agritope Common Stock for every ----- shares of Epitope Common Stock that you owned on the record date of -------------, 1997. You will receive cash for any fractional share of Agritope Common Stock that you would have received. The distribution should be tax-free to you, except for cash received for any fractional shares. You should consult your own tax advisor about the tax consequences of the distribution to you.

         You do not need to take any action for the spin-off to occur. You do not have to pay for the shares of Agritope Common Stock that you will receive, nor do you have to surrender or exchange shares of Epitope Common Stock in order to receive shares of Agritope Common Stock. The number of shares of Epitope Common Stock you own will not change as a result of the spin-off.

         The   attached   Information    Statement/Prospectus   gives   detailed
information about Agritope and the spin-off. We encourage you to read it carefully.

                                Very truly yours,

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Information Statement/Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1997.

                        INFORMATION STATEMENT/PROSPECTUS

                                 AGRITOPE, INC.

              DISTRIBUTION OF UP TO -------- Shares of Common Stock
               OF AGRITOPE, INC., TO SHAREHOLDERS OF EPITOPE, INC.

                          ----------------------------


         This Information Statement/Prospectus is being furnished to the shareholders of Epitope, Inc.("Epitope"), in connection with the spin-off of Epitope's subsidiary Agritope, Inc. ("Agritope" or the "Company"). The spin-off will be accomplished through a dividend distribution (the "Distribution") to Epitope shareholders of all the Agritope common stock, no par value, including associated preferred stock purchase rights ("Agritope Stock"), held by Epitope. As a result of the Distribution, Agritope will cease to be a subsidiary of Epitope and will operate as an independent public company. Neither Epitope nor Agritope will receive any cash or other proceeds from the Distribution.

         Epitope will make a distribution to holders of record of Epitope common stock, no par value ("Epitope Stock"), on --------------, 1997 (the "Record Date") of one share of Agritope Stock for every --- shares of Epitope Stock outstanding. On the Record Date, Epitope had outstanding ------------ shares of Epitope Stock, its only outstanding class of stock. Therefore, an aggregate of approximately --------------- shares of Agritope Stock will be issued in the Distribution. Epitope expects that the Distribution will occur on or about ----------, 1997 (the "Distribution Date").

         In order to finance the operations of Agritope after the Distribution, Agritope will sell approximately 1,343,000 shares of Agritope Stock in a private placement to certain investors (the "Private Placement") pursuant to Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), for an aggregate price of $9.4 million, immediately following the Distribution. The Epitope board of directors (the "Epitope Board") believes that these funds are sufficient to support the operations of Agritope as a separate business for a period of not less than two years following the Distribution. Agritope could not operate as an independent entity without the financing to be raised in the Private Placement. The shares of Agritope Stock sold in the Private Placement will represent approximately 27 percent of the Agritope Stock outstanding following the Distribution, diluting the percentage of Agritope owned by Epitope's current shareholders as a result of the Distribution. Accordingly, the shares of Agritope Stock distributed to Epitope shareholders in the Distribution will represent approximately 73 percent of all Agritope Stock outstanding after completion of the Distribution and the Private Placement.

         Fractional shares of Agritope Stock will not be issued in the Distribution. If the aggregate number of shares due an Epitope shareholder of record includes a fraction of a share, Epitope will pay the cash value of the fractional share to the holder, based on the trading price of Agritope Stock as of the close of trading on the Distribution Date. Shareholders who own their stock in "street name" through a broker or other nominee listed as the holder of record will have their fractional shares handled according to the practices of the broker or nominee.

         Currently, no public market for Agritope Stock exists. Agritope has applied to have Agritope Stock approved for quotation on The Nasdaq SmallCap Market under the symbol "AGTO." Agritope Stock received in the Distribution will be freely tradeable by nonaffiliates of Agritope.


                          ----------------------------

         PERSONS   RECEIVING  THIS   INFORMATION   STATEMENT/PROSPECTUS   SHOULD
CAREFULLY CONSIDER THE FACTORS SPECIFIED UNDER THE CAPTION "RISK FACTORS" ON PAGE 10.

                          ----------------------------

    NO VOTE OF SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THE DISTRIBUTION. NO PROXIES ARE BEING SOLICITED AND YOU ARE REQUESTED NOT TO SEND A PROXY.

                          ----------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,
           NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
       OF THIS INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                           --------------------------

     The date of this Information Statement/Prospectus is ---------, 1997.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................  2

NOTE REGARDING FORWARD-LOOKING STATEMENTS..................................  2

SUMMARY  ..................................................................  3
         The Distribution..................................................  3
         Agritope .........................................................  6
         Summary of Risk Factors...........................................  6
         Summary Financial Data............................................  8

RISK FACTORS............................................................... 10

INTRODUCTION............................................................... 14

THE DISTRIBUTION........................................................... 14
         Reasons for the Distribution...................................... 14
         Manner of Effecting the Distribution.............................. 15
         Trading of Agritope Stock......................................... 16
         Certain Federal Income Tax Consequences........................... 17

PRIVATE PLACEMENT.......................................................... 19

RELATIONSHIP BETWEEN AGRITOPE AND EPITOPE AFTER THE DISTRIBUTION........... 19
         Separation Agreement.............................................. 20
         Employee Benefits Agreement....................................... 20
         Tax Allocation Agreement.......................................... 22
         Transition Services Agreement..................................... 22

SELECTED FINANCIAL DATA.................................................... 24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS................. 25
         Overview ......................................................... 25
         Results of Operations............................................. 26
         Liquidity and Capital Resources................................... 27

DESCRIPTION OF BUSINESS.................................................... 28
         General  ......................................................... 28
         Agritope Biotechnology Program.................................... 29
         Commercialization Strategy........................................ 33
         Grants and Contracts.............................................. 33
         Vinifera ......................................................... 34
         Competition....................................................... 35
         Government Regulation............................................. 35
         Patents and Proprietary Information............................... 36
         Personnel......................................................... 37
         Scientific Advisory Board......................................... 37
         Properties........................................................ 37
         Legal Proceedings................................................. 37

DIVIDEND POLICY............................................................ 37

TRANSFER AGENT............................................................. 38

MANAGEMENT................................................................. 39
         Directors and Executive Officers.................................. 39
         Committees of the Board........................................... 41
         Compensation of Directors......................................... 41
         Executive Compensation............................................ 42
         Grants of Options to Purchase Agritope Stock...................... 42
         Aggregated Option Exercises in Last Fiscal Year and Outstanding
           Options for Agritope Stock.......................................43
         Employment; Change in Control Agreements.......................... 43

1997 STOCK AWARD PLAN...................................................... 44
         General  ......................................................... 44
         Purpose  ......................................................... 44
         Awards and Eligibility............................................ 44
         New Options....................................................... 44
         Description of Terms of Awards.................................... 45
         Federal Income Tax Consequences................................... 46

1997 EMPLOYEE STOCK PURCHASE PLAN.......................................... 48
         General  ......................................................... 48
         Purpose  ......................................................... 48
         Subscriptions..................................................... 48
         Federal Income Tax Consequences................................... 49

EMPLOYEE STOCK OWNERSHIP PLAN.............................................. 49

401(K) PROFIT SHARING PLAN................................................. 50

CERTAIN TRANSACTIONS....................................................... 51

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............. 51

SHARES ELIGIBLE FOR FUTURE SALE............................................ 52

DESCRIPTION OF AGRITOPE CAPITAL STOCK...................................... 53
         Agritope Common................................................... 53
         Agritope Preferred................................................ 53
         Agritope Warrants................................................. 53
         Preemptive Rights................................................. 54
         Shareholder Rights Plan........................................... 54
         Other Anti-takeover Measures...................................... 55
         Indemnification of Directors and Officers; Limitation of
           Liability; Insurance............................................ 56

LEGAL MATTERS.............................................................. 57

EXPERTS  .................................................................. 57

                              AVAILABLE INFORMATION

         After the Distribution of Agritope Stock, Agritope will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, Agritope will file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy the information Agritope files without charge at the Commission's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. You may also obtain the information from commercial document retrieval services and at the Internet web site maintained by the Commission at "http://www.sec.gov."

         Agritope filed a Registration Statement on Form S-1 (together with all amendments, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), to register Agritope Stock with the Commission. This Information Statement/Prospectus is part of the Registration Statement. As allowed by Commission rules, this Information Statement/Prospectus omits some information included in the Registration Statement. Statements contained in this Information Statement/Prospectus about contracts or other exhibits to the Registration Statement are not necessarily complete and are qualified by the full text of the exhibits. You may read and copy the Registration Statement, including the exhibits, as described above.


         Agritope   intends  to  distribute  to   shareholders   annual  reports
containing audited financial statements, but does not plan to furnish shareholders with quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each fiscal year.


                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Statements in this Information Statement/Prospectus about future events or performance are "forward- looking statements." The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by the forward-looking statements. Certain of these factors are discussed in more detail under the caption "Risk Factors" and elsewhere in this Information Statement/Prospectus. Given these uncertainties, shareholders are cautioned not to place undue reliance on the forward-looking statements. Agritope does not intend to update any forward-looking statements.

                                     SUMMARY

     This summary highlights certain information contained elsewhere in this Information Statement/Prospectus. To better understand the Distribution and Agritope you should read this entire document, including the section "Risk Factors" beginning on page 10. Capitalized terms used but not defined in this summary have the meanings given elsewhere in this Information Statement/Prospectus.

                                THE DISTRIBUTION

Distributing Corporation and Business ....Epitope,  Inc., an Oregon corporation.
                                          Epitope uses  biotechnology to develop
                                          and    market    medical    diagnostic
                                          products.


DISTRIBUTED CORPORATION AND
BUSINESS..................................Agritope, Inc., an Oregon corporation, currently a wholly owned subsidiary of
                                          Epitope.  Agritope is a  biotechnology
                                          company     specializing     in    the
                                          development of new fruit and vegetable
                                          plant  varieties for sale to the fresh
                                          produce industry. Agritope is also the
                                          majority  owner  of  Vinifera,   which
                                          management  believes offers one of the
                                          most  technically  advanced  grapevine
                                          plant    propagation    and    disease
                                          screening  and  elimination   programs
                                          available  to the wine and table grape
                                          production        industry.        See
                                          "Summary--Agritope"  and  "Description
                                          of Business."

FINANCING OF AGRITOPE ................... In order to finance the  operations of
                                          Agritope   after   the   Distribution,
                                          Agritope   will   sell   approximately
                                          1,343,000  shares of Agritope Stock at
                                          a price of $7 per share in the Private
                                          Placement  for an  aggregate  price of
                                          $9.4  million,  immediately  following
                                          the Distribution. The Epitope board of
                                          directors   (the   "Epitope    Board")
                                          believes    that   these   funds   are
                                          sufficient  to support the  operations
                                          of Agritope as a separate business for
                                          a period  of not less  than two  years
                                          following the  Distribution.  Agritope
                                          could not  operate  as an  independent
                                          entity  without  the  financing  to be
                                          raised in the Private  Placement.  See
                                          "Private Placement."


DISTRIBUTION RATIO........................Each Epitope  shareholder will receive one share of Agritope  Stock for every
                                          ----  shares of Epitope  Stock held as
                                          of the Record Date.

RECORD DATE...............................Close of business  on  --------------,
                                          1997.

DISTRIBUTION DATE.........................On or  about  -----------------------,
                                          1997.

DISTRIBUTION AGENT........................ChaseMellon    Shareholder   Services,
                                          L.L.C.


SHARES TO BE DISTRIBUTED..................An  aggregate  of  approximately   ---
                                          million  shares of Agritope Stock will
                                          be   issued   in   the   Distribution.
                                          Following  the  Distribution  and  the
                                          Private    Placement,    approximately
                                          ------   million  shares  of  Agritope
                                          Stock will be outstanding. Shares
                                          distributed to Epitope shareholders in
                                          the   Distribution    will   represent
                                          approximately   73   percent   of  all
                                          Agritope Stock  outstanding  following
                                          the Distribution.

FRACTIONAL SHARE INTERESTS................Fractional  shares of  Agritope  Stock
                                          will    not   be    issued    in   the
                                          Distribution.  If the number of shares
                                          of Agritope  Stock to be issued to any
                                          record   holder   of   Epitope   Stock
                                          includes  a   fraction   of  a  share,
                                          Epitope will pay an amount in cash for
                                          the   fractional   share.   See   "The
                                          Distribution--Manner  of Effecting the
                                          Distribution."

TRADING MARKET............................Agritope   has   applied   to  include
                                          Agritope  Stock for  quotation  on The
                                          Nasdaq   SmallCap   Market  under  the
                                          symbol  "AGTO."  There is currently no
                                          public  market  for  Agritope   Stock.
                                          There  can  be no  assurance  that  an
                                          active  trading  market  in  shares of
                                          Agritope  Stock will develop after the
                                          Distribution.         See         "The
                                          Distribution--Trading    of   Agritope
                                          Stock"   and   "Risk    Factors--   No
                                          Assurance as to Market  Performance of
                                          Agritope Stock."

PRIMARY PURPOSES OF THE DISTRIBUTION......The    primary    purpose    of    the
                                          Distribution  is to enable Agritope to
                                          raise   immediately   needed   working
                                          capital  through  the  sale of its own
                                          equity  securities.  The  Distribution
                                          also is intended to permit Epitope and
                                          Agritope each to (i) adopt  strategies
                                          and pursue  objectives  appropriate to
                                          its  specific  business;  (ii)  enable
                                          management  to  concentrate  attention
                                          and  financial  resources  on its core
                                          business;  (iii) make acquisitions and
                                          enter into transactions with strategic
                                          partners  by  issuing  its own  equity
                                          securities;  (iv) implement  incentive
                                          compensation   arrangements  that  are
                                          more  directly  based  on  results  of
                                          operations  of its separate  business;
                                          and (v) be recognized and evaluated by
                                          the financial  community as a separate
                                          and   distinct   business.   See  "The
                                          Distribution--Reasons      for     the
                                          Distribution."

TAX CONSEQUENCES..........................Epitope  has  received  an  opinion of counsel that the Distribution  will be
                                          treated as a tax free  transaction  to
                                          Epitope's  shareholders.  Epitope  has
                                          not  applied,  and does not  intend to
                                          apply,  for a ruling from the Internal
                                          Revenue  Service to that  effect.  See
                                          "The   Distribution--Certain   Federal
                                          Income Tax Consequences."
RELATIONSHIP WITH EPITOPE
AFTER THE DISTRIBUTION ...................Following  the  Distribution,  Epitope
                                          will not own any Agritope  Stock,  and
                                          Epitope and Agritope  will be operated
                                          as   independent   public   companies.
                                          Epitope will not make financing of any
                                          kind  available to Agritope  after the
                                          Distribution.   Epitope  and  Agritope
                                          will,  however,  continue  to  have  a
                                          relationship as a result of agreements
                                          being entered into between Epitope and
                                          Agritope   in   connection   with  the
                                          Distribution,    which    include    a
                                          Separation Agreement, an

                                          Employee  Benefits  Agreement,  a  Tax
                                          Allocation  Agreement and a Transition
                                          Services and Facilities Agreement (the
                                          "Transition Services  Agreement").  In
                                          addition,    two   individuals    will
                                          continue to serve as directors of both
                                          Agritope   and   Epitope   after   the
                                          Distribution.  Except  as set forth in
                                          the  agreements  listed  above  or  as
                                          otherwise     described     in    this
                                          Information      Statement/Prospectus,
                                          Epitope  and  Agritope  will  cease to
                                          have any  material  relationship  with
                                          each other following the Distribution.
                                          See "Relationship Between Agritope and
                                          Epitope  After the  Distribution"  and
                                          "Management--Directors  and  Executive
                                          Officers."


CERTAIN ANTI-TAKEOVER
CONSIDERATIONS............................Certain   provisions   of   Agritope's
                                          restated   articles  of  incorporation
                                          ("Articles")   and   restated   bylaws
                                          ("Bylaws")  and of  Oregon  law  could
                                          make it more  difficult for a party to
                                          acquire,  or  discourage  a party from
                                          attempting  to  acquire,   control  of
                                          Agritope   without   approval  of  the
                                          Agritope   board  of  directors   (the
                                          "Agritope   Board").    Agritope   has
                                          adopted a Shareholder Rights Plan (the
                                          "Rights   Agreement")    designed   to
                                          protect  Agritope and its shareholders
                                          from  inequitable  offers  to  acquire
                                          Agritope.   In  addition,   Agritope's
                                          Articles  and Bylaws  contain  certain
                                          provisions  designed to deter  changes
                                          in the  composition  of  the  Agritope
                                          Board, and to allow the Agritope Board
                                          to issue  preferred  stock  ("Agritope
                                          Preferred")     and    common    stock
                                          ("Agritope       Common")      without
                                          shareholder  approval.  Each of  these
                                          provisions   may   discourage   tender
                                          offers  or  other  bids  for  Agritope
                                          Stock.            See            "Risk
                                          Factors--Anti-takeover Considerations"
                                          and  "Description of Agritope  Capital
                                          Stock."

DIVIDEND POLICY ..........................Agritope  does not  anticipate  paying dividends in the foreseeable future.


PRIVATE PLACEMENT ........................Agritope   will   sell   approximately
                                          1,343,000  shares of Agritope Stock in
                                          the Private Placement at a price of $7
                                          per  share for an  aggregate  price of
                                          $9.4  million,  immediately  following
                                          the  Distribution.  Subscribers in the
                                          Private  Placement  have deposited the
                                          purchase  price  for  their  shares of
                                          Agritope  Stock in an  escrow  account
                                          pending   the    completion   of   the
                                          Distribution  and the  closing  of the
                                          Private   Placement.   The  shares  of
                                          Agritope  Stock  sold  in the  Private
                                          Placement will represent approximately
                                          27  percent  of  the  Agritope   Stock
                                          outstanding following the Distribution
                                          and   the   Private   Placement.   See
                                          "Private Placement."

                                    AGRITOPE


         Agritope is a biotechnology company specializing in the development of new fruit and vegetable plant varieties for sale to the fresh produce industry. The Company is utilizing its patented ethylene control technology to develop a wide variety of fruits and vegetables that are resistant to the decaying effects of ethylene. The Company also recently acquired certain rights to certain proprietary genes from the Salk Institute for Biological Studies (the "Salk Genes"). Agritope believes that the Salk Genes may have the potential to confer disease resistance, enhance crop yield, control flowering and enhance gene expression in plants. Agritope has an option to obtain a worldwide license to use the Salk Genes in a wide range of fruit and vegetable species.

         The Company consists of two units: Agritope Research and Development and Vinifera. Agritope Research and Development provides biotechnology and product development capabilities to strategic partners and provides disease screening and elimination programs to its Vinifera subsidiary. Through Vinifera, Agritope offers one of the most technically advanced grapevine plan propagation and disease screening and elimination programs available to the wine and table grape production industry.

         Agritope was incorporated under Oregon law in 1987. Agritope has had a history of significant operating losses since its incorporation. Its accumulated deficit was approximately $38.9 million as of June 30, 1997.

         Agritope's principal offices are located at 8505 S.W. Creekside Place, Beaverton, Oregon 97008. Its telephone number is (503) 641-6115.

                             SUMMARY OF RISK FACTORS

         Epitope   shareholders   who  will  receive   Agritope   Stock  in  the
Distribution should carefully consider the following risk factors as well as other information presented elsewhere in this Information Statement/Prospectus. See "Risk Factors."

         No Operating History as an Independent Company. Since 1987, Agritope has operated as a wholly owned subsidiary of Epitope. Therefore, it does not have a recent operating history as an independent company. After the Distribution Date, Epitope will not provide any additional operating capital to Agritope and will provide only the limited administrative and other support provided for in the Transition Services Agreement. There can be no assurance that Agritope will develop the financial, administrative, and managerial structure necessary to operate as an independent public company.

         History of Losses; Uncertainty of Future Profitability. Agritope has experienced significant operating losses since inception and, as of June 30, 1997, had an accumulated deficit of $38.9 million. Agritope may continue to experience significant operating losses as it continues its research and development programs. Agritope's ability to increase revenues and achieve profitability and positive cash flows from operations will depend in part on successful completion of the development and commercialization of its genetically engineered products, as to which there can be no assurance. Agritope has not at this time achieved commercialization of any of its products.

         Need for Additional Funds. The Distribution was conditioned upon a determination by the Epitope Board that funds from the Private Placement to be completed immediately following the Distribution would be sufficient to finance the operations of Agritope as a separate business for at least two years. There can be no assurance that the determination of Agritope's anticipated cash requirements will prove to be accurate. The Company's actual capital requirements will depend on numerous factors, many of which are difficult to predict. The majority of Agritope's financial requirements to date have been met by Epitope. Agritope has an accumulated intercompany balance due to Epitope of approximately $43.5 million as of June 30, 1997, all of which will be canceled as part of the Distribution. Epitope will not provide additional financial support following the Distribution. Agritope may seek or be required to raise substantial additional funds through public or private financings, collaborative relationships or other arrangements. There can be no assurance that financing will be available on satisfactory terms, if at all. Additional equity financing may be dilutive to shareholders, and debt financing, if available, may involve significant interest expense and restrictive covenants.

         Dependence on Strategic Partners. Agritope relies on strategic partners for access to proprietary plant varieties. In addition, Agritope does not have or plan to have the capability to grow and distribute genetically engineered products in commercial quantities. Agritope expects some or all of the development, manufacturing and marketing of certain of its products to be performed or paid for by other parties, primarily agricultural companies, through license agreements, joint ventures or other arrangements. There can be no assurance that Agritope will be able to maintain its current strategic relationships or establish additional relationships or that such relationships will be successful.

         Uncertainties Relating to Patents and Proprietary Information. Agritope has obtained certain patents, has licensed rights under other patents, and has filed a number of patent applications. Agritope anticipates filing patent applications for protection of future products and technology. There can be no assurance that patents applied for will be obtained, that existing patents to which Agritope has rights will not be challenged, or that the issuance of a patent will give Agritope any material advantage over its competitors in connection with any of its products. Competitors may be able to produce products competing with a patented Agritope product without infringing on Agritope's patent rights.

         Dependence on Key Personnel. Agritope depends to a large extent on the abilities and continued participation of its principal executive officers and scientific personnel. The loss of key personnel could have a material adverse effect on Agritope's business and results of operations.

                             SUMMARY FINANCIAL DATA
                      (In thousands, except per share data)

         The following table presents summary financial data of Agritope and its subsidiaries. The balance sheet data at September 30, 1996, and 1995 and the operating results data for the years ended September 30, 1996, 1995, and 1994 have been derived from audited consolidated financial statements and notes thereto included in this Information Statement/Prospectus. The balance sheet data at June 30, 1997 and the operating results data for the nine months ended June 30, 1997 and 1996 have been derived from unaudited interim condensed consolidated financial statements and notes thereto included in this Information Statement/Prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the interim periods. Results for the nine months ended June 30, 1997, may not be indicative of full-year results. This information should be read in conjunction with Agritope's consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                      NINE MONTHS ENDED
                                                                           JUNE 30               YEAR ENDED SEPTEMBER 30
                                                                      1997        1996         1996      1995(1)    1994(1)
                                                                            (UNAUDITED)
CONSOLIDATED OPERATING RESULTS
Revenues.........................................                   $  668      $  514       $  585     $2,110    $2,213
Operating costs and expenses.....................                    4,063       2,055        2,821      9,920    11,703
Other expense, net...............................                (3,060)(2)       (192)        (265)      (235)     (314)
Net loss.........................................                   (6,455)     (1,733)      (2,501)    (8,045)   (9,804)
Pro forma net loss per share (3).................                    (3.22)       (.86)       (1.25)     (4.02)    (4.90)
Pro forma shares used in
  per share calculations (3).....................                    2,000       2,000        2,000      2,000     2,000

                                                                       JUNE 30, 1997             SEPTEMBER 30
                                                             AS ADJUSTED(4)     ACTUAL         1996       1995
                                                                       (UNAUDITED)
CONSOLIDATED BALANCE SHEET
Working capital (deficiency).....................                  $10,565      $1,815      $(3,163)      $846
Total assets.....................................                   15,880       7,130        5,670      4,067
Long-term debt...................................                       16          16            -         22
Convertible notes, due 1997......................                        -           -        3,620      3,620
Accumulated deficit..............................                  (38,933)    (38,933)     (32,478)   (29,976)
Shareholder's equity.............................                   13,865       5,115        1,008         75

(1) Data for 1995 and 1994 include revenues of $2.0 million and $2.2 million, and operating losses of $3.8 million and $6.4 million, respectively, attributable to business units which were divested. See
         Note 3 to consolidated financial statements.

(2) Includes non-cash charges of $1.9 million, reflecting the permanent impairment in the value of Agritope's investment in affiliated companies, and $1.2 million for the conversion of Agritope convertible notes into Epitope Stock at a reduced price. See Note 11 to consolidated financial statements.

(3) Net income (loss) per share is presented on a pro forma basis assuming that the Distribution of Agritope Stock pursuant to the Agritope spin-off had occurred on October 1, 1993.

(4) The capitalization of Agritope as adjusted reflects the effects of the Private Placement of approximately 1,343,000 shares of Agritope Stock for aggregate proceeds of $9.4 million, less issuance costs of $650,000.

                                  RISK FACTORS

         Epitope shareholders who will receive Agritope Stock in the Distribution should carefully consider the following risk factors, as well as the other information provided elsewhere in this Information Statement/Prospectus.


         No Operating History as an Independent Company. Since 1987, Agritope has operated as a wholly owned subsidiary of Epitope. Therefore, it does not have a recent operating history as an independent company. After the Distribution Date, Epitope will not provide any additional operating capital to Agritope and will provide only the limited administrative and other support provided for in the Transition Services Agreement. See "Relationship Between Agritope and Epitope After the Distribution." There can be no assurance that Agritope will be able to develop successfully the financial, administrative, and managerial structure necessary to operate as an independent public company.

         History of Losses; Uncertainty of Future Profitability. Agritope has experienced significant operating losses since inception and, as of June 30, 1997, had an accumulated deficit of $38.9 million. Agritope may continue to experience significant operating losses as it continues its research and development programs. Agritope's ability to increase revenues and achieve profitability and positive cash flows from operations will depend in part on successful completion of the development and commercialization of its genetically engineered products. Agritope has not at this time achieved commercialization of any of its products. There can be no assurance that Agritope's development efforts will result in commercially viable genetically engineered products, that Agritope's products will obtain required regulatory clearances or approvals or that any such products will achieve a significant level of market acceptance. As such, there can be no assurance that Agritope will ever achieve profitability.

         Need for Additional Funds. The Distribution was conditioned upon a determination by the Epitope Board that funds from the Private Placement to be completed immediately following the Distribution will be sufficient to finance the operations of Agritope as a separate business for at least two years. Subscribers in the Private Placement have agreed to purchase a total of $9.4 million of Agritope Stock and have deposited the purchase price in an escrow account, pending the closing of the Private Placement. There can be no assurance that the determination of Agritope's anticipated cash requirements will prove to be accurate. Historically, the majority of Agritope's financial requirements have been met by Epitope. Agritope has also received funding from $5.4 million principal amount of convertible notes, $1.6 million in investments in Vinifera by minority shareholders, and $1.0 million of funding from strategic partners and other research grants. Agritope had an accumulated intercompany balance due to Epitope of approximately $43.5 million as of June 30, 1997, all of which will be canceled as part of the Distribution. Epitope will not provide any financial support following the Distribution. The actual future liquidity and capital requirements of Agritope will depend on numerous factors, including: the costs and success of development efforts; the costs and timing of establishment of sales and marketing activities; the success of Agritope in securing additional strategic partners; the extent to which existing and new products gain market acceptance; competing technological and market developments; product sales and royalties; the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims and other intellectual property rights; and the availability of third party funding for research projects. In any event, Agritope may seek or be required to raise substantial additional funds through public or private financings, collaborative relationships or other arrangements. There can be no assurance that financing will be available on satisfactory terms, if at all. Any additional equity financing may be dilutive to shareholders, and debt financing, if available, may involve significant interest expense and restrictive covenants. In addition, subsequent changes in ownership due to future equity sales could adversely affect Agritope's ability to utilize existing net operating losses. See Note 7 to consolidated financial statements. Collaborative arrangements, if necessary to raise additional funds, may require that Agritope relinquish its rights to certain of its technologies, products or marketing territories. The failure of Agritope to raise capital could require it to scale back, delay or eliminate certain of its programs and could have a material adverse effect on its business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Dependence on Strategic Partners. Agritope relies on strategic partners for access to proprietary plant varieties. In addition, Agritope does not have or plan to have the capability to grow and distribute genetically engineered products in commercial quantities. Agritope expects some or all of the development, manufacturing and marketing of certain of its products to be performed or paid for by other parties, primarily agricultural companies, through license agreements, joint ventures or other arrangements. Commercialization of Agritope's products will require the assistance of Agritope's current strategic partners and may require that Agritope enter additional strategic partnerships with businesses experienced in the breeding, developing, producing, marketing and distributing of produce varieties. There can be no assurance that Agritope will be able to maintain its current strategic relationships or establish such relationships or that such relationships will be on terms sufficiently favorable to permit Agritope to operate profitably. Also, Agritope's commercial success will be dependent in part upon the performance of its strategic partners. See "Description of Business."

         Uncertainties Relating to Patents and Proprietary Information. Agritope has obtained certain patents, has license rights under other patents, and has filed a number of patent applications. Agritope anticipates filing patent applications for protection of future products and technology. There can be no assurance that patents applied for will be obtained, that existing patents to which Agritope has rights will not be challenged, or that the issuance of a patent will give Agritope any material advantage over its competitors in connection with any of its products. Competitors may be able to produce products competing with a patented Agritope product without infringing on Agritope's patent rights. The issuance of a patent to Agritope or to a licensor is not conclusive as to validity or as to the enforceable scope of claims therein. The validity and enforceability of a patent can be challenged by litigation after its issuance and, if the outcome of the litigation is adverse to the owner of the patent, the owner's rights could be diminished or withdrawn.

         The patent laws of other countries may differ from those of the U.S. as to the patentability of Agritope's products and processes. Moreover, the degree of protection afforded by foreign patents may be different from that of U.S. patents.

         The technologies used by Agritope may infringe the patents or proprietary technology of others. The cost of enforcing Agritope's patent rights in lawsuits that Agritope may bring against infringers or of defending itself against infringement charges by other patent holders may be high and could interfere with Agritope's operations.


         Trade secrets and confidential know-how are important to Agritope's scientific and commercial success. Although Agritope seeks to protect its proprietary information through confidentiality agreements and appropriate contractual provisions, there can be no assurance that others will not develop independently the same or similar information or gain access to proprietary information of Agritope. See "Description of Business--Patents and Proprietary Information."


         Dependence on Key Personnel. Agritope depends to a large extent on the abilities and continued participation of its principal executive officers and scientific personnel. The loss of key personnel could have a material adverse effect on Agritope's business and results of operations. Agritope's key personnel include, among others, the individuals identified under "Management." Competition for management and scientific staff in the agricultural biotechnology field is intense. No assurance can be given that Agritope will be able to continue to attract and retain personnel with sufficient experience and expertise to satisfy its needs.


         Uncertainty of Product Development. Agritope's genetically engineered products are at various stages of development. There are difficult scientific objectives to be achieved in certain product development programs before the technological or commercial feasibility of the products can be demonstrated. Even the more advanced programs could encounter technological problems that may significantly delay or prevent product development or product introduction. See "Description of Business." There can be no assurance that any of Agritope's products under development, if and when fully developed and tested, will perform in accordance with Agritope's expectations, that necessary regulatory approvals will be obtained in a timely manner, if at all, or that these products can be successfully and profitably produced, distributed and sold.

         Technological Change and Competition. A number of companies are engaged in research related to plant biotechnology, including companies that rely on the use of recombinant DNA as a principal scientific strategy and companies that rely on other technologies. Technological advances by others could render Agritope's technologies less competitive or obsolete. Agritope believes that, despite barriers to new competitors such as patent positions and substantial research and development lead time, competition will intensify, particularly from agricultural biotechnology firms and major agrichemical, seed and food companies with biotechnology laboratories. Competition in the fresh produce market is intense and is expected to increase as additional companies introduce products with longer shelf life and improved quality. Many of Agritope's competitors have substantially greater financial, technical and marketing resources than Agritope. There can be no assurance that such competition will not have an adverse effect on Agritope's business and results of operations. See "Description of Business--Competition."


         Need for Public Acceptance of Genetically Engineered Products. The commercial success of Agritope's genetically engineered products will depend in part on public acceptance of the cultivation and consumption of genetically engineered plants and plant products. Public attitudes may be influenced by claims that genetically engineered plant products are unsafe for consumption or pose a danger to the environment. There can be no assurance that Agritope's genetically engineered products will gain public acceptance.

         Product Liability and Recall Risk. Agritope could be subject to claims for personal injury or other damages resulting from its products or services or product recalls. Agritope carries liability insurance against the negligent acts of certain of its employees and a general liability insurance policy that includes coverage for product liability, but not for product recall. In addition, Agritope may require increased product liability coverage as its products are commercially developed. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. Also, no assurance can be given that any product liability claim or product recall will not have a material adverse effect on Agritope's business and results of operations.

         Government Regulation. Many of Agritope's products and activities are subject to regulation by various local, state, and federal regulatory authorities in the U.S. and by governmental authorities in foreign countries where its products may be marketed. Agritope is devoting substantial effort to the development of genetically engineered plants, using recombinant DNA methods. Many of Agritope's proposed agricultural products are subject to regulation by both the U.S. Department of Agriculture ("USDA") and the Food and Drug Administration ("FDA") and may be subject to regulation by the Environmental Protection Agency ("EPA") and other federal, state, local and foreign authorities. The extent of regulation depends on the intended uses of the products, how they are derived, and how applicable statutes and regulations are interpreted to apply to new genetic technologies and products thereof. The regulatory approaches of the USDA, FDA, EPA and other agencies are still evolving with respect to products of modern biotechnology, such as those derived from the use of recombinant DNA methods. No assurance can be given that any regulatory approvals, exemptions, permits or other clearances, if required, can be obtained in a timely manner, if at all, either for research or commercial activities. See "Description of Business--Government Regulation."

         No Assurance as to Market Performance of Agritope Stock. There can be no assurance that the combined market values of the Epitope Stock and the Agritope Stock held by a shareholder after the Distribution will equal or exceed the market value of the Epitope Stock held by the shareholder prior to the
Distribution Date. The market prices for securities of agricultural biotechnology companies historically have been volatile. Many factors such as announcements of technological innovations or new commercial products by Agritope or its competitors, governmental regulation, patent or proprietary rights developments, industry alliances, public concern as to the safety or other implications of products, and market conditions in general may have a significant impact on the market price of Agritope Stock. In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many technology companies in particular and which have at times been unrelated to the operating performance of the specific companies whose stock is traded. Broad market fluctuations and general economic conditions may adversely affect the market price of Agritope Stock. Prior to the Distribution, there has been no public market for Agritope Stock. There can be no assurance that an active trading market will develop upon completion of the Distribution or, if it does develop, that the market will be sustained.

         Agritope has applied to include Agritope Stock for quotation on The Nasdaq SmallCap Market. Assuming that Agritope's application is accepted, in order to maintain such listing, Agritope will be required to comply with certain Nasdaq SmallCap Market listing maintenance standards including minimum tangible asset value amounts, public float requirements and minimum stock price amounts. There can be no assurance that Agritope will be able to comply with the listing maintenance standards of The Nasdaq SmallCap Market as in effect from time to time.


         Possibility of Substantial Sales of Agritope Stock. Any sales of substantial amounts of Agritope Stock in the public market, or the perception that such sales might occur, whether as a result of the Distribution or otherwise, could materially adversely affect the market price of Agritope Stock. See "The Distribution--Trading of Agritope Stock" and "Shares Eligible for Future Sale."


         Agreements  with  Epitope;  Lack  of  Arm's-length   Negotiations.   In
contemplation of the Distribution, Agritope will enter into a number of agreements with Epitope, including a Separation Agreement, an Employee Benefits Agreement, and a Transition Services Agreement, for the purpose of defining its ongoing relationship with Epitope. Although these agreements were not the result of arm's-length negotiations between independent parties, Agritope believes such agreements contain terms comparable to those that would have resulted from negotiations between unaffiliated parties. There can be no assurance, however, that the terms of the agreements are in fact comparable to those that would have been negotiated on an arm's-length basis. See "Relationship Between Agritope and Epitope After the Distribution."

         Anti-takeover Considerations. Agritope's Articles and Bylaws may have the effect of making an acquisition of control of Agritope in a transaction not approved by the Agritope Board more difficult. For example, the Articles and Bylaws provide for a classified board, prohibit the removal of directors except for "cause," limit the ability of the shareholders and directors to change the size of the board, and require advance notice before shareholders are permitted to nominate directors or submit other proposals at shareholder meetings. The Agritope Board has also adopted the Rights Agreement. In addition, the Agritope Board has the authority to issue up to 10 million shares of Agritope Preferred and to fix the rights, preferences, privileges and restrictions of those shares, and to issue up to a total of 40 million shares of Agritope Common, all without any vote or action by Agritope's shareholders, except as may be required by law or any stock exchange or automated securities interdealer quotation system on which Agritope Stock may be listed or quoted. Agritope is also subject to Oregon statutory provisions governing business combinations with persons deemed to be "interested shareholders" or who acquire more than certain specified percentages of outstanding Agritope Stock. See "Description of Agritope Capital Stock." Finally, awards made under the 1997 Stock Award Plan will vest in full immediately in the event of a change in control of Agritope or similar event. See "1997 Stock Award Plan." The potential issuance of additional shares of Agritope capital stock and other considerations referenced above may have the effect of delaying or preventing a change in control of Agritope, may discourage offers for Agritope Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, Agritope Stock.

                                  INTRODUCTION

         On --------------------, 1997, the Epitope Board authorized management to proceed with the distribution to Epitope shareholders of all the Agritope Stock held by Epitope. The Distribution will be made to holders of record of Epitope Stock at the close of business on the Record Date, in the ratio of one share of Agritope Stock for every ------ shares of Epitope Stock held.
Shareholders will receive cash in lieu of any fractional shares. Epitope shareholders participating in the Distribution will not be required to surrender or exchange shares or pay any consideration for the Agritope Stock. After the Distribution, Agritope will cease to be a subsidiary of Epitope and will operate as an independent public company. The Distribution Date is expected to be on or about --------------, 1997.


         Agritope will sell approximately 1,343,000 shares of Agritope Stock in the Private Placement for an aggregate price of $9.4 million immediately following the Distribution. The Distribution was contingent upon, among other things, Agritope receiving binding commitments for such financing. The Epitope Board believes that this funding is sufficient to support the operations of Agritope as a separate business for a period of not less than two years, although no assurance to that effect can be given. Agritope could not operate as an independent company without such financing. See "Risk Factors--Need for Additional Financing."

         After giving effect to the Private Placement, the shares of Agritope Stock distributed to Epitope shareholders in the Distribution will represent approximately 73 percent of all Agritope Stock outstanding immediately following the Distribution.

         Agritope will operate separately from Epitope but has entered into various agreements with Epitope, including a Separation Agreement, an Employee Benefits Agreement, a Tax Allocation Agreement, and a Transition Services Agreement, to facilitate Agritope's transition to independent operation. In connection with the Transition Services Agreement, Epitope has agreed to provide office and laboratory facilities and accounting and human resources services to Agritope for a 3-to-6 month period following the Distribution.

         Epitope's and Agritope's executive offices are at 8505 S.W. Creekside Place, Beaverton, Oregon 97008, telephone (503) 641-6115. Epitope shareholders with questions about the Distribution should contact Mary W. Hagen, Investor Relations Department, at the address or telephone number above. After the Distribution Date, Agritope shareholders with questions about Agritope or Agritope Stock should contact Agritope's corporate secretary at Agritope's executive offices.

                                THE DISTRIBUTION

REASONS FOR THE DISTRIBUTION

         In July 1997, the Epitope Board approved a management proposal to spin off Agritope, subject to obtaining financing for Agritope and satisfaction of certain other considerations. The proposal resulted from the Epitope Board's 1996 decision to make changes in corporate structure to enable investors and management to focus separately on the agricultural and medical products business units of Epitope.

         In November 1996, the Epitope Board proposed creating two separate classes of Epitope common stock, one to reflect the business and operations of Epitope and the other to reflect the business and operations of Agritope (the "Targeted Stock Proposal"). In addition, in December 1996, Epitope acquired Andrew and Williamson Sales, Co. ("A&W"), a producer and distributor of fruits and vegetables, as a direct wholly owned subsidiary of Epitope. In May 1997, prior to a shareholder vote on the Targeted Stock Proposal, the Epitope Board rescinded its acquisition of A&W and withdrew the Targeted Stock Proposal in light of events surrounding a Hepatitis A outbreak allegedly associated with strawberries shipped by A&W prior to its acquisition by Epitope. The potential liabilities arising out of the outbreak convinced the Epitope Board that a targeted stock structure presented too great a risk that liabilities of one business unit could affect the other. In addition, the rescission and events related to the

         Hepatitis A outbreak increased pressure on Epitope's available capital and decreased the funds available for Agritope's operations. The Epitope Board also believed that in light of uncertainties surrounding the outbreak and subsequent rescission of the purchase of A&W, raising the funds necessary to fund the operations of both Epitope and Agritope on terms acceptable to Epitope was unlikely. The Epitope Board ultimately concluded that, in light of the different risks, operating environments, stages of development and respective financing requirements of the medical products and agricultural biotechnology businesses and the current need to raise substantial capital for Agritope, a complete separation of the two businesses was in the best interests of Epitope and its shareholders.

         The primary purpose of the Distribution is to allow Agritope to raise immediately needed working capital through the sale of its own equity securities. See "Private Placement." Agritope's history of operating losses is expected to continue, giving rise to a need for additional capital that cannot be satisfied in Epitope's current corporate structure. The Private Placement can only be accomplished if Agritope becomes an independent public company. The Epitope Board considered certain disadvantages of a spin-off as compared to a targeted stock structure such as a loss of efficiencies gained by sharing a common administrative framework and management team and a loss of synergies in the two companies' research and development programs but determined that such disadvantages were outweighed by the risks that the liability of one business would affect the value of the other.


         The Distribution will separate the businesses of Epitope and Agritope, each having its own distinct operating, financial, and investment characteristics, so that each company can adopt strategies and pursue objectives more appropriate to its specific business than is possible with Agritope operating as a wholly owned subsidiary of Epitope. The Epitope Board believes that the Distribution will better enable management of each company to concentrate attention and financial resources on research and development and management of growth in each of its respective core businesses, without regard to the corporate objectives, policies, challenges and investment criteria of the other. The Distribution is also intended to afford Agritope increased flexibility to make acquisitions and enter into strategic partnering transactions, by issuing its own equity securities. Finally, as a separate company, Agritope will be able to develop incentive-based compensation programs that are keyed directly to its earnings and performance, enhancing Agritope's ability to attract, motivate and retain key employees.

         The Epitope Board has also been concerned that the investment community has historically focused principally on the products and business of Epitope and has not given sufficient recognition to the value of Agritope's business. Agritope's status as a separate public company after the Distribution will allow investors to better evaluate the performance and investment characteristics and the future prospects of its business. There can be no assurance that the combined market values of Epitope Stock and Agritope Stock held by a shareholder after the Distribution Date will equal or exceed the market value of the existing Epitope Stock held by the shareholder prior to the Distribution Date. See "Risk Factors--No Assurance as to Market Performance of Agritope Stock."

MANNER OF EFFECTING THE DISTRIBUTION


         The general terms and conditions relating to the Distribution are set forth in a Separation Agreement between Agritope and Epitope dated --------------, 1997. See "Relationship Between Agritope and Epitope After the Distribution--Separation Agreement."


         Holders of Epitope Stock on the Record Date will not be required to pay cash or other consideration for the Agritope Stock received in the Distribution or to surrender or exchange certificates representing shares of Epitope Stock in order to receive Agritope Stock in the Distribution.

         Under the Separation Agreement, on or before the Distribution Date, Epitope will deliver to the Distribution Agent a certificate or certificates representing all of the then outstanding shares of Agritope Stock held by Epitope. Epitope will then instruct the Distribution Agent to distribute to each holder of record of Epitope Stock on the Record Date a certificate or certificates representing one share of Agritope Stock for every ------ shares of Epitope Stock outstanding. Any shares not distributed, on account of the arrangements made for paying cash in lieu of fractional shares as described below, will be returned to Agritope for cancellation. A total of approximately ---- shares of Agritope Stock will be issued in the Distribution.

         Fractional shares of Agritope Stock will not be issued in the Distribution. If the aggregate number of shares due an Epitope shareholder of record includes a fraction of a share, Epitope will pay the cash value of the fractional share to the holder, based on the trading price of Agritope Stock as of the close of trading on the Distribution Date. Shareholders who own their stock in "street name" through a broker or other nominee listed as the holder of record will have their fractional shares handled according to the practices of the broker or nominee, which may result in those shareholders receiving a price for their fractional share interests that is higher or lower than the price paid by Agritope to shareholders of record.

         Certificates representing shares of Agritope Stock will be mailed by the Distribution Agent commencing on the first day following the Distribution Date. The distributed shares of Agritope Stock will be fully paid and nonassessable and will not be entitled to preemptive rights. Initially, the preferred stock purchase rights associated with each share of Agritope Common will be represented by the certificate for such share of Agritope Common.
See "Description of Agritope Capital Stock--Shareholder Rights Plan."


TRADING OF AGRITOPE STOCK

         After the Distribution, Epitope and Agritope will operate as independent public companies. Immediately after the Distribution and the consummation of the Private Placement, Agritope expects to have approximately ------ holders of record of Agritope Stock and ------ shares of Agritope Stock outstanding, based on the number of holders of record of outstanding Epitope Stock and the distribution ratio and the number of investors and amount of shares involved in the Private Placement. The actual number of shares of Agritope Stock to be distributed will be determined as of the Record Date.


         Agritope has applied to include Agritope Stock for quotation on The Nasdaq SmallCap Market under the symbol "AGTO." There can be no assurance, however, that Agritope will meet the requirements for continued inclusion on The Nasdaq SmallCap Market, or that an active trading market for shares of Agritope Stock will develop after the Distribution.


         A "when-issued" market in Agritope Stock is expected to develop on or after the Record Date. Prices at which Agritope Stock may trade prior to the Distribution on a "when-issued" basis or after the Distribution cannot be predicted. The prices at which trading in Agritope Stock occurs may be subject to significant fluctuations, particularly in the period immediately preceding and immediately after the Distribution and until an orderly trading market develops, if at all. See "Risk Factors--No Assurance as to Market Performance of Agritope Stock."


         The transfer agent and registrar for the Agritope Stock will be ChaseMellon Shareholder Services, L.L.C.

         Shares of Agritope Stock distributed to Epitope shareholders in the Distribution will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of Agritope under the Securities Act. Persons who may be deemed to be affiliates of Agritope after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, Agritope, and may include certain officers and directors of Agritope as well as principal shareholders of Agritope, if any. Persons who are affiliates of Agritope will be permitted to sell their shares of Agritope Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act. Agritope believes that persons who may be deemed to be affiliates of Agritope after the Distribution will initially beneficially own in the aggregate ---- percent of the outstanding shares of Agritope Stock.


         In general, under Rule 144, any affiliate of Agritope or any person owning unregistered Agritope Stock (Agritope Stock held by any such affiliate or person referred to as "Restricted Securities") who has beneficially owned Restricted Securities for at least one year (including the holding period of any prior owner who is not an affiliate of Agritope) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Agritope Stock (approximately ----- shares immediately after the Distribution and Private Placement), or (ii) the average weekly trading volume of Agritope Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about Agritope.

         The shares of Agritope Stock being sold in the Private Placement have not been registered under the Securities Act. Pursuant to Regulation S of the Securities Act, shares of Agritope Stock purchased in the Private Placement may not be sold in the U.S. without registration under the Securities Act until 40 days following the closing of the Private Placement. Sale of a significant number of shares by these holders could adversely affect the market price of Agritope Stock. See "Shares Eligible for Future Sale."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Epitope has received an opinion from Miller, Nash, Wiener, Hager & Carlsen LLP ("Miller Nash") that (i) the Distribution will be treated as a tax-free transaction to Epitope shareholders qualifying under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the following discussion concerning the material tax consequences of the transaction, insofar as it relates to statements of tax law or conclusions thereunder, is correct and complete in all material respects. The opinion of Miller Nash received by Epitope represents only the best judgment of Miller Nash, and is not binding on the Internal Revenue Service (the "IRS"). There can be no guarantee that the IRS will agree with the opinion or that upon challenge by the IRS, a court will not reach a conclusion contrary to the opinion. Epitope has not requested, and does not anticipate requesting, a ruling from the IRS with respect to the federal income tax consequences of the Distribution. Under the provisions of a revenue procedure issued by the IRS in 1996, the IRS has announced that it will not issue advance private letter rulings for any spin-off transaction if there have been negotiations related to the sale of stock of the distributed corporation. Accordingly, due to the Private Placement, the IRS would not issue a ruling with respect to the Distribution. The IRS's refusal to issue rulings with respect to certain spin-off transactions does not mean that the Distribution does not qualify as a tax-free transaction. However, because no ruling will be received, there can be no assurance that the Distribution will qualify as a tax-free transaction.

Consequences of Qualification as a Tax-Free Distribution. The discussion set forth below may not be applicable to certain Epitope shareholders who, among other limitations, received their shares of Epitope Stock as compensation, who are not citizens or residents of the U.S. or who are otherwise subject to special treatment under the Code. Subject to such special circumstances that may apply to certain Epitope shareholders, in the opinion of Miller Nash, the Distribution will have the following federal income tax consequences:

         (1) An Epitope shareholder will not recognize any income, gain or loss upon the receipt of Agritope Stock which is received by the shareholder as a result of the Distribution, although income and gain or loss will be recognized in connection with any cash received in lieu of fractional shares, as described below.

         (2) An Epitope shareholder's tax basis in the Epitope Stock with respect to which Agritope Stock is received will be apportioned between the shareholder's Epitope shares and the shares of Agritope Stock received by the shareholder (including any fractional shares of Agritope Stock deemed received) in proportion to the relative aggregate fair market values of Epitope Stock and Agritope Stock on the Distribution Date.

         (3) An Epitope shareholder's holding period for Agritope Stock received in the Distribution will include the period during which the shareholder held the Epitope Stock with respect to which the Agritope Stock is distributed, provided such Epitope shareholder held the Epitope Stock as a capital asset at the time of the Distribution.

         (4) An Epitope shareholder who receives cash in lieu of a fractional share of Agritope Stock in the Distribution will be treated as if the fractional share of Agritope Stock had been received by the shareholder as part of the Distribution and then sold by the shareholder for cash. Accordingly, the shareholder will recognize gain or loss equal to the difference between the cash so received and the amount of tax basis allocable (as described above) to the fractional share of Agritope Stock. The gain or loss will be capital gain or loss if the fractional share of Agritope Stock would have been held by the shareholder as a capital asset.

         (5) Agritope will not recognize any income, gain or loss as a result of the Distribution.

         Miller Nash has not expressed any opinion concerning the tax consequences to Epitope of the Distribution. Depending on the number of shares of Agritope Stock issued in the Private Placement (see "Private Placement"), the Distribution might result in recognition of taxable gain by Epitope. Epitope believes that its tax basis in Agritope is greater than the fair market value of Agritope. Thus, while the Distribution might be deemed to be a taxable transaction for Epitope, Epitope believes it is more likely than not that the Distribution will result in the realization of a loss rather than the recognition of any taxable gain. Epitope will not be allowed to recognize for income tax purposes any taxable loss realized as a result of the Distribution. If any taxable gain is recognized, Epitope believes that it has sufficient net operating loss carry forwards to offset any such gain for regular tax purposes. However, if any gain is recognized, Epitope would incur an immaterial amount of Alternative Minimum Tax.


         Current U.S. Treasury regulations require that each Epitope shareholder who receives shares of Agritope Stock pursuant to the Distribution attach a statement to the shareholder's federal income tax return for the taxable year in which the Distribution occurs, providing certain information with respect to the applicability of Section 355 of the Code to the Distribution. In a Tax Allocation Agreement between the parties (discussed below), Epitope has represented that it will provide to each Epitope shareholder of record as of the Record Date information necessary to comply with this requirement.

Consequences of Failure to Qualify as a Tax-Free Distribution. If the Distribution ultimately were determined not to qualify as a tax-free transaction to Epitope shareholders pursuant to Section 355 of the Code, the following federal income tax consequences would result:


         (1) Each Epitope shareholder would be considered to have received a distribution in an amount equal to the fair market value, when distributed, of the shares of Agritope Stock received by the shareholder plus the amount of any cash received in lieu of fractional shares of Agritope Stock. Such a distribution would be taxed as a dividend to the shareholder to the extent of the shareholder's share of (i) Epitope's current earnings and profits for federal income tax purposes for the fiscal year ending September 30, 1998 (which current earnings and profits, if any, will be increased by any gain recognized by Epitope as a result of the Distribution (which would equal the excess, if any, of the fair market value of Agritope over Epitope's tax basis in Agritope)) or (ii) Epitope's accumulated earnings and profits through September 30, 1998 (including any gain recognized as a result of the Distribution). To the extent that the aggregate fair market value of the shares of Agritope Stock distributed exceeds Epitope's earnings and profits, the excess would be treated first as a non-taxable reduction in the tax basis of a shareholder's Epitope Stock to the extent of the tax basis, and thereafter as short-term or long-term capital gain, provided the Epitope Stock is held by the shareholder as a capital asset. Under Epitope's best current estimates, Epitope will not have sufficient earnings and profits by September 30, 1998, to treat any part of the Distribution as a dividend. This estimate is, however, subject to change as current assumptions may change and future events could materially impact Epitope's earnings and profits.


         (2) An Epitope shareholder's tax basis in the shares of Agritope Stock received in the Distribution would equal the fair market value of the Agritope Stock on the Distribution Date, and the shareholder's holding period for the shares of Agritope Stock would begin the day after that date. An Epitope shareholder's tax basis in the Epitope Stock would not be affected by the Distribution, unless, as described above, the amount of the Distribution exceeded the current and accumulated earnings and profits of Epitope attributable to the shareholder and was treated as a non-taxable reduction in tax basis. Upon a subsequent sale of the shares of Agritope Stock, a shareholder would recognize gain or loss measured by the difference between the amount realized on the sale and the shareholder's tax basis in the shares of Agritope Stock sold.

         (3) In general, any amount received by a corporate shareholder that is taxable as a dividend would be eligible for a 70 percent dividends-received deduction. However, the 70 percent dividends-received deduction would not be available with respect to stock unless, among other requirements, certain holding period requirements were satisfied. In this regard, under Section 246(c) of the Code, the length of time that a taxpayer is deemed to have held stock is reduced for periods during which the taxpayer's risk of loss with respect to such stock is diminished by reason of the existence of certain options to sell, contracts to sell or other similar arrangements.

         In addition, under Section 1059 of the Code, a corporate shareholder whose holding period, as determined using rules similar to those contained in
Section 246(c) of the Code, is two years or less (as of the Distribution announcement date) would be required to reduce the tax basis of such Epitope Stock (but not below zero) by that portion of any "extraordinary dividend," as defined in the Code, that is not taxed because of the dividends-received deduction. If the portion exceeded the corporate shareholder's tax basis for its Epitope Stock, any such excess would be treated as gain on the subsequent sale or disposition of the stock for the taxable year in which the extraordinary dividend is received.

         The summary of federal income tax consequences set forth above is for general information only and may not be applicable to shareholders who received their shares of Epitope Stock through the exercise of an option or otherwise as compensation, who are not citizens or residents of the U.S. or who are otherwise subject to special treatment under the Code. All shareholders should consult their own tax advisors as to the particular tax consequences of the Distribution to them, including the applicability and effect of state, local and foreign tax laws.


                                PRIVATE PLACEMENT

         Immediately following the Distribution, Agritope will sell approximately 1,343,000 shares of Agritope Stock at a price of $7 per share, for an aggregate price of $9.4 million in the Private Placement. Subscribers in the Private Placement have entered stock purchase agreements and have deposited the purchase price of the shares in an escrow account, pending completion of the Distribution and closing of the Private Placement. Immediately following the Distribution, the funds held in escrow will be released to Agritope and shares of Agritope Stock will be issued to investors in the Private Placement. Shares sold in the Private Placement will not be registered under the Securities Act in reliance upon the exemption from registration provided by Regulation S. Subscribers in the Private Placement will own approximately 27 percent of the Agritope Stock outstanding following the Distribution and the Private Placement.

         The Distribution was contingent upon, among other things, Agritope receiving binding commitments for such financing. The Epitope Board believes that this funding is sufficient to support the operations of Agritope as a separate business for a period of not less than two years. There can be no assurance that the determination of Agritope's anticipated cash requirements will prove to be accurate. See "Risk Factors--Need for Additional Funds."


        RELATIONSHIP BETWEEN AGRITOPE AND EPITOPE AFTER THE DISTRIBUTION

         For purposes of setting forth the conditions to and procedures for the Distribution, governing the ongoing relationship between Epitope and Agritope after the Distribution and providing for a more orderly transition of Agritope to operation as an independent public company, Epitope and Agritope have entered into or will enter into various agreements. The agreements summarized in this section are included as exhibits to the Registration Statement of which this Information Statement/Prospectus forms a part. The following summary is qualified in its entirety by reference to the agreements as filed.

          Management believes that the administrative costs for Agritope as a stand-alone company will not be materially different from the administrative incurred and the shared services costs allocated in the historical financial statements. Additionally, the amounts to be charged to Agritope under the Transition Services Agreement described below are not expected to differ materially from what Agritope would incur on a stand-alone basis.

SEPARATION AGREEMENT


         Epitope and Agritope have entered into a Separation Agreement, which provides for, among other things, certain pre-Distribution actions of the parties, the manner of effecting the Distribution, indemnification rights and procedures, insurance matters, access to books and records, and confidentiality. The Separation Agreement also provides for the cancellation of approximately $43.5 million of Agritope's intercompany balances due to Epitope, which has been treated as a capital contribution in the consolidated financial statements included herein. Because Epitope and Agritope have separately conducted their respective businesses, the Separation Agreement does not otherwise contemplate either entity transferring any significant assets or property to the other.


         The Separation Agreement sets forth all of the material conditions precedent to the Distribution, which are: (i) receipt by Agritope of binding commitments for financing in an amount the Epitope Board deems sufficient to support Agritope's operation as an independent public company for a period of not less than two years; (ii) receipt by Epitope of an opinion of its tax advisors as to certain tax considerations in connection with the Distribution;
(iii) receipt of all material approvals and consents necessary to consummate the Distribution and absence of any pending or threatened action with respect to the Distribution; (iv) effectiveness of the Registration Statement; and (v) occurrence of no other event or development that, in the judgment of the Epitope Board, would have a material adverse effect on Epitope or its shareholders. The Distribution is subject to satisfaction or waiver of each of these material conditions and certain other conditions set forth in the Separation Agreement. The Separation Agreement may be terminated, and the Distribution abandoned, at any time prior to the Distribution Date by, and in the sole discretion of, the Epitope Board.

         In addition, the Separation Agreement provides for the allocation of benefits under existing insurance policies between Epitope and Agritope, grants each of Epitope and Agritope access to certain records and information in the possession of the other, imposes certain confidentiality obligations on each, and provides that, except as otherwise set forth therein or in any related agreement, Epitope and Agritope will each pay its own costs and expenses in connection with the Distribution.


         Pursuant to the Separation Agreement, Agritope has adopted Articles increasing its authorized capital stock to 40 million shares of Agritope Common and 10 million shares of Agritope Preferred, and taken other corporate actions in anticipation of its transition to an independent public company.


         Each of the parties has agreed to indemnify the other against claims relating to or arising out of their respective businesses prior to the Distribution and arising out of the Distribution.

EMPLOYEE BENEFITS AGREEMENT

         It is anticipated that each person who is an Epitope employee or an Agritope employee immediately prior to the Distribution Date will continue to be such immediately after the Distribution Date. To address certain employee and employee benefits matters in connection with the Distribution, Epitope and Agritope have entered into an Employee Benefits Agreement. Pursuant to the Employee Benefits Agreement, Agritope will retain or assume, as the case may be, sole responsibility as employer for all employees of Agritope as of the Distribution Date, and will cause any Agritope employee who is then a party to any employment-related agreement with Epitope to terminate such agreement effective as of the Distribution Date, except as described below.


         Epitope currently provides benefits to its employees and employees of Agritope under the Epitope, Inc. 401-K Profit Sharing Plan (the "Epitope 401(k) Plan"), the Incentive Stock Option Plan (the "Incentive Plan"), the

1991 Stock Award Plan (the "1991 Epitope Award Plan"), and the 1993 Employee Stock Purchase Plan (the "Purchase Plan"). Pursuant to the Employee Benefits Agreement, Agritope has agreed to amend the Agritope, Inc. 1992 Stock Award Plan (the "1992 Agritope Award Plan") or options outstanding thereunder and adopt other benefit plans to replace the employee benefits provided by Epitope. Agritope employees will be eligible for the new

Agritope plans following the Distribution. To facilitate the transition, Epitope and Agritope have agreed to adjust each existing Epitope employee benefit or award in the following manner:

         401(k) Plan. The Employee Benefits Agreement provides that Agritope will establish and administer a new plan named the Agritope 401(k) Retirement Plan and Trust (the "Agritope 401(k) Plan"), under which benefits will be provided to all Agritope employees including those who were eligible for the Epitope 401(k) Plan immediately prior to the Distribution Date. All Agritope employees who wish to participate in the Agritope 401(k) Plan will be required to enroll in the Agritope 401(k) Plan in accordance with its terms. As soon as practicable after the Distribution Date, the Employee Benefits Agreement requires Epitope to cause the trustees of the Epitope 401(k) Plan to transfer to the trustee of the Agritope 401(k) Plan the amounts in cash, securities, other property, plan loans, or a combination thereof acceptable to the trustee of the Agritope 401(k) Plan representing the account balances of all Agritope employees, former employees or their beneficiaries.

         Existing Epitope Options. Pursuant to the Employee Benefits Agreement, Epitope and Agritope have agreed that each unexercised option to purchase Epitope Stock outstanding as of the Distribution Date ("Existing Epitope Options") will be adjusted as follows as of the Distribution Date.

         The exercise price of Existing Epitope Options will be adjusted to reflect the relative value of Epitope Stock and Agritope Stock. The exercise price will be determined according to a formula provided in the Employee Benefits Agreement that subtracts the value of Agritope Stock from the exercise price. The value of Agritope Stock will be based on the average of the reported closing prices of Agritope Stock on The Nasdaq SmallCap Market during the five consecutive trading days beginning on the Distribution Date. Epitope and Agritope believe that the exercise price adjustments to Existing Epitope Options should not result in the recognition of taxable income by Epitope or Agritope or their respective optionees. However, there can be no assurance that such recognition will not occur. Each holder of an outstanding Existing Epitope Option is urged to consult with his or her own tax advisor.

         Also, for purposes of determining the period that vested Existing Epitope Options remain exercisable, employment by Agritope shall be deemed employment by Epitope. Employment by Agritope or any of its majority owned subsidiaries after the Distribution, will not be deemed employment by Epitope for vesting and all other purposes relating to Existing Epitope Options.

         Certain Existing Epitope Options are currently intended to qualify as "incentive stock options" ("ISOs") under the Code. However, continued ISO status requires that the optionee be employed by the grantor (or a parent or subsidiary of the grantor) and that the option generally be exercised within three months after an optionee's termination. Because the Distribution will terminate the affiliation between Epitope and Agritope, employees of Agritope holding Existing Epitope Options will lose any claim to ISO status for such options three months after the Distribution Date. Such options will thereafter be treated as nonqualified options.

         Agritope has adopted the Agritope, Inc. 1997 Stock Award Plan (the "Agritope 1997 Award Plan") pursuant to which future awards will be made to Agritope employees as of and following the Distribution. See "1997 Stock Award Plan."

         Agritope Options Held by Epitope Employees. Agritope has granted options to certain employees of Epitope and Agritope under the Agritope 1992 Agritope Award Plan. The options are denominated in shares of Agritope Stock, but require conversion of any Agritope Stock purchased upon exercise into Epitope Stock so long as Agritope is a wholly owned subsidiary of Epitope. Agritope will amend the 1992 Agritope Award Plan or options outstanding thereunder prior to the Distribution to provide that outstanding options be treated as options to purchase Epitope Stock, and that such options be subject to substantially the restrictions and adjustments provided above for Existing Epitope Options. No further options will be granted under the plan.

         Purchase Plan. The Purchase Plan enables participating Epitope employees to purchase, on the last day of each Offering Period (as defined in the Purchase Plan), Epitope Stock at the lesser of (i) 85 percent of the fair market value of Epitope Stock on the last trading day prior to the related Offering Date (as defined in the Purchase
         Plan) or (ii) 100 percent of the fair market value of Epitope Stock on the last day of such Purchase Period or on any earlier date of purchase provided for in the Purchase Plan. The purchase price is collected by means of payroll deductions. An employee whose employment is terminated for any reason other than retirement, disability, or death may, at his or her election, (i) be refunded the full amount withheld to date, plus interest at the rate of 6 percent per year, or (ii) receive the whole number of shares that could be purchased at the purchase price with that amount together with a cash refund of any balance.

         Pursuant to the Employee Benefits Agreement, the Purchase Plan will continue in full force and effect in accordance with its terms. The
         Employee Benefits Agreement provides that participants under the Purchase Plan will be eligible to participate in the Distribution and receive shares of Agritope Stock only to the extent that, by operation of the Purchase Plan or otherwise, they are shareholders of record on the Record Date; provided, however, that participants who are entitled to receive shares of Epitope Stock under the Purchase Plan as of the Record Date but who have not yet been mechanically recorded as shareholders of record as of the Record Date will be treated as shareholders of record for purposes of the Distribution. The Employee Benefits Agreement also provides for certain adjustments to the Maximum Purchase Price (as defined in the Purchase Plan) during the Purchase Period in which the Distribution occurs in order to reflect the effect of the Distribution. Agritope has established an Employee Stock Purchase Plan for Agritope employees. See "1997 Employee Stock Purchase Plan."


         The Employee Benefits Agreement also provides for the continuation of medical, dental and other welfare plans by Epitope and Agritope for the benefit of their respective employees following the Distribution, and for the allocation of liability for, and indemnity obligations related to, any employment-related claims brought against Epitope or Agritope, or both companies jointly.

TAX ALLOCATION AGREEMENT

         Epitope and Agritope have entered into a Tax Allocation Agreement providing for their respective obligations concerning various tax liabilities and related matters. The Tax Allocation Agreement provides that Epitope will pay, and will indemnify Agritope with respect to, all federal, state, local and foreign income, franchise and similar taxes relating to Epitope for all taxable periods. Epitope has also generally agreed to pay all other taxes (other than those which are imposed solely on Agritope) that are payable in connection with the Distribution and transactions related to the Distribution, the liability for which arises on or before the Distribution Date. The Tax Allocation Agreement provides that Agritope will pay, and will indemnify Epitope with respect to, all federal, state, local and foreign income, franchise and similar taxes relating to Agritope for all taxable periods. Further, the Separation Agreement provides for cooperation with respect to certain tax matters, including the preparation of income tax returns, the exchange of information, the handling of tax controversies, and the retention of records which may affect the income tax liability of either party.

TRANSITION SERVICES AGREEMENT

         Epitope and Agritope have entered into a Transition Services Agreement pursuant to which Epitope has agreed to provide office and laboratory facilities and accounting and human resources services to Agritope for a 3-to-6 month period following the Distribution.

                             SELECTED FINANCIAL DATA
                      (In thousands, except per share data)

         The following table sets forth selected historical consolidated income and balance sheet data of Agritope and its subsidiaries. The balance sheet data at September 30, 1996 and 1995 and the operating results data for the years ended September 30, 1996, 1995, and 1994 have been derived from audited consolidated financial statements and notes thereto included in this Information Statement/Prospectus. Balance sheet data at June 30, 1997 and operating results data for the nine months ended June 30, 1997 and 1996 have been derived from unaudited interim condensed consolidated financial statements and notes thereto included in this Information Statement/Prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the interim periods. Results for the nine months ended June 30, 1997, may not be indicative of full-year results. The balance sheet data at September 30, 1994, 1993 and 1992 and operating results data for the years ended September 30, 1993 and 1992 are derived from unaudited consolidated financial statements and notes thereto not included in this Information Statement/Prospectus and, in the opinion of management, include all adjustments necessary for fair presentation. This information should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                     NINE MONTHS ENDED
                                                          JUNE 30                        YEAR ENDED SEPTEMBER 30
                                                        1997      1996      1996  1995(1)  1994(1)    1993        1992
                                                         (UNAUDITED)
CONSOLIDATED OPERATING RESULTS
Revenues..........................................     $  668    $  514   $  585 $ 2,110  $ 2,213    $  524      $   58
Operating costs and expenses......................      4,063     2,055    2,821   9,920   11,703     7,331       2,790
Other income (expense), net ......................  (3,060)(2)     (192)    (265)   (235)    (314)     (151)        (21)
Net loss..........................................     (6,455)   (1,733)  (2,501) (8,045)  (9,804)   (6,958)     (2,753)
Pro forma net loss per share (3)..................      (3.22)     (.86)   (1.25)  (4.02)   (4.90)    (3.48)      (1.38)
Pro forma shares used in per
  share calculations (3)..........................      2,000     2,000    2,000   2,000    2,000     2,000       2,000


CONSOLIDATED BALANCE SHEET DATA                          JUNE 30, 1997                        SEPTEMBER 30
                                                    AS ADJUSTED(4)  ACTUAL   1996      1995    1994       1993      1992
                                                          (UNAUDITED)

Working capital (deficiency).................           $ 10,565   $1,815  $(3,163)  $  846   $  418       $  0   $ 4,113
Total assets.................................             15,880    7,130    5,670    4,067    4,081      2,091     5,922
Long-term debt...............................                 16       16        -       22       38         57         -
Convertible notes, due 1997..................                  -        -    3,620    3,620    4,070      4,630     5,495
Accumulated deficit..........................            (38,933) (38,933) (32,478) (29,976) (21,931)   (12,127)   (5,169)
Shareholder's equity (deficit) ..............             13,865    5,115    1,008       75     (482)    (2,983)      227

(1) Data for 1995 and 1994 include revenues of $2.0 million and $2.2 million, and operating losses of $3.8 million and $6.4 million, respectively, attributable to business units which were divested. See
         Note 3 to 1996 consolidated financial statements.

(2) Includes non-cash charges of $1.9 million, reflecting the permanent impairment in the value of Agritope's investment in affiliated companies, and $1.2 million for the conversion of Agritope convertible notes into Epitope Stock at a reduced price. See Note 11 to 1996 consolidated financial statements.

(3) Net income (loss) per share is presented on a pro forma basis assuming that the Distribution of Agritope Stock pursuant to the Agritope spin-off had occurred on October 1, 1991.

(4) The capitalization of Agritope as adjusted reflects the effects of the Private Placement of approximately 1,343,000 shares of Agritope stock for aggregate proceeds of $9.4 million, less issuance costs of $650,000.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of operations and financial condition should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Information Statement/Prospectus. Special Note:
Certain statements set forth below constitute "forward-looking statements." See "Note Regarding Forward-Looking Statements."

OVERVIEW

         Agritope,  Inc. (the "Company" or  "Agritope"),  consists of two units:
Agritope Research and Development and Vinifera, Inc. ("Vinifera"). Agritope Research and Development uses biotechnology in the development of new fruit and vegetable plant varieties for sale to the fresh produce industry. To date, Agritope has not completed commercialization of its technology. A portion of the research and development efforts conducted by Agritope has been performed under various research grants and contracts. Vinifera is engaged in the grapevine propagation and distribution business.


         The results of operations for the year ended September 30, 1994 and the first three quarters of 1995 include the activity of Vinifera, then a wholly owned subsidiary of Agritope. Vinifera was sold in the third quarter of 1995, and a majority interest was reacquired in the fourth quarter of 1996 after the purchaser failed to make certain required payments. No gain was recognized upon the sale of Vinifera in 1995. The 1996 purchase price of $916,000 was allocated to tangible net assets. As a result of subsequent equity sales to private investors, Agritope now holds a 61 percent equity interest in Vinifera. Vinifera's operations are included in results of operations for the fourth quarter of 1996, and for all of 1997. During 1994 and 1995, Vinifera was in the development stage and generated minimal product sales. Vinifera commenced commercial stage operations in 1996.

         Agritope's results of operations for 1994 and the first three quarters of 1995 also include the activity of Agrimax Floral Products, Inc. ("Agrimax"), then a wholly owned subsidiary, which was engaged in the fresh flower packaging and distribution business. Agrimax's business was discontinued in 1995. In 1995, a portion of the operating assets of Agrimax were contributed to UAF Limited Partnership ("UAF"), an unrelated company, in exchange for a minority equity interest in UAF. A loss of $500,000 was recognized in 1995 on the discontinuance of operations at Agrimax and the transaction with UAF. In 1996, the remainder of the operating assets of Agrimax were contributed to Petals USA, Inc. ("Petals"), an unrelated company, in exchange for a minority equity interest in Petals. No gain or loss was recognized on the transaction with Petals and the investment in Petals was recorded at the net book value of the contributed assets. There are no operations of Agrimax included in 1996 or 1997 operating results.


         In July 1997, Epitope's board of directors approved a management proposal to spin off Agritope, subject to obtaining financing for Agritope and the satisfaction of certain other conditions.


         The accompanying consolidated financial statements have been prepared to reflect the operating results and financial condition of Agritope and its subsidiaries. The operating statements include the cost of certain corporate overhead services which are provided on a centralized basis for the benefit of the medical products business conducted by Epitope and the agricultural biotechnology business conducted by Agritope and its subsidiaries ("Shared Services"). Such expenses have historically been allocated using activity indicators which, in the opinion of management, represent a reasonable measure of the respective business' utilization of or benefit from such Shared Services.

         The accompanying consolidated financial statements do not include the operations of Andrew and Williamson Sales, Co. ("A&W"). A&W, a producer and distributor of fruits and vegetables, was acquired by, and became a direct wholly owned subsidiary of, Epitope in December 1996. Agritope and A&W thereby became sister companies, each a wholly owned subsidiary of Epitope. Agritope had no relationship with A&W other than as a sister corporation. Epitope rescinded the acquisition of A&W in May 1997. The effects of Epitope's ownership of A&W are reflected solely in Epitope's financial statements and have no impact on Agritope's financial statements.

RESULTS OF OPERATIONS

Nine months ended June 30, 1997 and 1996

Revenues. Total revenues increased by $154,000 or 30 percent in the nine months ended June 30, 1997, as compared to the nine months ended June 30, 1996. In 1997, Vinifera accounted for product sales of $566,000. Such sales are highly seasonal and generally occur in the spring and summer planting seasons. Vinifera commenced commercial stage operations in 1996 and continued its marketing efforts and expansion of its customer base during 1997. Vinifera was re-acquired by Agritope in August 1996 and therefore its results are not included in the comparable period of 1996. As of June 30, 1997, Vinifera had firm orders totaling $820,000 for delivery in the fourth quarter of 1997.

         Grant and contract revenues decreased by $413,000 or 80 percent in the nine months ended June 30, 1997, as compared to the nine months ended June 30, 1996. Grant and contract revenues in 1996 included $408,000 received from three strategic partners for research projects. These research projects are directed at developing superior new plants through genetic engineering. Revenue from such projects can vary significantly from quarter to quarter and from year to year as new projects are started while other projects may be extended, completed, or terminated. In addition, not all research projects conducted by Agritope receive grant or contract funding. As of June 30, 1997, Agritope was in the final stages of concluding work under a $99,000 research grant and had just commenced work under another research grant expected to total $55,000 over six months. In October 1997, the Company was awarded a three-year grant totaling $1.0 million from the U.S. Department of Commerce.


Gross margin. Gross margin on product sales was 3 percent of sales for the first nine months of 1997. There were no comparable product sales for the prior year period. Gross margin in 1997 was adversely affected by production start-up costs incurred during the expansion of production capacity at Vinifera.

Research and development expenses. Research and development expenses increased by $260,000 or 26 percent in the nine months ended June 30, 1997, as compared to the nine months ended June 30, 1996. The higher research and development costs in 1997 reflect increased efforts to develop and propagate crops containing Agritope's patented ethylene control technology as well as research and development efforts to improve grape plant propagation conducted by Vinifera.


Selling, general and administrative expenses. Selling, general and administrative expenses increased by $1.2 million or 113 percent in the nine months ended June 30, 1997, as compared to the nine months ended June 30, 1996. The increase is primarily attributable to $691,000 of expenses incurred by Vinifera, which was not part of Agritope in the comparable period of 1996, and to expenses of $424,000 related to the withdrawn proposal to create two classes of common stock of Epitope. During 1996, Vinifera expanded greenhouse capacity and continued to establish marketing and administrative functions at its new headquarters location in Petaluma, California. Such activities contributed to relatively high selling, general and administrative expenses in comparison to product sales levels. These expenses also include allocation of Shared Services of $953,000 and $778,000 for the 1997 and 1996 nine-month periods, respectively. Shared Services in 1997 include an allocation to Vinifera, which was not part of Agritope in the comparable period of 1996. Shared Services costs also increased in 1997 as a result of added administrative personnel.

Other income (expense), net. Other income (expense), net was affected by two significant non-recurring charges totaling $3.1 million in the first quarter of 1997. Agritope recorded a non-cash charge to results of operations of $1.9 million, reflecting the permanent impairment in the value of its investment in affiliated companies (UAF and Petals). Additionally, conversion of $3.4 million principal amount of Agritope convertible notes into Epitope common stock at a reduced price resulted in a non-cash charge to results of operations of $1.2 million.

         Interest expense decreased by $167,000 or 87 percent in the nine months ended June 30, 1997, as compared to the nine months ended June 30, 1996, due to the conversion of $3.4 million principal amount of Agritope notes into Epitope common stock in the first quarter of 1997.


Years Ended September 30, 1996, 1995, and 1994

Revenues. Total revenues declined to $585,000 in 1996 from $2.1 million in 1995 and $2.2 million in 1994. Product sales of $2.0 million in 1995 and $2.2 million in 1994 consisted primarily of sales in Agrimax's unprofitable wholesale fresh flower packaging and distribution operations, which was discontinued in the third quarter of 1995.

         A grant from the U.S. Department of Agriculture and grants from strategic partners accounted for the increase in grant and contract revenues to $585,000 in 1996 from $94,000 in 1995. These research projects were directed at developing superior new plants through genetic engineering. Revenues from such projects can vary significantly from year to year as new projects are started while other projects may be extended, completed, or terminated. In addition, not all research projects conducted by Agritope receive grant or contract funding.

Research and development expenses. Research and development expenses in 1996, 1995 and 1994 totaled $1.3 million, $2.2 million and $2.4 million, respectively. The decrease of $866,000 or 39 percent from 1995 to 1996 resulted from the divestitures of the Agrimax and Vinifera businesses in the third quarter of 1995.

Selling, general and administrative expenses. Selling, general and administrative expenses in 1996, 1995, and 1994 were $1.5 million, $4.5 million and $4.8 million, respectively. Costs in 1995 and 1994 included $2.8 million and $4.1 million, respectively, of costs incurred in Agrimax and Vinifera. Selling, general and administrative expenses include $1.1 million, $1.9 million and $1.7 million for the allocation of Shared Services in 1996, 1995 and 1994, respectively. The amount of allocated Shared Services decreased in 1996 as a result of the dispositions of the Agrimax and Vinifera businesses.


LIQUIDITY AND CAPITAL RESOURCES

                                                 JUNE 30,         SEPTEMBER 30,
                                                     1997                  1996

Cash and cash equivalents.....................$   848,000           $   477,000
Working capital (deficiency)..................  1,815,000            (3,163,000)

         At June 30, 1997, Agritope had working capital of $1.8 million, as compared to a working capital deficiency of $3.2 million at September 30, 1996. The increase in working capital was principally attributable to the conversion of $3.4 million of convertible notes into 250,367 shares of Epitope common stock. Concurrent with the note conversion, Epitope made a $4.4 million capital contribution to Agritope. Working capital also increased due to a $1.5 million buildup in Vinifera's inventory of growing grapevine plants. The grapevine plants are grafted and then kept in greenhouses for approximately 10 weeks before they are ready for sale. The plants can be maintained in greenhouses or stored outside for several years during which time they continue to grow. Inventory on hand at June 30, 1997, represents grapevine plants expected to be sold in the summer of 1997 and in the spring of 1998.

         Expenditures for property and equipment were $1.5 million during the nine months ended June 30, 1997, largely as a result of expansion of greenhouse capacity at Vinifera. During the first quarter of 1997, Agritope made a one-time cash payment of $590,000 to a co-inventor of Agritope's ethylene control technology who is an officer of Agritope in exchange for all rights to future payments. Agritope has also acquired certain rights to certain proprietary genes for which it made payments of $171,000 in the period. Such amounts are included in "Patents and proprietary technology, net." Agritope's investment in affiliated companies, obtained in connection with the divestiture of its fresh flower packaging and distribution business, was reduced by a non-cash charge of $1.9 million in the first quarter of 1997 reflecting the permanent impairment in the value of these investments.


         Cash flows from operating activities improved significantly in 1996 largely due to the divestiture of Agrimax and Vinifera. Year-end inventories increased by $510,000 from 1995 to 1996 due to the reacquisition of Vinifera in August 1996. Additions to property and equipment decreased in 1995 primarily due to the divestiture of Agrimax and Vinifera and increased in 1996 as a result of expansion of greenhouse capacity at Vinifera, which was reacquired in August 1996. Expenditures for patents and proprietary technology increased in 1996 primarily due to a payment for Agritope's ethylene control technology.


         Historically, the primary sources of funds for meeting Agritope's requirements for operations, working capital and business expansion have been $43.5 million in cash from Epitope, $5.4 million principal amount of convertible notes, $1.6 million of investments in Vinifera by minority shareholders, and $1.0 million in funding from strategic partners and other research grants. Agritope expects to continue to require funds to support its operations and research activities. Agritope intends to utilize cash reserves, cash generated from sales of products and research funding from strategic partners and other research grants to provide the necessary funds. Agritope may also receive additional funds from the sale of equity securities.

         Immediately following the spin-off and related financing, Agritope is expected to have $--- million in cash and cash equivalents on hand to finance its continued operations. Agritope presently anticipates that these funds will be sufficient to finance operations as a separate business for at least two years after the spin-off, based on currently estimated revenues and expenses. Because this estimate is based on a number of factors, many of which are beyond its control, Agritope cannot be certain that this estimate will prove to be accurate, and to the extent that Agritope's operations do not progress as anticipated, additional capital may be required. Agritope currently utilizes a portion of Epitope's office and research and development facilities and is allocated a charge representing the cost of such facilities. As soon as practicable after the spin-off, Agritope intends to relocate its administrative and research and development activities to separate facilities to be leased. Management estimates that the cost to relocate, including leasehold improvements, will not exceed $2.0 million and that the cash on hand following the spin-off will be adequate to meet this need. Additional capital may not be available on acceptable terms, if at all, and the failure to raise such capital would have a material adverse effect on Agritope's business, financial condition, and results of operations. See "Risk Factors--Need for Additional Funds."


                             DESCRIPTION OF BUSINESS

GENERAL


         Agritope is a biotechnology company specializing in the development of new fruit and vegetable plant varieties for sale to the fresh produce industry. The Company is utilizing its patented ethylene control technology to produce a wide variety of fruits and vegetables that are resistant to the decaying effects of ethylene. The Company also recently acquired certain rights to certain proprietary genes from the Salk Institute for Biological Studies. Agritope believes that the Salk Genes may have the potential to confer disease resistance, enhance crop yield, control flowering, and enhance gene expression in plants. Agritope has an option to obtain a worldwide license to use the Salk Genes in a wide range of fruit and vegetable species.


         The Company consists of two units: Agritope Research and Development and Vinifera. Agritope Research and Development contributes biotechnology and product development to strategic partners and provides disease screening and elimination programs to Vinifera. Through Vinifera, Agritope believes that it offers one of the most technically advanced grapevine plant propagation and disease screening and elimination programs available to the wine and table grape production industry.

AGRITOPE BIOTECHNOLOGY PROGRAM


         Historically, Agritope's biotechnology program focused on using the tools and techniques of plant genetic engineering to regulate the synthesis of ethylene in ripening fruits and vegetables. Recently, the Company has begun research into genetically regulating other physiological processes in plants. Ethylene is a gaseous plant hormone which in higher plant species is responsible for fruit ripening and vegetable senescence as well as numerous other physiological effects. The Company has identified and patented a single gene that can be inserted into plants and expressed to regulate the plant's ability to produce ethylene. In addition, Agritope is conducting research in the area of disease control, including screening plants for the presence of disease and creating genetically engineered plants with resistance to pathogens.

Ripening Control. The fresh produce industry is based largely upon rapid harvesting, processing and distribution of fruits and vegetables in order to prevent spoilage and ensure the arrival of product at retail outlets in acceptable condition for consumer purchase and use. The post-harvest period for most fruits and vegetables is one of continuous ripening and senescence, as evidenced by rapid changes in color, texture, flavor, nutrient content, and other quality attributes. Product losses due to perishability during harvesting, processing, packing, shipping and distribution can reach substantial portions of overall crop yield. Growers frequently incur losses resulting from the abandonment of crops in the field or having shipments refused by receivers because the produce is overripe. In addition, wholesalers and retailers may be forced either to discard or sell overripe produce at reduced prices and consumers often must use produce shortly after purchase to avoid spoilage.
Studies published in the USDA Marketing Research Report have estimated post-harvest losses of 30 percent and 40 percent, respectively, for strawberries shipped from Florida to the Chicago and New York markets. In the U.S. fruit and vegetable markets, post-harvest losses are estimated to amount to several billion dollars annually.


         Post-harvest losses are largely attributable to the effects of ethylene. Because ethylene is a gas, it not only affects the plant producing it, but also surrounding plants as well. The physiological effects of ethylene include initiation and enhancement of ripening, senescence, leaf abscission and drooping, and flower fading and wilting. Common examples include the ripening and subsequent rotting of tomatoes and apples, discoloration in lettuce and broccoli, and the short bloom life of cut flowers.

         The importance of controlling ethylene production in plants has been recognized for decades, and has been addressed primarily through the use of controlled atmosphere storage, chemical treatment, and special packaging. Conventional techniques for controlling ethylene production have serious disadvantages that include high cost, time-critical handling requirements and lack of consistent ripening. For example, the majority of product sold in the fresh tomato market today is composed of "gas-green" tomatoes. These tomatoes are picked and packed while still green and firm. Prior to shipping to wholesale customers, green tomatoes are exposed to ethylene gas in order to initiate ripening of the product. In general, gas-green tomatoes are perceived by consumers to have less desirable taste and texture than vine ripened tomatoes.

         Agritope believes the ability to regulate ethylene and control ripening through genetic engineering represents an opportunity to provide a superior product to consumers while also improving profitability for growers and distributors. Growers may achieve higher marketable yields due to fewer losses to overripe product in the field and may lower labor costs by decreasing frequency of harvest. For packers/shippers, better control of product perishability may result in improved inventory flexibility and control, and more uniform product quality.


Ethylene Control Technology. Agritope's ethylene control technology is focused on the use of a patented gene known as SAMase. The expression of SAMase in plants produces an enzyme that acts to degrade one of the important precursor compounds (S-adenosylmethionine or "SAM") necessary for the production of ethylene. Agritope has genetically engineered plants to express the SAMase gene only when certain levels of rising ethylene concentrations are reached in the tissues of the fruit or plant. This feature causes the production of greater levels of the enzyme that degrades SAM in response to a correspondingly higher level of ethylene. Agritope believes that this technology thus offers a major advantage over other approaches to ripening control in that the production of ethylene may be specifically reduced to levels that allow for the initiation of ripening but that delay the spoiling effects of excess ethylene. Therefore, the fruit can be maintained at an optimal level of ripeness for an extended period of time. An additional benefit of Agritope's technology is that the reaction catalyzed by the SAMase gene results in compounds normally found in plants. Agritope believes its SAMase technology can be utilized for the control of ethylene in any plant species where ethylene affects ripening or senescence.


         Agritope's application of ethylene control technology to various fruit and vegetable crops is at different stages, as described below. There are difficult scientific objectives to be achieved with respect to application of the technology to certain crops before the technical or commercial feasibility of the modified crops can be demonstrated. There can be no assurance that the technology can be successfully applied to particular crops or that the modified crops can be successfully and profitably produced, distributed, and sold. See "Risk Factors--Uncertainty of Product Development."

         Agritope's ripening control technology is protected by a U.S. patent covering the use of any gene that encodes S-adenosylmethionine hydrolase (the enzyme expressed by the SAMase gene) in any plant species. In addition to the patent on the SAMase gene, utility claims have been allowed on the promoter/gene combination used by Agritope in applications currently under development as well as potential applications in all other fruit-bearing plants. In the area of regulated ripening control, Agritope has four additional U.S. and foreign patents pending. In addition, Agritope has three U.S. and foreign patent applications pending in related areas.

Development Programs. Agritope's research and development programs are directed toward several highly perishable fruit and vegetable crops described below. The development program comprises five stages, including gene isolation, transformation, product evaluation, seed/plant production and product launch, defined below.

         The following chart shows the approximate progress Agritope has made to date with various crops, which are described in more detail below.

         [Chart titled "Agritope Product Development Program" listing the stages of development (gene isolation, transformation, product evaluation, seed/plant production, and product launch). The chart shows that the following products are in the stages indicated:

         Melon             Product Evaluation
         Tomato            Product Evaluation
         Raspberry         Product Evaluation
         Additional Crops Gene Isolation]

         Gene Isolation: The initial stage of genetic engineering. Gene isolation involves the identification and characterization of genes and gene promoters for use in Agritope's development programs. These genetic elements are then combined for use in genetically engineered plants.

         Transformation: The stage at which the new genetic material is introduced into the plant. The transgenic plants which result are then available for product evaluation.

         Product Evaluation: The analysis of transgenic plants in both laboratory and field settings to determine commercial utility. This stage also involves the plant breeding and selection process to develop commercially competitive new varieties that incorporate the Agritope technology. Regulatory data are also collected and submitted at this stage.

         Seed/Plant Production: Propagation of selected plant material (either seed or plants) in quantities needed for commercial production.

         Product Launch: Commercial production and sale, following regulatory clearance.

Melon. The U.S. wholesale fresh melon market is estimated to exceed $350 million annually. Perishability in melons results in substantial product losses during the processes of production, harvesting, and distribution. Agritope believes that melons represent a substantial market opportunity for implementation of its ripening control technology. Recent scientific reports have demonstrated a dramatic increase in shelf life for specialty type melons in which the ability to produce ethylene has been impaired. Using proprietary seed varieties supplied by two units of the French seed company Groupe Limagrain: Clause Semences and its U.S. affiliate Harris Moran Seed Company ("Harris Moran"), Agritope is developing commercial melon varieties with controlled ripening and increased post-harvest product life. Transgenic melons containing Agritope's ethylene control gene are currently being evaluated jointly by Harris Moran and Agritope technicians.

Tomato. The annual U.S. wholesale fresh market tomato business is estimated at $1.7 billion. In order to facilitate the commercialization of its ethylene control technology for this market, Agritope formed Superior Tomato Associates, L.L.C. ("STA"), a joint venture with Sunseeds Company, the developer and producer of several leading fresh market tomato varieties.


         Agritope  provides  genetic   engineering   technology  and  regulatory
expertise, has responsibility for managing the joint venture, and owns a two-thirds equity ownership interest in STA. Sunseeds provides elite tomato germplasm and breeding expertise in the development of transgenic varieties. STA owns rights to any fresh market cherry, roma and vine-ripened large fruited tomato varieties developed for the joint venture using Agritope ethylene control technology and Sunseeds germplasm. STA also owns any technology jointly developed by Agritope and Sunseeds. The parties otherwise retain all rights to their respective technologies.


         STA is currently in the process of developing and testing transgenic cherry, roma, and large fruited vine ripe tomato varieties. Agritope has developed lines of elite tomato germplasm provided by Sunseeds. Recent field trials have successfully demonstrated the transfer of Agritope's SAMase ripening control technology to a number of Sunseeds' elite breeding lines. Sunseeds is conducting further breeding and field trials of these transgenic lines. These trials will be followed by production scale trials that, if successful, will lead to regulatory submissions and, if regulatory clearances are received, commercial-scale seed production. Seeds will then be sold to approved growers, who will pay STA a royalty on net sales of tomatoes grown from the seed.


         Prior to the formation of STA, Agritope submitted safety, nutritional, and environmental information on a prototype transgenic tomato line to both the USDA and the FDA. In March 1996, the USDA issued its finding that this line has no significant environmental impact and would no longer be considered a regulated article. During the same month the FDA determined that the variety did not raise issues that would require pre-market review or approval by that agency. In addition to receiving these U.S. regulatory clearances, Agritope also conducted field evaluations of SAMase tomato lines in Mexico under permits granted by the Mexican Ministry of Agriculture. In order to commence sale of selected varieties, Agritope will be required to make supplemental submissions to the USDA and FDA that establish that such varieties are comparable to the previously cleared lines.

Raspberry. The wholesale raspberry market, estimated at $48 million annually in the U.S., has experienced limited growth because of the extreme perishability of the fruit. Agritope believes that the successful development of raspberries containing its ethylene control technology could permit a significant expansion of the fresh raspberry market.


         In a collaboration with Sweetbriar Development, Inc. ("Sweetbriar"), the largest fresh raspberry producer in the U.S., Agritope has engineered several of Sweetbriar's proprietary commercial raspberry varieties to contain the SAMase gene. Initial field trials of transgenic raspberries are currently underway at Sweetbriar facilities in California and Agritope facilities in Woodburn, Oregon. Agritope has already demonstrated the ability to reduce ethylene synthesis in the fruit. Successful development of a commercial transgenic raspberry, which would be owned by Sweetbriar, will require further demonstration of improved shelf life as well as additional field trials to obtain the appropriate regulatory clearances. If these conditions are met, Sweetbriar would produce the new raspberries for distribution and marketing by Driscoll Strawberry Associates ("Driscoll"), the largest distributor of fresh raspberries and strawberries in the U.S. Agritope would receive royalties on wholesale product sales. Separately, Agritope has integrated its ripening control technology into several public domain varieties.

Other Crops. Agritope is also pursuing research and development programs to incorporate its SAMase technology into other crops where perishability causes significant losses in the production and distribution process. These include strawberries, lettuce, bananas, peaches, pears, and apples. The estimated U.S. wholesale markets for these crops range from $325 million for pears to $2.4 billion for bananas.

The Salk Genes. In addition to its ethylene control technology, Agritope also recently acquired certain rights to certain proprietary genes discovered by scientists at the Salk Institute for Biological Studies ("Salk"). The Company believes that the Salk Genes may have the potential to confer disease resistance, enhance yield, control flowering and enhance gene expression in plants. Agritope believes these new technologies will allow Agritope to leverage its ability to genetically engineer fruits and vegetables and enhance its ability to broaden its pipeline of new genetically engineered products. U.S. and international patent filings have been made with respect to each of these genes. A patent covering one gene, LEAFY, recently issued in the U.S.

         Under the terms of the Salk agreement, Agritope has an option to obtain an exclusive or nonexclusive worldwide license to use the Salk Genes in a wide range of fruit and vegetable crops. The agreement permits Agritope to use each Salk Gene for research and evaluation purposes, for which Agritope will pay an annual access fee until it elects to license the gene for commercial purposes. Agritope will pay a license issue fee and royalty for each Salk Gene it elects to license. Agritope has also agreed to reimburse a percentage of applicable Salk patent costs. Salk retains ownership of the Salk Genes, subject to applicable U.S. government rights. Agritope will own any modified plant species and fruit and vegetable crops it develops using the Salk Genes, and will therefore have control of the marketing and distribution rights to such products.


         Agritope's work with the Salk Genes to produce desirable fruit and vegetable crops is at an early stage. There are difficult scientific objectives to be achieved before the technological or commercial feasibility of the products can be demonstrated. There can be no assurance that any of Agritope's products under development using the Salk Genes, if and when fully developed and tested, will perform in accordance with Agritope's expectations, that necessary regulatory approvals will be obtained in a timely manner, if at all, or that these products can be successfully and profitably produced, distributed and sold.

         SAR-1 is a gene that confers systemic acquired resistance ("SAR"). SAR is the ability of plants to develop a powerful disease resistance state. After exposure to a non-lethal inoculum of a bacterial, viral or fungal pathogen, a plant will possess a heightened ability to defend itself against a broad range of new pathogenic challenges. The phenomenon of SAR has been studied for years but only recently at the molecular level. Scientists at the Salk Institute for Biological Studies, in collaboration with those at the Samuel Roberts Nobel Foundation, have discovered a gene, SAR-1, that appears to play a key role in the maintenance of SAR. Agritope intends to utilize SAR-1 in the development of plant varieties that have increased disease resistance to a broad range of plant pathogens.

         DET2 is a gene that controls brassinosteroid synthesis in plants. Brassinosteroids are compounds that are naturally produced in minute quantities in plants and play a key role in plant growth and development. In addition to being difficult to extract (due to their small quantity within the plant), brassinosteroids are also exceedingly difficult to synthesize using organic synthesis methods. Nevertheless, research has demonstrated that application of purified brassinosteroids to crop plants can result in enhanced yields. Scientists at the Salk Institute have identified the key enzymatic step that limits brassinosteroid synthesis in plants and cloned the gene, DET2, that encodes the enzyme. Expression of the gene in transgenic plants has produced plants with enhanced growth properties due to increased synthesis of brassinosteroid by the transgenic plant.

         BIN1 is a gene that encodes the plant receptor for brassinosteroids. The BIN1 gene encodes a receptor-like protein kinase involved in brassinosteroid signaling and provides further opportunities for biotechnological applications related to yield increase in transgenic plants. In principle, it is possible to manipulate both hormone biosynthesis with DET2, as described above, as well as the level of brassinosteroid receptor through BIN1. In addition, it is possible to generate BIN1 derivatives that have been activated as if brassinosteroid were bound. Both approaches, either separately or together, have the potential to greatly stimulate plant growth and yield.

         Cyclin is a gene that is involved in regulating cell division. Salk Institute scientists have expressed the cyclin gene in transgenic plants and believe it may play a role in accelerating root growth. Furthermore, transgenic crop plants containing the cyclin gene are also expected to have enhanced vegetative growth properties. Agritope intends to test the cyclin gene initially in commercial tomato and carrot varieties.

         LEAFY is a gene that is responsible for flower initiation in plants. Scientists at the Salk Institute have demonstrated that transgenic aspen trees expressing LEAFY develop flowers within months rather than the 8 to 10 years that a non-transgenic aspen requires. Agritope intends to investigate uses of the LEAFY gene for use in tree fruits and grapevines. Alternatively, inhibiting LEAFY expression in plants may prevent plants from flowering, which could be of value in some vegetable crops such as lettuce and celery.

         Booster Element ("BE") is a genetic element (a small piece of DNA) that can be added to plant gene promoters to enhance gene expression. The BE technology is applicable to a range of plant genetic engineering strategies, including the Company's SAMase ripening control technology, and to other Salk genes. For example, certain crops may need a higher level of SAMase expression to produce a specific level of ripening control. BE may facilitate manipulation of the promoters controlling SAMase expression and thus improve the utility of the SAMase technology.


Additional Technologies. Agritope is also conducting research on several additional early-stage technologies. For example, Agritope scientists have devised a genetic engineering strategy to confer seedlessness to fruit crops. In addition, Agritope has recently been awarded a Phase I Small Business Innovation Research ("SBIR") grant to develop a novel geminivirus resistance strategy and to incorporate the approach into commercial tomato varieties. Geminiviruses are a class of plant viruses that cause widespread damage in several crops including tomato, pepper, melon and squash.


COMMERCIALIZATION STRATEGY

Agritope is currently evaluating a number of commercialization strategies in order to realize the value of its technology platform. The Company intends to generate revenues by licensing rights to its technology in exchange for license fees, royalties and other payments. Agritope intends to focus its development and licensing efforts primarily toward growers and distributors of fruits and vegetables who are likely to derive the most benefit from the reduced costs and spoilage losses that could potentially result from using the Company's technologies.

GRANTS AND CONTRACTS


U.S. Department of Commerce. In October 1997, Agritope was awarded a U.S. Department of Commerce, National Institutes of Technology ("NIST"), Advanced Technology Program ("ATP") grant. The award covers a three-year project period and totals $990,000. Agritope was awarded the grant for use in the application of its proprietary ripening control technology to certain tree fruits and bananas.

         The NIST/ATP grant provides cost shared funding for research and development projects with potential for important broad based economic benefits to the United States. Agritope will bear $1.8 million of the total costs of the program, which are estimated at $2.8 million. The awards are made on the basis of a rigorous competitive review which considers both scientific and technical merit.


SBIR Programs. Agritope actively participates in the SBIR programs sponsored by the USDA. The SBIR programs have two phases. Phase I covers a six-month project period and a total award not to exceed $100,000. Phase II covers a two-year project period and a total award not to exceed $750,000. Agritope was awarded a Phase I grant of $50,000 in 1994 plus a Phase II grant of $198,000 in 1995 for development of diagnostic tests for the detection of grapevine leafroll virus. In 1997, Agritope received a $55,000 Phase I grant for work on gemini virus resistance strategies in tomato.


Cooperative Research and Development Agreements. Agritope has entered into two Cooperative Research and Development Agreements ("CRADAs") with the U.S. Department of Agriculture /Agricultural Research Services ("USDA/ARS"). Under the CRADAs, Agritope will collaborate with USDA/ARS laboratories by providing research services or partial funding for research projects. In return, Agritope has been granted a right of first refusal to obtain a license for any resulting inventions. The first CRADA is to evaluate and confer raspberry bushy dwarf virus resistance ("RBDVr") in raspberry. This research is a collaborative effort with the Northwest Center for Small Fruit Research, located in Corvallis, Oregon. The purpose of the second CRADA is for the evaluation of the ripening physiology of SAMase transformed melon. This research will be carried out through the USDA/ARS research station in Weslaco, Texas.


Other Grants and Contracts. Agritope has also been awarded grant support in the past from the Oregon Strawberry Commission and Oregon Raspberry and Blueberry Commission for antifungal biocontrol research. Agritope also receives funds for research and development programs from its strategic partners. Agritope intends to continue to participate in the SBIR program, similar grant programs and projects with strategic partners, as it deems appropriate. Agritope regularly makes application for new grants, but there is no assurance that grant support will be continued.

VINIFERA

         Vinifera, Inc. was incorporated in 1993 to participate in the grapevine nursery business. Through proprietary processes, Vinifera propagates and grafts grapevine plants for sale to vineyards and to growers of table grapes. Industry sources have estimated that 44 million grafted wine grapevine plants were produced in California in 1996. This number is expected to increase to between 70 and 90 million by the year 2000.

         Traditionally, grapevine plants for sale to vineyards are produced seasonally using field grown, dormant cuttings that are grafted. In contrast, Vinifera uses year-round greenhouse propagation and a herbaceous grafting method that employs very young, actively growing cuttings. As a result of greenhouse propagation, Vinifera is able to develop in two years a quantity of new plants that is approximately ten times larger than can be produced with traditional techniques. In addition, herbaceous grafting with green cuttings could allow a vineyard to begin commercial production of grapes from a newly planted vineyard a year sooner than would otherwise be possible. This grafting process also produces sturdier unions than dormant grafting, resulting in significantly higher yields of successful grafts, both at the propagation stage and in the survival of actual plantings in the field. Agritope Research and Development provides disease testing services for Vinifera.

         Vinifera is headquartered in Petaluma, California, with propagation and production facilities there and in Woodburn, Oregon. Its library of grapevine plants includes 32 different phylloxera-resistant types of rootstock, 88 different wine varietal clones, and ten different table grape varietal clones. In addition, several French and Italian varietals are currently passing through quarantine and, when released, will be available to the U.S. market exclusively through Vinifera. Vinifera believes that this collection of different grapevine clones is one of the largest in the world. Vinifera's U.S. customer base consists of over 80 vineyards in California, Washington and Oregon. In 1995, Vinifera established a joint venture in Argentina (Vinifera Sudamericana S.A.) to begin the propagation of plant material in that country. The first vines produced are expected to be sold in 1997. Vinifera is currently in the process of establishing similar ventures in other countries with large grape and wine production industries.

COMPETITION

         The plant biotechnology industry is highly competitive. Competitors include independent companies that specialize in biotechnology; chemical, pharmaceutical and food companies that have biotechnology laboratories; universities; and public and private research organizations. Agritope believes that many companies including companies with significantly greater financial resources, such as Monsanto Company, DNAP Holding and Zeneca Plant Sciences, are engaged in the development of mechanisms to control the ripening and senescence of fruit and vegetable products. Technological advances by others could render Agritope's products less competitive. The Company believes that, despite barriers to new competitors such as patent positions and substantial research and development lead time, competition will intensify, particularly from agricultural biotechnology firms and major agrichemical, seed and food companies with biotechnology laboratories.

GOVERNMENT REGULATION

         Regulation by federal, state and local government authorities in the U.S. and by foreign governmental authorities will be a significant factor in the future production and marketing of Agritope's genetically engineered fruit and vegetable products.

         The federal government has implemented a coordinated policy for the regulation of biotechnology research and products. The USDA has primary federal authority for the regulation of specific research, product development and commercial applications of certain genetically engineered plants and plant products. The FDA has principal jurisdiction over plant products that are used for human or animal food. The EPA has jurisdiction over the field testing and commercial application of plants genetically engineered to contain pesticides. Other federal agencies have jurisdiction over certain other classes of products or laboratory research.


         The USDA regulates the growing and transportation of most genetically engineered plants and plant products. In March 1996 following a request from Agritope, the USDA issued a determination that permits the growing and shipping of Agritope's prototype variety of ripening-controlled cherry tomato anywhere in the U.S. in the same manner as conventionally developed tomatoes.


         In May 1992, the FDA announced its policy on foods developed through genetic engineering (the "FDA Policy"). The FDA Policy provides that the FDA will apply the same regulatory standards to foods developed through genetic engineering as applied to foods developed through traditional plant breeding. Under the FDA Policy, the FDA will not ordinarily require premarket review of genetically engineered plant varieties of traditional foods unless their characteristics raise significant safety questions, such as elevated levels of toxicants, the presence of allergens, or they are deemed to contain a food additive.


         In March 1996, the FDA announced its determination, based on its review of food safety data submitted by Agritope, that Agritope's prototype variety of ripening controlled cherry tomato expressing the SAMase gene has not been significantly altered with respect to food safety or nutritive value when compared to conventional tomatoes.


         Currently, the FDA Policy does not require that genetically engineered products be labeled as such, provided that such products are as safe and have the same nutritional characteristics as conventionally developed products.
However, there can be no assurance that the FDA will not reconsider its position, or that local, state or international authorities will not enact labeling requirements, any of which could have a material adverse effect on the marketing of products derived using the tools and techniques of genetic engineering.


         The FDA is considering modifying its policy on foods developed through genetic engineering to include a Premarket Notification ("PMN") procedure. This policy modification could require a company that develops genetically engineered foods to inform the FDA that its safety evaluation is complete and that the company intends to commercialize the product. The objective of the PMN is to make the FDA and the public aware of all new genetically engineered food products entering the market. Agritope believes that any future requirement for a PMN should not delay plans to commercialize its genetically engineered fruit and vegetable products.

         Agritope's complete range of agribusiness and plant biotechnology activities are subject to general FDA food regulations and are, or may be, subject to regulation under various other laws and regulations. These include but are not limited to the Occupational Safety and Health Act, the Toxic Substances Control Act, the National Environmental Policy Act, other federal water, air and environmental quality statutes, import/export control legislation, and other laws. At the present time most states are generally deferring to federal agencies (USDA or EPA) for the approval of genetically engineered plant field trials, although states are provided a review period prior to the issuance of a field trial permit. Failure to comply with applicable regulatory requirements could result in enforcement action, including withdrawal of marketing approval, seizure or recall of products, injunction or criminal prosecution.

         International regulatory policies for genetically engineered plants and plant products are not complete. Consequently, it is possible that additional data, labeling or other requirements will be required in countries where Agritope intends to grow and/or commercialize its genetically engineered products. Foreign regulatory agencies could require Agritope to conduct further safety assessments and potentially delay product development programs or commercialization of resulting products.


         To date, to the best of its knowledge, Agritope has successfully functioned within the scope of applicable laws and regulations, including rules administered by the USDA, the FDA, the Mexican Ministry of Agriculture, and the Chilean Ministry of Agriculture (Servicio Agricola y Ganadero Departemento Proteccion Agricola de Chile). Agritope believes it is in substantial compliance with all applicable laws and regulations pertaining to the development and commercialization of its products.


PATENTS AND PROPRIETARY INFORMATION

         In 1995, Agritope received a U.S. patent relating to its ethylene control gene. Agritope has also applied for additional U.S. and foreign patent protection for its ethylene control technology. Agritope's ability to commercialize products depends in part on the ownership or right to use relevant enabling technology as well as the ownership or right to use genes of interest. Agritope anticipates filing patent applications for protection on future products and technology. U.S. patents generally have a maximum term of 20 years from the date an application is filed or 17 years from issuance, whichever is longer.

         Much of the technology developed by Agritope is subject to trade secret protection. To reduce the risk of loss of trade secret protection through disclosure, Agritope requires its employees and consultants to enter into confidentiality agreements. Agritope believes that patent and trade secret protection is important to its business. However, the issuance of a patent or existence of trade secret protection does not in itself ensure Agritope's success. Competitors may be able to produce products competing with a patented Agritope product without infringing on Agritope's patent rights. Issuance of a patent in one country generally does not prevent others from manufacturing or selling the patented product in other countries. The issuance of a patent to Agritope or to a licensor is not conclusive as to validity or as to the enforceable scope of the patent. The validity or enforceability of a patent can be challenged by litigation after its issuance, and, if the outcome of such litigation is adverse to the owner of the patent, the owner's rights could be diminished or withdrawn. Trade secret protection does not prevent independent discovery and exploitation of the secret product or technique.

         Agritope recently acquired certain rights to five new proprietary genes discovered by scientists at the Salk Institute for Biological Studies. Agritope believes the Salk Genes may have the potential to confer disease resistance, enhanced yield, controlled flowering, and enhanced gene expression in plants. All of the Salk Gene technologies are covered by pending patent applications. Agritope has an option to obtain an exclusive worldwide license to the Salk Genes for a field of use that includes a variety of plant species and nearly all fruit and vegetable crops.

PERSONNEL


         At September 30, 1997, Agritope and its subsidiaries had 46 full-time employees, including 19 in research and development and 23 at the Vinifera grape plant nursery operation, which also employs seasonal part-time employees as needed. Agritope considers its relations with its employees to be excellent. None of its employees are represented by labor unions.


         Agritope employs five persons holding Ph.D. degrees with specialties in the following disciplines: applied botany, bacteriology and public health, biochemistry and biophysics, biological sciences, molecular biology, and plant pathology and molecular virology. From time to time, Agritope also engages the services of scientists as consultants to augment the skills of its scientific staff.

SCIENTIFIC ADVISORY BOARD

         Agritope utilizes the services of a Scientific Advisory Board. The Scientific Advisory Board meets periodically to review Agritope's research and development efforts and to apprise Agritope of scientific developments pertinent to Agritope's business. The Agritope Scientific Advisory Board consists of Eugene W. Nester, Ph.D., Professor and Chair Department of Microbiology, University of Washington; Peter R. Bristow, Ph.D., Associate Professor of Plant Pathology, Washington State University; Roger Beachy, Ph.D., Scripps Family Chair, Department of Cell Biology, Scripps Research Institute; and Christopher
J. Lamb, Ph.D., Professor, Director, Plant Biology Lab, Salk Institute for Biological Studies. Drs. Nester and Beachy are members of the National Academy of Sciences.

PROPERTIES


         Agritope currently uses a portion of Epitope's office space and research and development facilities in Beaverton, Oregon, consisting of approximately 35,600 square feet of office, manufacturing, and laboratory space. Agritope is charged a monthly fee of $16,000 by Epitope for use of the facilities. As soon as practicable after the spin-off, Agritope intends to relocate its office and research and development operations to other leased facilities, but no leasing arrangements have been concluded.


         Agritope owns a 15-acre farm in Woodburn, Oregon, which it leases to Vinifera for use in connection with Vinifera's grapevine propagation operations. Greenhouse capacity at the farm currently totals 60,000 square feet.

         In addition to leasing Agritope's Oregon farm and greenhouse, Vinifera leases 250,000 square feet of greenhouse space in Petaluma, California under a lease that expires January 31, 2001. The lease provides an option to purchase the leased premises, exercisable through January 31, 1999, for a price of $1.3 million. The California greenhouse is currently in the final stages of being upgraded to provide the capacity necessary to meet anticipated 1997 and 1998 production requirements.

         Agritope believes that its present facilities are adequate to meet current requirements.

LEGAL PROCEEDINGS

         There are no material legal proceedings pending against Agritope.

                                 DIVIDEND POLICY


         Agritope has never declared or paid cash dividends on its common stock. Agritope currently anticipates that it will retain all future earnings for use in the operation and growth of its business and does not anticipate paying any cash dividends in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 TRANSFER AGENT

         The transfer agent and registrar for the Agritope Stock is ChaseMellon Shareholder Services, L.L.C.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


         The Agritope Board consists of six directors. Because the Agritope Board is a staggered board, the directors have been designated as Class 1, Class 2 and Class 3 directors. Directors of each class will serve for a term expiring at the annual meeting of Agritope shareholders in 1998, 1999 and 2000, respectively.

         The table below presents the names, ages and positions of Agritope's executive officers and directors as of the Distribution Date.

NAME                          AGE            POSITION
Adolph J. Ferro, Ph.D.        55             Chairman of the Board, President,
                                             Chief Executive Officer and
                                             Class 1 Director.

Gilbert N. Miller             56             Executive Vice President,
                                             Chief Financial Officer,
                                             Secretary and Class 1 Director

Richard K. Bestwick, Ph.D.    43             Senior Vice President--Research
                                             and Development

Matthew G. Kramer             40             Vice President--Product Development

Joseph A. Bouckaert           56             President and Chief Executive
                                             Officer--Vinifera, Inc.

W. Charles Armstrong          52             Class 2 Director

Roger L. Pringle              56             Class 2 Director

Michel de Beaumont            55             Class 3 Director

Nancy L. Buc                  --             Class 3 Director


         Adolph J. Ferro, Ph.D., has been President and Chief Executive Officer of Agritope since 1989, and a director since 1990. He is Chairman of the Board of Agritope. He was President and Chief Executive Officer of Epitope from 1990 through May 1997, and has been a director of Epitope since 1990. Dr. Ferro was Senior Vice President of Epitope from 1988 until 1990. From 1987 until 1988, he was Vice President of Research and Development. He was a cofounder of Agricultural Genetic Systems, Inc., which Epitope acquired and renamed Agritope in 1987. Prior to joining Agritope, he was a Professor in the Department of Microbiology at Oregon State University ("OSU"). From 1981 to 1986, he was an Associate Professor at OSU, and from 1978 to 1981, he was an Assistant Professor at OSU. From 1975 to 1978, he was Assistant Professor at the University of Illinois at Chicago in the Department of Biological Sciences. Dr. Ferro received a B.A. degree from the University of Washington in 1965, an M.S. degree in biology from Western Washington University in 1970, and a Ph.D. in bacteriology and public health from Washington State University in 1973.


         Gilbert N. Miller has been Chief Financial Officer of Agritope since 1991. He was also Senior Vice President of Agritope from 1992 until February 1996, when he became Executive Vice President. He has been a director of Agritope since August 1997. He joined Epitope in 1989 as Executive Vice President and Chief Financial Officer and has served as Epitope's Treasurer since 1991. He will not serve as Executive Vice President and Chief

Financial Officer of Epitope after the Distribution. From 1987 to 1989, he was Executive Vice President, Finance and Administration, of Northwest Marine Iron Works, a privately held ship repair contractor located in Portland, Oregon. From 1986 to 1987, he was Vice President/Controller of the Manufacturing Group of Morgan Products, Ltd., a manufacturer and distributor of specialty building products based in Oshkosh, Wisconsin. He also held the position of Senior Vice President/Finance of Nicolai Company, a Portland wood door manufacturing concern which became a wholly owned subsidiary of Morgan Products, Ltd., in 1986. Mr. Miller received a B.S. degree from Oregon State University and a Master of Business Administration degree from University of Oregon. He is a certified public accountant.

         Richard K. Bestwick, Ph.D., has been a Senior Vice President of Agritope since 1992. He became Chief Operating Officer--Research and Development in October 1996 and was named Senior Vice President - Research and Development in October 1997. He was employed by Epitope from 1987 to 1992. Prior to joining Epitope, he was a Research Assistant Professor in the Department of Biochemistry at the Oregon Health Sciences University, where he also completed his postdoctoral training. Dr. Bestwick received a Ph.D. in Biochemistry and Biophysics from Oregon State University and a B.S. degree from Evergreen State College.


         Matthew G. Kramer joined Agritope in 1994 as Vice President--Product Development. From 1987 to 1994, he was Director of Production and Product Development for Calgene Fresh, Inc., where he was involved in development and commercialization of the FLAVR SAVR(TM) tomato. Mr. Kramer received an M.S. degree in Agronomy and a B.S. degree at Montana State University.

         Joseph A. Bouckaert joined Vinifera as its President and Chief Executive Officer when Vinifera began operations in 1993. From 1988 to 1991, he was Vice Chairman of DNA Plant Technology Corporation, a publicly held agricultural biotechnology company with offices in Cinnaminson, New Jersey, and Oakland, California. He also was a co-founder and member of the board of directors of Florigene, B.V., an agricultural biotechnology company focused on the flower business and located in the Netherlands. From 1985 to 1988, he served as President and Chief Executive Officer of Advanced Genetic Sciences Inc. a publicly held biotechnology company located in Oakland, California. In 1982, Mr. Bouckaert co-founded Plant Genetic Systems, N.V., a privately held agricultural biotechnology company located in Brussels, Belgium, and served as its first Managing Director from 1982 through 1986. Mr. Bouckaert received a Juris Doctor degree from the University of Leuven in Belgium and postgraduate degrees in Business Administration from the University of Ghent in Belgium, and the University of Kentucky in Lexington, Kentucky.

         W. Charles Armstrong has been a director of Agritope since August 1997. He has also been a director of Epitope since 1989 and a director of Pacificorp, a public utility holding company, since 1996. He served as President and Chief Executive Officer of Epitope from May 1997 to October 1997. He was Chairman and Chief Executive Officer of Bank of America Oregon from September 1992 until
September 1996. From April to September 1992, he was Chairman and Chief Executive Officer of Bank of America Idaho. Mr. Armstrong served as President and Chief Operating Officer of Honolulu Federal Savings Bank from February 1989 to April 1992. Prior to February 1989, he was President and Chief Executive Officer of West One Bank, Oregon.

         Roger L. Pringle has been a director of Agritope since 1990. He has been a director of Epitope since 1989, and Chairman of the Board of Epitope since 1990. He is President of The Pringle Company, a management consulting firm in Portland, Oregon, which he founded in 1975.


         Michel de Beaumont was elected a director of the Company in September 1997. Since 1981, Mr. de Beaumont has served as a co-founder and director of American Equities Overseas (UK) Ltd. of London, England, a wholly owned subsidiary of American Equities Overseas, Inc. ("American Equities"), a private securities brokerage and corporate finance firm. Prior to 1981, Mr. de Beaumont was Vice President in the London office of American Securities Corp. from 1978 to 1981. He also served as Vice President, Institutional Sales in the London office of Smith Barney Harris Upham, Inc. from 1975 to 1978 and as a Vice President at Oppenheimer

& Co. Mr. de Beaumont graduated from the University of Poitiers and Paris with degrees in Advanced Maths, Physics and Chemistry and has earned a degree in business administration from the University of Paris.

         Nancy L. Buc, Esq., was elected a director of the Company in September 1997. She is a partner in the law firm of Buc & Beardsley in Washington, D.C. Ms. Buc served as General Counsel for the FDA from 1980 to 1981. During an earlier period of government service, she served successively as Attorney-Advisor to the Chairman of the Federal Trade Commission and Assistant Director of that agency's Bureau of Consumer Protection. A member of the Institute of Medicine's Committee on Contraceptive Research and Development and its Committee on NIDA Medications Development, she was also a member of the National Institutes of Health Recombinant DNA Advisory Committee. She served as a member of the Office of Technology Assessment Advisory Committee on New Developments in Biotechnology and its panel on Government Policies and Pharmaceutical Research and Development. She was also a member of the American Bar Association Antitrust Law Section's Special Committee to Study the Federal Trade Commission. She is a Director of the Virginia Law School Foundation and the Women's Legal Defense Fund. Ms. Buc is a graduate of Brown University and the University of Virginia School of Law. Ms. Buc holds an honorary Doctor of Laws from Brown and is a fellow emerita of the Brown Corporation, that university's governing board.

COMMITTEES OF THE BOARD

         The Agritope Board has established an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. Pursuant to the Bylaws, the Agritope Board may also establish other committees from time to time in its discretion.

         The Executive Committee consists of at least two directors and may exercise all the authority and powers of the Agritope Board in the management of the business and affairs of Agritope, except those reserved to the Agritope Board by the Oregon Business Corporation Act. Mr. Pringle (chair), Dr. Ferro and Mr. Miller are the initial members of the Executive Committee.

         The Audit Committee consists of at least two outside directors and, among other things, recommends the appointment of independent public accountants, reviews the scope of the annual audit and the engagement letter, reviews the independence of the independent accountants and reviews the findings and recommendations of the independent accountants and management's response. The Audit Committee also reviews the internal audit and control functions of Agritope and makes recommendations for changes in accounting systems, if warranted. Mr. Armstrong (chair), Ms. Buc and Mr. Pringle are the initial members of the Audit Committee.

         The Compensation Committee also consists of at least two outside directors and determines compensation for the officers of Agritope, administers stock-based compensation plans and other performance-based compensation plans adopted by Agritope, and considers matters of director compensation and benefits. Ms. Buc (chair), Mr. Armstrong, and Mr. de Beaumont are the initial members of the Compensation Committee.

         The Nominating Committee which consists of at least two directors will select and recommend candidates to serve on the Agritope Board, whose names will be submitted for election at annual meetings of Agritope shareholders. The Nominating Committee will also review and make recommendations to the Agritope Board concerning the composition and size of the Agritope Board and its committees. Mr. de Beaumont (chair), Ms. Buc, Dr. Ferro and Mr. Miller are the initial members of the Nominating Committee.

COMPENSATION OF DIRECTORS

         Nonemployee directors of Agritope are expected to receive compensation of $----- for each board meeting attended. In addition, all directors are expected to be reimbursed for out-of-pocket expenses in connection with attending board and committee meetings. Directors are also eligible to receive options under Agritope's 1997 Stock Award Plan. See "1997 Stock Award Plan."

EXECUTIVE COMPENSATION

         The following table summarizes the compensation for the last three fiscal years of the Chief Executive Officer and the three other executive officers of Agritope whose salary and bonus exceeded $100,000 during the 1997 fiscal year. Information set forth in the table reflects compensation paid for services rendered for Epitope and/or Agritope.

                           SUMMARY COMPENSATION TABLE

                                                                                        Long-Term
                                                                                        Compensation
                                                                                        Awards

                                                       Annual Compensation              Securities          All Other
                                                                                        Underlying        Compen-
Name and Principal Position          Year            Salary              Bonus          Options (1)       sation(2)
---------------------------          ----            ------              -----          -----------       ---------

Adolph J. Ferro, Ph.D.              1997             $ 240,000          $     -                            $ 7,354
Chairman of the Board,              1996               214,183           50,000                 -            4,237
President and Chief Executive       1995               200,769          113,245                              5,390
Officer

Gilbert N. Miller                   1997               165,000                -                 -          $ 7,125
Executive Vice President            1996               128,510           33,075                 -            3,206
and Chief Financial Officer         1995               130,962                -                              5,021

Richard K. Bestwick, Ph.D.          1997               150,000                -                 -                -
Senior Vice President--             1996                91,385           20,160                 -            2,280
Research and Development (3)

Joseph A. Bouckaert                 1997               160,000                -                 -                -
President and Chief Executive       1996               160,000           33,600                 -                -
Officer--Vinifera, Inc.(4)          1995               115,592           40,000                 -                -

(1) Represents the number of shares of Agritope Stock for which options were awarded. Excludes options for Epitope Stock received under the Epitope Award Plan as follows: Dr. Ferro--74,000 options in 1995; Mr. Miller--34,000 options in 1995; Mr. Bouckaert--50,000 options in 1996.

(2) Represents amounts contributed to Epitope's 401(k) Plan as employer matching contributions in the form of Epitope Stock.

(3)      Dr.  Bestwick was not an executive  officer of Agritope  during  fiscal
         1995.

(4) Information for Mr. Bouckaert for 1996 and 1995 includes compensation paid for periods during which Vinifera was not a subsidiary of Agritope.

GRANTS OF OPTIONS TO PURCHASE AGRITOPE STOCK

         No options to purchase Agritope Stock were granted to officers named in the "Summary Compensation Table" during the fiscal year ended September 30, 1997, and none of such officers held any options for Agritope Stock at September 30, 1997.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OUTSTANDING OPTIONS FOR AGRITOPE STOCK

         None of the officers named in the "Summary Compensation Table" exercised options to purchase Agritope Stock during the fiscal year ended September 30, 1997.

EMPLOYMENT; CHANGE IN CONTROL AGREEMENTS

         Pursuant to written employment agreements with Agritope, each of the executive officers named in the Summary Compensation Table above is entitled to receive one year of salary in the event of termination without cause (two years in the case of Dr. Ferro and Mr. Miller) or two years of salary (three years in the case of Dr. Ferro and Mr. Miller) if terminated without cause within 12 months following a change in control (within the meaning of the Exchange Act) or sale of substantially all the assets of Agritope, except that Mr. Bouckaert's agreement does not include a change-of-control provision. The agreements in each case prohibit the officer from competing with Agritope for one year unless the officer elects to waive the right to amounts otherwise payable. Mr. Bouckaert's agreement prohibits him from competing with Vinifera for three years after termination. The agreements do not expire by their terms, except that Mr. Bouckaert's agreement terminates as of May 31, 2000. The other agreements are terminable by Agritope on 90 days' notice with cause or, subject to payment of the salary amounts described above, without cause.

                              1997 STOCK AWARD PLAN


GENERAL

         The Agritope, Inc. 1997 Stock Award Plan (the "Award Plan") was adopted by the Agritope Board and approved by Epitope as Agritope's sole shareholder in October 1997. The Award Plan will continue in effect until awards have been granted covering all shares available for issuance under the Award Plan or the Award Plan is otherwise terminated by the Agritope Board. The Award Plan provides for the issuance of a total of up to 2,000,000 shares of Agritope Stock, subject to adjustment for changes in capitalization. A summary description of certain terms and provisions of the Award Plan and options proposed to be granted thereunder follows.


PURPOSE

         The purpose of the Award Plan is to promote and advance the interests of Agritope and its shareholders by enabling Agritope to attract, retain, and reward key employees, outside advisors, and directors. The Award Plan is intended to strengthen the mutuality of interests between such employees, advisors, and directors and Agritope's shareholders by offering equity-based incentive awards to promote a proprietary interest in pursuing the long-term growth, profitability, and financial success of Agritope.

AWARDS AND ELIGIBILITY


         The Award Plan provides for stock-based awards to (i) employees of Agritope and its subsidiaries (including individuals who may also be officers or directors of Agritope or a subsidiary), (ii) members of scientific advisory committees or other consultants to Agritope or its subsidiaries ("Advisors"), and (iii) nonemployee directors of Agritope or its subsidiaries. Awards that may be granted under the Award Plan include stock options, stock appreciation rights, restricted awards, performance awards, and other stock-based awards (collectively, "Awards"). The Compensation Committee of the Agritope Board (the "Committee") will administer the Award Plan and determine the key employees and Advisors of Agritope and its subsidiaries who are to receive Awards under the plan and the types, amounts, and terms of Awards. The Committee may delegate to one or more officers of Agritope the authority to grant Awards to recipients who are not executive officers or directors of Agritope and to determine the nature of the Awards to be granted. The Committee is authorized to grant Awards to non-employee directors from time to time in its discretion in accordance with its fiduciary obligations to Agritope and its shareholders.

         All employees are eligible to receive Awards under the Award Plan, including each of Agritope's nonemployee directors and executive officers. No options, stock appreciation rights ("SARs"), restricted awards, performance awards, or other stock-based awards have been granted under the Award Plan.

NEW OPTIONS

         It is currently anticipated that options ("New Options") to purchase a total of approximately ------- shares of Agritope Stock will be granted to officers, employees and nonemployee directors of Agritope under the Award Plan effective on the Distribution Date. Each New Option will: (i) have an exercise price equal to the fair market value of Agritope Stock on the Distribution Date,
(ii) become exercisable as to 25 percent of the shares covered by such option on each of the first four anniversaries of the Distribution Date, and (iii) have a term of ten years.

         The following table shows the New Options that are expected to be granted under the Award Plan as of the Distribution Date.

                                NEW PLAN BENEFITS
                      AGRITOPE, INC. 1997 STOCK AWARD PLAN

                                                                       Number of
                                                                             New
Name and Position                                                        Options

Adolph J. Ferro, Ph.D.
  Chairman of the Board, President
  and Chief Executive Officer
Gilbert N. Miller
  Executive Vice President
  and Chief Financial Officer
Richard K. Bestwick, Ph.D.
  Senior Vice President--
  Research and Development
Joseph A. Bouckaert
  President and Chief Executive
  Officer--Vinifera, Inc.
All  executive  officers  as a group
All  nonemployee  directors  as a group
All employees as a group, excluding
  executive officers


DESCRIPTION OF TERMS OF AWARDS

         Following is a brief summary of the various types of Awards that may be granted under the Award Plan.


         Options. Options granted under the Award Plan may be either incentive stock options, a tax-favored form of stock option meeting the requirements of
Section 422 of the Code, or nonqualified options, which are not entitled to favorable income tax treatment. ISOs must expire not more than ten years from the date of grant. The Award Plan does not limit the maximum term for nonqualified options. The exercise price per share for options granted under the Award Plan generally must be at least 100 percent (for incentive stock options) or 75 percent (for nonqualified options) of the fair market value of a share of Agritope Stock on the date the option is granted. The Award Plan authorizes the Committee to issue nonqualified deferred compensation options with an option price substantially less than the fair market value of a share of Agritope Stock on the date of grant (but not less than $1 per share) for the purpose of deferring a specified amount of income for a recipient. The Committee, in its discretion, may provide in the agreement evidencing an option that, to the extent that the option is exercised using previously acquired shares of Agritope Stock, the option holder shall automatically be granted a replacement ("reload") option for a number of shares of Agritope Stock equal to the number of shares delivered upon exercise with an option price equal to the fair market value of a share of Agritope Stock on the date of exercise and subject to such other terms as the Committee determines. The aggregate fair market value of shares for which any participant may be granted ISOs which are exercisable for the first time during any calendar year may not exceed $100,000. In addition, no individual participant may be granted options for more than 500,000 shares during any fiscal year period.

         Stock Appreciation Rights. A recipient of SARs will receive, upon exercise, a payment based on the increase in the price of a share of Agritope Stock between the date of grant and the date of exercise. Payment may be in cash, in shares of Agritope Stock, in the form of a deferred compensation option or in any other form approved by the Committee. SARs may be granted in connection with options or other Awards granted under the Award Plan or may be granted as independent Awards.

         Restricted Awards. Restricted Awards may take the form of restricted shares or restricted units. Restricted shares are shares of Agritope Stock that may be subject to forfeiture if the recipient terminates employment or service as a nonemployee director or Advisor during a specified period (the "Restriction Period"). Stock certificates representing restricted shares are issued in the name of the recipient, but are held by Agritope until the expiration of the Restriction Period. From the date of issuance of restricted shares until any forfeiture, the recipient is entitled to the rights of a shareholder with respect to the shares, including voting and dividend rights. Upon expiration of the Restriction Period and satisfaction of any other applicable conditions, restricted shares vest and are delivered to the recipient. The Committee may permit payment to be in cash, in installments or in the form of a deferred compensation option.

         Restricted units are Awards of units equivalent in value to a share of Agritope Stock, which similarly may be subject to forfeiture if the recipient terminates employment or service as a nonemployee director or Advisor during a Restriction Period. At the expiration of the Restriction Period, payment with respect to restricted units is made in an amount equal to the value of the number of shares of Agritope Stock covered by the restricted units. Payment may be in cash, unrestricted shares of Agritope Stock, or any other form approved by the Committee.


         Performance Awards. Performance Awards are designated in units equivalent in value to a share of Agritope Stock. A performance Award is subject to forfeiture if or to the extent that Agritope, a subsidiary, an operating group, or the recipient, as specified by the Committee in the Award, fails to meet performance goals established for a designated performance cycle. Performance Awards earned by attaining performance goals are paid at the end of a performance cycle in cash, shares of Agritope Stock, or any other form approved by the Committee.

         Other Stock-Based Awards. The Committee may grant other Awards that involve payments or grants of shares of Agritope Stock or are measured by or in relation to shares of Agritope Stock. The Award Plan thus provides needed flexibility to design future types of stock-based or stock-related Awards to attract and retain employees, Advisors, and directors in a competitive environment.

         The Board may amend or terminate the Award Plan without shareholder approval, other than amendments that would materially increase the aggregate number of shares of Agritope Stock that may be issued under the Award Plan (except for adjustments for changes in capitalization).

         The foregoing is a summary description of certain terms and provisions of the Award Plan and is subject to its terms and provisions.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the principal anticipated federal income tax consequences of Awards granted under the Award Plan to participants and to Agritope.

         Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an ISO under the Award Plan.


         If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon the sale of the shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as mid-term (if the disposition is within 18 months from the date of exercise) or long-term capital gain (if the disposition is more than 18 months after the date of exercise) and any loss sustained will be a mid-term or long-term capital loss, and (b) no deduction is allowed to Agritope for federal income tax purposes. For purposes of computing alternative minimum taxable income, an ISO is treated as a nonqualified option.

         If shares of Agritope Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), then (a) the optionee realizes compensation taxable at ordinary income tax rates in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on sale of the shares) over the exercise price thereof and (b) Agritope is entitled to deduct such amount. Any further appreciation or reduction in value is treated as a short-term, mid-term, or long-term capital gain or loss, as applicable, to the optionee, and does not result in any deduction to Agritope. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.


         Nonqualified Options. No income is realized by the optionee at the time a nonqualified option is granted. Upon exercise, (a) an optionee will generally realize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise and (b) Agritope will receive a tax deduction for the same amount. The optionee's cost basis in the acquired shares is the fair market value of the shares on the exercise date. Upon sale of the shares thereafter, any appreciation or reduction in value is treated as a short-term, mid-term, or long-term capital gain or loss, as applicable, to the optionee, and will not result in any deduction to Agritope.


         Payment of Exercise Price in Shares. The Committee may permit participants to pay all or a portion of the exercise price using previously acquired shares of Agritope Stock. If an option is exercised and payment is made in previously held shares, there is no taxable gain or loss to the participant other than any gain recognized as a result of exercise of the option, as described above.

         Stock Appreciation Rights. The grant of a SAR to a participant will not cause the recognition of income by the participant. Upon exercise of a SAR, the participant will realize ordinary income equal to the amount of cash payable to the participant plus the fair market value of any shares of Agritope Stock or other property delivered to the participant. Agritope will be entitled to a deduction equal to the amount of ordinary income realized by the participant in connection with the exercise of a SAR.

         Restricted Awards and Performance Awards. Generally, a participant will not recognize any income upon issuance of a restricted Award or performance Award that is subject to forfeiture during a Restriction Period or performance cycle. Dividends paid with respect to Awards during a Restriction Period or performance cycle prior to the vesting of the Awards will be taxable as ordinary income to the participant. Generally, a participant will recognize ordinary income upon the vesting of restricted Awards or performance Awards in an amount equal to the amount of cash payable to the participant plus the fair market value of shares of Agritope Stock or other property delivered to the participant. However, a participant may elect to recognize compensation income upon the grant of restricted shares, based on the fair market value of the shares of Agritope Stock subject to the Award at the date of grant. If a participant makes such an election, dividends paid with respect to the restricted shares will not be treated as ordinary income, but rather as dividend income, and the participant will not recognize additional income when the restricted shares vest. Agritope will be entitled to a deduction equal to the amount of ordinary income recognized by the participant. If a participant who receives an Award of restricted shares makes the special election described above, Agritope will not be entitled to deduct dividends paid with respect to the restricted shares.


         Limitation on Deductibility of Certain Compensation. Section 162(m) of the Code generally makes nondeductible to Agritope taxable compensation paid to a single individual in excess of $1 million in any calendar year if the individual is the Chief Executive Officer or one of the next four highest-paid executive officers, unless the excess compensation is considered to be "performance based." Awards of options that are granted with an option price equal to fair market value on the date of grant are considered performance based for this purpose. Among other requirements contained in Section 162(m), the material terms of a compensation plan must be approved by shareholders. Agritope may in the future consider structuring other Awards to attempt to meet the requirements of Section 162(m) if it determines the action to be advisable.

                        1997 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

         The Agritope, Inc. 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Agritope Board and approved by Epitope as sole shareholder of Agritope in October 1997. The Purchase Plan provides for the issuance of up to 250,000 shares of Agritope Stock. The Compensation Committee of the Agritope board (the "Committee) will administer the Purchase Plan. The following summary of the Purchase Plan is subject to the detailed terms and provisions of the Plan.


PURPOSE

         The purpose of the Purchase Plan is to give employees of Agritope the opportunity to subscribe for shares of Agritope Stock on an installment basis through payroll deductions.

SUBSCRIPTIONS


         The Purchase Plan provides for offering and purchase periods to be set by the Committee, but no more than three regular offering periods may be set during each fiscal year. The number of offering periods, the number of shares offered, and the length of each period will be set by the Committee. The Purchase Plan also provides for special offerings as described below. Shares not subscribed for in any offering period and shares subscribed for that cease to be subject to a subscription agreement will be available for subscription in connection with a later offering period established by the Committee.

         The subscription price per share for each purchase period will be the lesser of (i) 85 percent of the mean between the reported high and low sales prices of shares of Agritope Stock on the stock exchange or automated securities interdealer quotation system on which the stock was traded on the day before the offering period commenced (the "initial subscription price") and (ii) the mean between the reported high and low sales prices for the shares on the date the purchase period ends, or on any earlier date of purchase provided for in the Purchase Plan.

         The total value of shares that may be subscribed for by an individual in one or more regular offering periods within any calendar year is limited to $21,250. Subject to this limitation, the Committee may set a minimum, a maximum, or both a minimum and a maximum number of shares that may be subscribed for during any offering period.


         The Purchase Plan also provides for monthly special offering dates pursuant to which any employee of Agritope may receive a one-year subscription for a number of shares of Agritope Stock equal to the amount by which the employee's annual compensation would otherwise be increased during the one-year period following the employee's annual compensation review divided by the initial subscription price for the special offering date that occurs on or immediately following the effective date of the increase in compensation. The subscription may be provided to the employee at Agritope's discretion or pursuant to the employee's irrevocable election in lieu of any increase in cash compensation for the ensuing year.

         An employee may terminate his or her subscription at any time before the full purchase price for the subscribed shares has been paid and be refunded the full amount withheld, plus interest at the rate of 6 percent per year. An employee may also reduce the number of subscribed shares and (i) receive a refund of the amount withheld that is in excess of the amount that would have been withheld if his or her subscription had been for the reduced number of shares, plus interest on the refund at the rate of 6 percent per year, or (ii) have the excess applied to reduce the amount of future installments of the purchase price.

         An employee whose employment is terminated for any reason other than retirement, disability, or death (or the personal representative of an employee who dies after such termination) may, at his or her election, (i) be refunded the full amount withheld, plus interest at the rate of 6 percent per year or
(ii) receive the whole number of shares that could be purchased at the purchase price with that amount together with a cash refund of any balance. An employee who retires or is permanently disabled (or the personal representative of an employee who dies while employed, retired, or disabled) at any time before the full purchase price of the subscribed shares has been paid has the rights described above and in addition may prepay the entire unpaid balance for the subscribed shares in a lump sum of cash and receive the shares. Any such election must be made within three months following any termination of employment and prior to the end of the respective purchase period.


         The Agritope Board may amend or terminate the Purchase Plan without shareholder approval, other than amendments that materially increase the number of shares that may be issued under the plan or decrease the purchase price of shares under the plan (except for adjustments for changes in capitalization).

         When the Purchase Plan becomes effective upon consummation of the Distribution, approximately --- employees are expected to be eligible to participate in the Purchase Plan. Numbers of shares that may be subject to future individual subscriptions under the Purchase Plan are not now determinable.


FEDERAL INCOME TAX CONSEQUENCES

         The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Participants do not realize taxable income at the commencement of an offering or at the time shares are purchased under the Purchase Plan.


         If no disposition of shares purchased under the Purchase Plan is made by the participant within two years from the offering commencement date or within one year from the purchase date, then (a) upon sale of the shares, 15 percent of the fair market value of the shares at the commencement of the offering period (or, if less, the amount of gain realized on sale of the shares) is taxed to the participant as ordinary income, with any additional gain taxed as a mid-term or long-term capital gain, as applicable, and any loss sustained treated as a mid-term or long-term capital loss, as applicable, to the participant, and (b) no deduction is allowed to Agritope for federal income tax purposes.

         If shares purchased under the Purchase Plan are disposed of prior to the expiration of the two-year and one-year holding periods described above, then (a) the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of purchase (or, if less, the amount realized on sale of the shares) over the purchase price thereof, and (b) Agritope is entitled to deduct that amount. Any further gain realized is taxed as a short-term, mid-term, or long-term capital gain to the participant and will not result in any deduction to Agritope.

                          EMPLOYEE STOCK OWNERSHIP PLAN

         The Agritope, Inc., Employee Stock Ownership Plan ("ESOP"), which covers Agritope and those of its affiliates which elect to participate (the "employers"), provides that all employees (including officers), other than excluded classes (leased, union, nonresident alien, temporary, and seasonal employees) are eligible to participate immediately upon commencement of employment. The ESOP is an "employee stock ownership plan" under Section 4975(e)(7) of the Internal Revenue Code, designed to invest primarily in Agritope Stock.

         The employers' contribution to the ESOP each year is determined by Agritope, and may be made either in Agritope Stock or in cash. Contributions are allocated to participants in proportion to their compensation.

         Each participant has a separate account attributable to employer contributions. Participants will become fully vested in their accounts if they attain age 65, die, or become disabled prior to termination of employment; if termination of employment occurs before age 65, death, or disability, the vesting in the accounts is based on the number of years of service (and the nonvested portion is forfeited):

                  Years of Service                            Percentage Vested

         Less than 2 years                                               0
         At least 2 years, but less than 3 years                        20
         At least 3 years, but less than 4 years                        40
         At least 4 years, but less than 5 years                        60
         At least 5 years, but less than 6 years                        80
         At least 6 years                                              100

         Each participant may direct the voting of Agritope Stock allocated to the participant's account.

         The   participants'   accounts  are  distributable  at  termination  of
employment. Distribution must be in Agritope Stock unless both the participant and the trustees elect cash distribution.

                           401(K) PROFIT SHARING PLAN

         The Agritope, Inc., 401(k) Profit Sharing Plan ("401(k) Plan") which covers Agritope and those of its affiliates which elect to participate, provides that all employees (including officers), other than excluded classes (leased, union, nonresident alien, temporary, and seasonal employees) are eligible to participate immediately upon commencement of employment. The 401(k) Plan includes a salary reduction feature under Section 401(k) of the Internal Revenue Code.

         All participants in the 401(k) Plan may contribute on a before-tax basis a whole number percentage of their cash compensation each year up to a maximum fixed by Agritope not to exceed 17%, subject to an annual maximum which is adjusted for cost of living ($9,500 for 1997). However, only the first 5% of a participant's compensation is eligible for a pro-rata matching contribution by the employers. The aggregate amount of the annual matching contribution is determined by Agritope.

         Matching contributions are invested in Agritope Stock. Employee contributions are pooled for investment at the direction of the employee in one or more of the various investment funds established by Agritope, one of which may provide for investment in Agritope Stock.

         Participants   are  at  all  times  fully  vested  in  their   employee
contributions.   Participants   will  become  fully  vested  in  their  matching
contributions if they attain age 65, die, or become disabled prior to termination of employment; if termination of employment occurs before age 65, death, or disability, the vesting of matching contributions is based on the number of years of service (and the nonvested portion is forfeited):

                  Years of Service                            Percentage Vested

         Less than 2 years                                               0
         At least 2 years, but less than 3 years                        20
         At least 3 years, but less than 4 years                        40
         At least 4 years, but less than 5 years                        60
         At least 5 years, but less than 6 years                        80
         At least 6 years                                              100

         Withdrawals of employee contributions are permitted prior to termination of employment in the case of hardship. Matching contributions and any remaining amounts of employee contributions are distributable at termination of employment; matching contributions, and any employee contributions which are invested in Agritope Stock at the participants' election, are customarily distributed in Agritope Stock.


                              CERTAIN TRANSACTIONS

         On November 11, 1996, the Company amended an agreement pursuant to which it acquired its patented ethylene control technology in 1987. Dr. Ferro, a co-inventor of the technology, relinquished all rights to future payments under the agreement in exchange for a one-time cash payment of $590,000. The amount is included in Agritope's consolidated balance sheet under the caption "Patents and proprietary technology" and will be amortized over 15 years, the remaining life of the related patent.

         In November 1996, Agritope agreed to exchange $3.4 million principal amount of Agritope 4 percent Convertible Notes Due 1997 for 250,367 shares of Epitope Stock at a reduced exchange price of $13.50 per share. The original terms of the notes permitted the holders to exchange them for Epitope Stock at an exchange price of $19.53 per share. Holders exchanging their notes at the reduced exchange price included Groupe des Assurances Nationales, the beneficial owner of more than 5 percent of the outstanding Epitope Stock, which exchanged $2,500,000 principal amount of notes for 185,185 shares of Epitope Stock.


         American Equities has been engaged by the Company to act as placement agent in connection with the Private Placement. Michel de Beaumont is a co-founder and director of American Equities. Mr. de Beaumont was elected to serve as a director of Agritope in September 1997. American Equities will receive commissions equal to five percent of the gross proceeds of the Private Placement. In addition, American Equities or its designees will receive warrants to purchase an aggregate of 500,000 shares of Agritope Stock in consideration for its services as placement agent. See "Shares Eligible for Future Sale."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the anticipated beneficial ownership of Agritope Stock as of the Distribution Date after giving effect to the Private Placement and the Distribution by (a) each person who is expected by Agritope to be the beneficial owner of more than 5 percent of Agritope Stock outstanding after the Distribution and the Private Placement, (b) each director of Agritope, (c) each executive officer of Agritope named in the Summary Compensation table above and (d) the executive officers and directors of Agritope as a group. Except in the case of subscribers in the Private Placement, this information is based on the Epitope Stock beneficially owned by such persons as of September 30, 1997.

                                       Amount and Nature              Percent
                                           of Beneficial                   of
Name                                        Ownership(1)                Class


Greenacres Holdings                              -                          -

Groupe des Assurances Nationales                 -                          -
61 Rue Monceau
Paris 75008 France

W. Charles Armstrong                             -                          *

Michel de Beaumont

Richard K. Bestwick, Ph.D.                       -                          *

Joseph A. Bouckaert                              -                          *

Nancy L. Buc

Adolph J. Ferro, Ph.D.                           -                          -

Gilbert N. Miller                                -                          -

Roger L. Pringle                                 -                          *

All directors and executive
  officers as a group
  (9 persons)

*Less than 1 percent

(1) Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated. Information is based on Epitope's records and a review of statements filed with the Commission under Sections 13(d) and 13(g) of the Exchange Act with respect to Epitope Stock.

(2) Does not include 17,035 shares of Epitope Stock held in the Epitope 401(k) Plan, as to which Messrs. Ferro and Miller share voting power as trustees of the Epitope 401(k) Plan. Messrs. Ferro and Miller disclaim any economic beneficial interest in such shares other than the ----- and ----- shares, respectively, allocated to their individual accounts under the Epitope 401(k) Plan, which are included in the table above.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to the Distribution, there has not been any public market for Agritope Stock and there can be no assurance that a significant public market for Agritope Stock will be developed or be sustained after the Distribution. Sales of substantial amounts of Agritope Stock in the public market after the Distribution, or the possibility of such sales occurring, could adversely affect prevailing market prices for Agritope Stock or the future ability of Agritope to raise capital through an offering of equity securities.


         After the Distribution and the Private Placement, ----- shares of Agritope Stock will be outstanding. Shares distributed in the Distribution will be freely tradeable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. See "The Distribution--Trading of Agritope Stock." The Agritope Stock to be issued in the Private Placement may not be sold in the U.S. without registration under the Securities Act until 40 days following the closing of the Private Placement. See "Private Placement" and "The Distribution--Trading of Agritope Stock."

         As of the Record Date, options to purchase ---- shares of Agritope Stock were outstanding. As of the Record Date, 2,000,000 shares were available for future grants of awards under Agritope's Award Plan, and 250,000 shares were available for future issuance under Agritope's Purchase Plan.

         Agritope intends to file after the Distribution Date Registration Statements on Form S-8 to register an aggregate of 2,250,000 shares of Agritope Stock reserved for issuance under its Award Plan and Purchase Plan. The Registration Statements will become effective automatically upon filing. Shares issued under the foregoing plans, after the filing of the Registration Statements on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates and vesting restrictions imposed by Agritope.

         Epitope has retained Vector Securities International, Inc. ("Vector Securities") as Epitope's exclusive financial advisor. In partial consideration for services rendered in connection with the Distribution and the Epitope Targeted Stock Proposal as well as strategic advice, Vector Securities will receive warrants to purchase an aggregate of 500,000 shares of Agritope Stock and Epitope Stock, exercisable at a price equal to 110 percent of the average closing price of the respective shares on the five trading days beginning on the Distribution Date. The ratio of the number of Agritope Stock warrants to the number of Epitope Stock warrants to be received by Vector Securities will be the same as the Distribution Ratio. Epitope and Agritope expect to grant Vector Securities certain registration rights with respect to the warrants.

         Agritope has engaged American Equities to serve as placement agent in connection with the Private Placement. American Equities or its designees will receive warrants to purchase an aggregate of 500,000 shares of Agritope Stock at $7 per share in partial consideration for its services. Such warrants may be exercised at any time within the three years following the closing of the Private Placement. Agritope has granted American Equities certain registration rights with respect to the warrants.


                      DESCRIPTION OF AGRITOPE CAPITAL STOCK

         Agritope's Articles authorize the issuance of up to 40 million shares of Agritope Common and 10 million shares of Agritope Preferred issuable in series. The following description of Agritope's capital stock is qualified in all respects by reference to the Articles.


AGRITOPE COMMON

         The holders of Agritope Common are entitled to one vote per share on all matters on which shareholders are entitled to vote. Holders of Agritope Common are entitled to receive dividends when and as declared by the Agritope Board out of any funds lawfully available therefor and, in the event of liquidation or distribution of assets, are entitled to participate ratably in the distribution of such assets remaining after payment of liabilities, in each case subject to any preferential rights granted to any series of Agritope Preferred that may then be outstanding. Holders of Agritope Common do not have cumulative voting rights with respect to any matter.

AGRITOPE PREFERRED

         The Articles authorize the Agritope Board, without further shareholder authorization, to issue Agritope Preferred in one or more series and to fix the terms and provisions of each series, including dividend rights and preferences, conversion rights, voting rights, redemption rights, and rights on liquidation, including preferences over Agritope Common, all of which could adversely affect the rights of holders of Agritope Common. The issuance of a series of Agritope Preferred under certain circumstances could have the effect of delaying or preventing a change of control of Agritope, could adversely affect the rights of the holders of Agritope Common, may discourage offers for the Agritope Common at a premium over market price and may adversely affect the market price of, and the voting and other rights of the holders of, the Agritope Common.

         The Agritope Board has adopted a Shareholder Rights Plan, as described below, which enables holders of Agritope Common, under certain circumstances, to purchase fractional shares of a series of Agritope Preferred. See "--Shareholder Rights Plan," below. No Agritope Preferred is currently outstanding, and Agritope has no present plans to issue any shares of Agritope Preferred.


AGRITOPE WARRANTS

         Vector Securities has provided advisory services to Epitope with respect to the Distribution as well as strategic and advisory services in connection with Epitope's targeted stock proposal. In partial consideration for services rendered in connection with the Distribution and the Epitope targeted stock proposal, Vector Securities will receive warrants to purchase an aggregate of 500,000 shares of Agritope Stock and Epitope Stock, exercisable at a price equal to 110 percent of the average closing price of the respective shares on the five trading days beginning on the Distribution Date. The ratio of Agritope Stock warrants to Epitope Stock warrants to be received by Vector Securities will be the same as the Distribution Ratio.

         Agritope has also issued to American Equities or its designees warrants to purchase an aggregate of 500,000 shares of Agritope Stock in partial consideration for its services as placement agent in connection with the Private Placement. Each warrant entitles the holder to purchase one share of Agritope Stock at $7 per share at any time within three years of the closing of the Private Placement.


PREEMPTIVE RIGHTS

         The Articles provide that no holder of any of Agritope's shares is entitled to any preferential or preemptive rights, except as such rights may be provided for by contract or pursuant to the terms of any series of Agritope Preferred.

SHAREHOLDER RIGHTS PLAN


         In October 1997, Agritope adopted the Rights Agreement. Accordingly, each share of Agritope Common distributed in the Distribution will be issued with one preferred stock purchase right ("Right").

         Each Right represents the right to purchase, if and when the Rights are exercisable, 1/1,000 of a share of Series A Junior Participating Cumulative Preferred Stock at an exercise price of $-----. The exercise price and the number of shares issuable upon exercise of the Rights are subject to adjustment in certain cases to prevent dilution. The Rights are evidenced by the Agritope Common certificates and are not exercisable, or transferable apart from the Agritope Common, until 10 business days after (i) a person acquires 15 percent or more of the Agritope Common; (ii) a person commences a tender offer which would result in the ownership of 15 percent or more of the Agritope Common; or
(iii) the Agritope Board declares a person beneficially owning at least 10 percent of the Agritope Common to be an Adverse Person (the "Rights Distribution Date"). In the event any person becomes the beneficial owner of 15 percent or more of the Agritope Common or the Agritope Board determines that a person is an Adverse Person, each of the Rights (other than Rights held by the party triggering the Rights and certain of their transferees, all of which will be voided) becomes a discount right entitling the holder to acquire Agritope Common having a value equal to twice the Right's exercise price.


         In the event Agritope is acquired in a merger or other business combination transaction (including one in which Agritope is the surviving corporation), each Right will entitle its holder to purchase, at the then current exercise price of the Right, that number of shares of common stock of the surviving company which at the time of such transaction would have a market value of two times the exercise price of the Right. The Rights do not have any voting rights and are redeemable, at the option of Agritope, at a price of $0.01 per Right at any time until 10 business days after a person acquires beneficial ownership of at least 15 percent of the Agritope Common.

         The Rights expire on October 17, 2007. So long as the Rights are not separately transferable, Agritope will issue one Right with each new share of Agritope Common issued.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Agritope on terms not approved by the Agritope Board. The Rights should not interfere with any merger or other business combination approved by the Agritope Board because the Rights may be redeemed by Agritope until the tenth business day following the first public announcement that a person or group has become an Acquiring Person.

OTHER ANTI-TAKEOVER MEASURES

         Agritope's Articles and Bylaws contain certain provisions that may have the effect of delaying, deferring or preventing a change in control of Agritope. Such provisions include requirements for: (i) a classified Board of Directors, with each class containing as nearly as possible one-third of the total number of directors and the members of each class serving for staggered three-year terms; (ii) removal of directors only for cause; (iii) changing the size of the Agritope Board only with supermajority approval of the directors then in office; and (iv) no less than 60 days' advance notice with respect to nominations of directors or other matters to be voted on by shareholders other than by or at the direction of the Agritope Board.


         Classified Board of Directors. The Articles provide that the Agritope Board will be divided into three classes (Class 1, Class 2 and Class 3) with each class containing as nearly as possible one-third of the total number of directors and the members of each class serving for staggered three-year terms. The initial designation of directors to each of the three classes has been made. See "Management." At each annual meeting of Agritope shareholders, the number of directors equal to the number of the class whose term expires at the time of such meeting will be elected to hold office until the third succeeding annual meeting of Agritope shareholders.


         Removal of Directors. Directors of Agritope may be removed only for cause.

         Changes in the Number of Directors. The Articles specify that the Agritope Board will consist of no less than six nor more than thirteen members, with the exact number to be set from time to time by the Board. The Agritope Board is authorized to increase or decrease the size of the Board (within the specified range) by the affirmative vote of two-thirds of the directors then in office. Without the consent of all the directors then in office: (i) no more than two additional directors may be added to the Agritope Board within any 12-month period; and (ii) no person who is affiliated as an owner, director, officer or employee of a company or business deemed by the Board of Directors to be competitive with that of Agritope is eligible to serve on the Agritope Board.

         Nominations of Directors and Other Matters Brought by Shareholders. The Bylaws require that, generally, in addition to other applicable requirements, in order for an Agritope shareholder to (i) nominate a person for election to the Agritope Board at an annual meeting of shareholders or (ii) properly bring a matter before an annual meeting of shareholders, such shareholder must notify Agritope of his or her intentions not less than 60 days prior to such meeting (with respect to the 1998 meeting of shareholders, not later than December 15, 1997). Moreover, in order to be valid, any such notice must be in proper written form as more specifically described in the Bylaws.


         Amendment of Articles. The Articles require the approval of the holders of at least two-thirds of Agritope Common to amend certain provisions of the Articles including certain of the anti-takeover measures described above.


OREGON ANTI-TAKEOVER STATUTES

         Agritope is subject to certain provisions of the Oregon Business Corporation Act that govern business combinations between corporations and interested shareholders (the "Business Combination Act"). The Business Combination Act generally provides that, if a person or entity acquires 15 percent or more of the voting stock of an Oregon corporation (an "Interested Shareholder"), the corporation and the Interested Shareholder, or any affiliated entity of the Interested Shareholder, may not engage in certain business combination transactions for three years following the date the person became an Interested Shareholder. Business combination transactions for this purpose include: (a) a merger or plan of share exchange; (b) any sale, lease, mortgage or other disposition of 10 percent or more of the assets of the corporation; and
(c) certain transactions that result in the issuance of capital stock to the Interested Shareholder. These restrictions do not apply if: (i) the Interested Shareholder, as a result of the transaction in which such person became an Interested Shareholder, owns at least 85 percent of the outstanding voting stock of the corporation (disregarding shares owned by directors who are also officers and shares owned by certain employee benefit plans); (ii) the board of directors approves the share acquisition or business combination before the Interested Shareholder acquires 15 percent or more of the corporation's outstanding voting stock; or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (disregarding shares owned by the Interested Shareholder) approve the transaction after the Interested Shareholder acquires 15 percent or more of the corporation's voting stock.

         Agritope is also subject to the Oregon Control Share Act (the "Control Share Act"). The Control Share Act generally provides that a person (the "Acquiror") who acquires voting stock of an Oregon corporation in a transaction which results in the Acquiror holding more than 20 percent, 33-1/3 percent or 50 percent of the total voting power of the corporation (a "Control Share
Acquisition") cannot vote the shares it acquires in the Control Share Acquisition ("Control Shares") unless voting rights are accorded to the Control Shares by: (a) a majority of each voting group entitled to vote; and (b) the holders of a majority of the outstanding voting shares, excluding the Control Shares held by the Acquiror and shares held by the corporation's officers and inside directors. The term "Acquiror" is broadly defined to include persons acting as a group.

         The Acquiror may, but is not required to, submit to the corporation an "Acquiring Person Statement" setting forth certain information about the Acquiror and its plans with respect to the corporation. The Acquiror may also request that the corporation call a special meeting of shareholders to determine whether the voting rights will be restored to the Control Shares. If the Acquiror does not request a special meeting of shareholders, the issue of voting rights of Control Shares will be considered at the next annual or special meeting of shareholders that is held more than 60 days after the date of the Control Share Acquisition. If the Acquiror's Control Shares are accorded voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of the restoration of such voting rights will have the right to receive the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the Acquiror for the Control Shares.

INDEMNIFICATION OF DIRECTORS AND OFFICERS; LIMITATION OF LIABILITY; INSURANCE

         As permitted by Oregon law, Agritope's Articles permit, and its Bylaws require, the indemnification of a director or officer made or threatened to be made a party to a proceeding (other than a proceeding by or in the right of Agritope to procure a judgment in its favor) because such person is or was a director or officer of Agritope or one of its subsidiaries against certain liabilities and expenses, if the director or officer acted in good faith and in a manner he or she reasonably believed was in or not opposed to the best interests of Agritope, and, with respect to any criminal action or proceeding, the director or officer, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of any proceeding by or in the right of Agritope, a director or officer is entitled to indemnification of certain expenses if he or she acted in good faith and in a manner he or she reasonably believed was in or not opposed to the best interests of Agritope.

         However,  pursuant to Oregon law, the Bylaws and  indemnity  agreements
Agritope intends to enter into with its directors and officers generally, Agritope will not indemnify its directors and officers: (i) in connection with a proceeding by or in the right of Agritope in which the director or officer is adjudged liable to Agritope; (ii) in connection with any other proceeding charging improper personal benefit to the director or officer in which the director or officer is adjudged liable on the basis that personal benefit was improperly received by him or her; (iii) in connection with any claim made against any director or officer for which payment is required to be made to or on behalf of the director or officer under any insurance policy; (iv) in connection with any claim made against any director or officer if a court having jurisdiction in the matter determines that indemnification is not lawful under any applicable statute or public policy; (v) in connection with any proceeding (or part of any proceeding) initiated by the director or officer or any proceeding by the director or officer against Agritope or its directors, officers, employees or other agents; and (vi) for an accounting of profits made from the purchase and sale by the director or officer of securities of Agritope within the meaning of Section 16(b) of the Exchange Act or similar provision of any state statutory law or common law. Agritope may also provide indemnification to persons other than its directors or officers under certain circumstances.

         As permitted by Oregon law, the Articles also provide that no director will be liable to Agritope or its shareholders for monetary damages for his or her conduct as a director, except that personal liability may exist for any: (i) breach of the director's duty of loyalty to Agritope or its shareholders; (ii) act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) unlawful distribution to shareholders; (iv) transaction from which the director derives an improper personal benefit; or (v) profits made from the purchase and sale by the director of securities of Agritope within the meaning of Section 16(b) of the Exchange Act or similar provision of any state statutory law or common law.

         As stated above, Agritope intends to enter into agreements to indemnify its directors and officers. The agreements are intended to provide the maximum indemnification permitted by Oregon law. The agreements, among other provisions, will indemnify each of Agritope's directors and officers in any action or proceeding for certain expenses (including attorney fees) and (other than in an action or proceeding by or in the right of Agritope) judgments, fines and settlement amounts incurred on account of such person's services as a director or officer of Agritope or, at Agritope's request, as a director, officer, employee or agent of another enterprise. The agreements will also limit the liability of Agritope's directors and officers in respect of their conduct in serving Agritope to the extent permitted by Oregon law, as described above.

         Agritope understands that the current position of the Commission is that any indemnification of liabilities arising under the Securities Act is against public policy and is, therefore, unenforceable.

         Agritope intends to obtain insurance insuring its directors and officers against certain liabilities, including liabilities under federal and state securities laws.


                                  LEGAL MATTERS

         The validity of the Agritope Stock will be passed upon by Tonkon, Torp, Galen, Marmaduke & Booth, Portland, Oregon. Miller, Nash, Wiener, Hager & Carlsen LLP has provided the tax opinion in connection with the Distribution.


                                     EXPERTS

         The financial statements as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996 included in this Information Statement/Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

INFORMATION NOT REQUIRED IN INFORMATION STATEMENT/PROSPECTUS



Item 13.  Other Expenses of Issuance and Distribution.

                                                           Amount



SEC Registration Fee...............................       $  1,550

Accounting Fees and Expenses*......................       $ 25,000

Legal Fees and Expenses*...........................       $ 50,000

Blue Sky Fees and Expenses*........................       $  4,900

Printing, including Registration Statement,               $ 50,000
  Information Statement/Prospectus, etc.*..........

Miscellaneous Expenses*............................       $ 34,550
                                                          --------

                  TOTAL EXPENSES*..................       $166,000

------------

         *Estimated




Item 14.  Indemnification of Directors and Officers.

         Indemnification. Generally, the Oregon Business Corporation Act (the "Oregon Act") requires the indemnification of an individual made a party to a proceeding because the individual is or was a director or officer of the corporation against reasonable expenses incurred by the director or officer in the proceeding if the individual is wholly successful on the merits or otherwise. In addition, the Oregon Act allows a corporation to indemnify a director, officer, employee or agent of the corporation if:

                  (a)  The conduct of the individual was in good faith;

                  (b) The individual reasonably believed that the individual's conduct was in the best interests of the corporation, or at least not opposed to its best interests;

                  (c) In the case of any criminal proceeding, the individual had no reasonable cause to believe that the individual's conduct was unlawful;

                  (d) In the case of any proceeding by or in the right of the corporation, the individual was not adjudged liable to the corporation; and

                  (e) In connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, the individual was not adjudged liable on the basis that he or she improperly received personal benefit.

         Generally, when appropriate, the Oregon Act also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is entitled to mandatory indemnification under the Oregon Act or is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. In addition, the Oregon Act provides that the indemnification described above is not exclusive of any other rights to which directors, officers, employees or agents may be entitled under the corporation's articles of incorporation or bylaws, or under any agreement, action of its board of directors, vote of shareholders, or otherwise.

         Article 6 of the restated articles of incorporation of the Registrant permits the Registrant to indemnify its directors, officers, employees, and agents to the fullest extent permitted by law. Article 8 of the restated bylaws of the Registrant requires such indemnification as to directors and officers, against expenses and liability (other than in a proceeding by or in the right of the Registrant), including attorney fees, actually and reasonably incurred by such individual in connection with any threatened, pending, or completed action, suit, or proceeding to which the individual is a party because of service to the Registrant. Article 8 of the bylaws further provides that the foregoing right of indemnification is not exclusive of any other rights to which the individual may be entitled under the Oregon Act, restated articles of incorporation, bylaws, agreement, action of the shareholders or disinterested directors, or otherwise. The Registrant may, but is not required to, offer the same rights of indemnification, on a case-by-case basis, to its employees and agents.

         In addition to the foregoing right of indemnity, the Registrant will enter into indemnification agreements with all of its officers and directors, the forms of which are filed as Exhibits 10.10 and 10.11 hereto. Each indemnification agreement makes provisions of the Oregon Act relating to permissive indemnification mandatory and therefore restates the Registrant's obligation as set forth in the bylaws, as discussed above. In addition, each indemnification agreement sets forth the Registrant's obligation to indemnify the party to the agreement in the event that the indemnitee is entitled to indemnification of some but not all liability and expenses. The indemnification agreements and the restated bylaws also set forth procedures for the defense of claims by the Registrant.

         Section  60.367 of the Oregon  Revised  Statutes  (a part of the Oregon
Act) provides in substance that any director held liable pursuant to that section for the unlawful payment of a dividend or other distribution of assets of a corporation shall be entitled to contribution from the shareholders who accepted the dividend or distribution, knowing the dividend or distribution was made in violation of the Oregon Act or the articles of incorporation. The section also provides that any such director shall be entitled to contribution from  the  other  directors  who  voted  for  or  assented  to the  dividend  or distribution without complying with the applicable standards of conduct prescribed by the Oregon Act.

         The Registrant understands that the current position of the Securities and Exchange Commission is that any indemnification of liabilities arising under the Securities Act of 1933, as amended, is against public policy and is, therefore, unenforceable.

         The effects of these provisions is to indemnify directors and officers of the Registrant against all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Registrant, to the fullest extent permitted by law.

         Insurance.   The  Registrant  intends  to  carry  insurance  protecting officers and directors against certain liabilities that they may incur in their capacities as such.


Item 15.  Recent Sales of Unregistered Securities.

         Agritope will sell approximately 1,343,000 shares of Agritope Stock at a price of $7 per share, for an aggregate price of $9.4 million in the Private Placement, immediately following the Distribution. Subscribers in the Private Placement have entered stock purchase agreements and have deposited the purchase price in an escrow account, pending completion of the Distribution and the closing of the Private Placement. The shares of Agritope Stock sold in the Private Placement will represent 27 percent of the Agritope Stock outstanding following the Distribution. Shares sold in the Private Placement will not be registered under the Securities Act in reliance upon the exemption from registration provided by Regulation S.

Item 16.  Exhibits and Financial Statement Schedules.

         (a) The exhibits to the Registration Statement required by Item 601 to Regulation S-K are listed in the accompanying index to exhibits.

         (b) No  financial  statement  schedules  have been  filed  because  the requested information is not applicable or is provided as part of the consolidated financial statements in the Information Statement/Prospectus included in this Registration Statement.

Item 17.  Undertakings.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beaverton, state of Oregon, on October 20, 1997.

                                   AGRITOPE, INC.


                                   By /s/ Gilbert N. Miller
                                     Gilbert N. Miller, Executive Vice President
                                     and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 20, 1997, by the following persons in the capacities indicated.



Signature                             Title


* ADOLPH J. FERRO, PH.D.             Chairman of the Board, President, Chief
Adolph J. Ferro, Ph.D.               Executive Officer and Director
                                     (Principal Executive Officer)

/s/ Gilbert N. Miller                Executive Vice President,
Gilbert N. Miller                    Chief Financial Officer, Secretary and
                                     Director
                                     (Principal Financial Officer and
                                     Principal Accounting Officer)

*W. CHARLES ARMSTRONG                Director
W. Charles Armstrong


*ROGER L. PRINGLE                    Director
Roger L. Pringle


*NANCY L. BUC                        Director
Nancy L. Buc


*MICHAEL de BEAUMONT                 Director
Michael de Beaumont


*By /s/ Gilbert N. Miller
   Gilbert N. Miller
   (Attorney-in-Fact)

                                  EXHIBIT INDEX

Number            Description

2.*               Form   of   Separation   Agreement   between   Epitope,   Inc.
                  ("Epitope"), and Agritope, Inc. ("Agritope").

3.1*              Current Restated Articles of Incorporation of Agritope.

3.2*              Proposed  form  of  Restated   Articles  of  Incorporation  of
                  Agritope.

3.3*              Current Restated Bylaws of Agritope.

3.4*              Proposed form of Restated Bylaws of Agritope.

4.1**             Form of Common Stock Certificate.

4.2** Form of Rights Agreement between Agritope and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, which includes as Exhibit A the form of the Designation of Terms of the Series A Participating Cumulative Preferred Stock and as Exhibit B the form of Rights Certificate.

5.*               Form of Opinion of Tonkon, Torp, Galen, Marmaduke & Booth.

8.                Form of Opinion of Miller, Nash, Wiener, Hager & Carlsen LLP.

10.1** Form of Transition Services and Facilities Agreement between Epitope and Agritope.

10.2              Form of Tax Allocation Agreement between Epitope and Agritope.

10.3**            Form  of  Employee  Benefits  Agreement  between  Epitope  and
                  Agritope.

10.4              Agritope, Inc. 1997 Stock Award Plan.

10.5              Agritope, Inc. 1997 Employee Stock Purchase Plan.

10.6**            Form of Employment  Agreement  between  Agritope and Adolph J.
                  Ferro, Ph.D.

10.7**            Form of Employment  Agreement  between Agritope and Gilbert N.
                  Miller.

10.8**            Form of Employment  Agreement  between Agritope and Richard K.
                  Bestwick, Ph.D.

10.9**            Form of Employment  Agreement  between Agritope and Matthew G.
                  Kramer.

10.10             Employment  Agreement  between  Vinifera,  Inc.  and Joseph A.
                  Bouckaert.

10.11*            Form of Indemnification Agreement for directors.

10.12*            Form of Indemnification Agreement for officers.

10.13 Lease of Land and Certain Improvements located at 4288 Bodega Avenue entered into by and between Gianni Neve and Maria Neve, Landlord, and Vinifera, Inc., Tenant, dated as of February 1, 1996.

10.14 Option to License and Research Support Agreement between the Salk Institute for Biological Studies and Epitope dated February 25, 1997, including Amendment dated July 25, 1997, and Assignment between Agritope and Epitope. Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

10.15* Superior Tomato Associates, L.L.C. Operating Agreement dated February 19, 1996.

10.16 Placement Agent Agreement between American Equities Overseas, Inc., and Agritope, dated October 15, 1997.

10.17** Form of Warrant Agreement to be issued to Vector Securities in partial consideration for services in connection with the Distribution.

10.18 Form of Warrant Agreement to be issued in connection with the Private Placement.

21. The subsidiaries of Agritope are Vinifera, Inc., an Oregon corporation, and Agrimax Floral Products, Inc., a Minnesota corporation. Agritope owns a 662/3 percent interest in Superior Tomato Associates, L.L.C.

23.1              Consent of Price Waterhouse LLP.

23.2*             Consent of Tonkon, Torp, Galen, Marmaduke & Booth (included in
                  Exhibit 5).

23.3 Consent of Miller, Nash, Wiener, Hager & Carlsen LLP (included in Exhibit 8).

24.               Powers of attorney (some previously filed).

27.               Financial Data Schedule.

-----------

Other exhibits listed in Item 601 of Regulation S-K are not applicable.

*   Previously filed

**  To be filed by amendment

                         AGRITOPE, INC. AND SUBSIDIARIES
                              FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS                                          PAGE

FULL YEAR FINANCIAL STATEMENTS

Report of Independent Accountants.......................................F-1
Consolidated Balance Sheets
        at September 30, 1996 and September 30, 1995....................F-2
Consolidated Statements of Operations
        for the years ended September 30, 1996, 1995, and 1994 .........F-3
Consolidated Statements of Changes in Shareholder's Equity
        for the years ended September 30, 1996, 1995, and 1994 .........F-4
Consolidated Statements of Cash Flows
        for the years ended September 30, 1996, 1995, and 1994 .........F-5
Notes to Consolidated Financial Statements..............................F-6

INTERIM FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets
        at June 30, 1997 and September 30, 1996........................F-14
Condensed Consolidated Statements of Operations
        for the nine months ended June 30, 1997 and 1996...............F-15
Condensed Consolidated Statements of Changes in Shareholder's Equity
        for the nine months ended June 30, 1997........................F-16
Condensed Consolidated Statements of Cash Flows
        for the nine months ended June 30, 1997 and 1996...............F-17
Notes to Condensed Consolidated Financial Statements...................F-18

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Epitope, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Agritope, Inc. (as described in Note 1 to these financial statements) and its subsidiaries at September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 2, the basis of presentation of these financial statements differs from previously issued Agritope Group financial statements in that certain cash and cash equivalents and the related interest income that were previously allocated to Agritope have not been allocated to Agritope in these financial statements.

PRICE WATERHOUSE LLP

Portland, Oregon
October 28, 1996, except for Note 11 as to which the date is December 26, 1996 and the second paragraph of Note 1 as to which the date is July 26, 1997.

AGRITOPE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30                                                                              1996                   1995

ASSETS
Current assets
Cash and cash equivalents (Note 2) ...........................                     $    476,512           $     10,103
Trade accounts receivable, net (Note 2) ......................                          264,986                135,866
Other accounts receivable ....................................                           32,337                993,790
Inventories (Note 2) .........................................                          509,745                      -
Prepaid expenses .............................................                              812                 56,064
                                                                                  -------------          -------------
Total current assets .........................................                        1,284,392              1,195,823

Property and equipment, net (Notes 2 and 4) ..................                        1,286,197                555,004
Patents and proprietary technology, net (Note 2) .............                          510,244                140,757
Investment in affiliated companies (Note 3) ..................                        2,448,623              1,974,833
Other assets and deposits (Note 5) ...........................                          140,513                200,430
                                                                                  -------------          -------------
                                                                                   $  5,669,969           $  4,066,847

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
Current portion of installment notes payable .................                 $              -           $     17,758
Convertible notes (Notes 5 and 11)............................                        3,620,003                      -
Accounts payable..............................................                           91,474                125,971
Salaries, benefits and other accrued liabilities..............                          735,478                206,349
                                                                                  -------------           ------------
Total current liabilities.....................................                        4,446,955                350,078

Long-term portion of installment notes payable................                                -                 21,749
Convertible notes (Notes 5 and 11)............................                                -              3,620,003
Minority interest (Note 3)....................................                          215,407                      -

Commitments and contingencies (Note 9)........................                                -                      -

Shareholder's equity (Note 6)
Preferred stock, no par value
  1,000,000 shares authorized;
  no shares issued and outstanding............................                                -                      -
Common stock, no par value
  20,000,000 shares authorized;
  2,000,000 shares issued and outstanding.....................                       33,485,214             30,051,356
Accumulated deficit ..........................................                      (32,477,607)           (29,976,339)
                                                                                   -------------          -------------
                                                                                      1,007,607                 75,017

                                                                                   $  5,669,969           $  4,066,847

The accompanying notes are an integral part of these statements.

AGRITOPE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30                                       1996                  1995                   1994

Revenues
Product sales..............................................  $           -          $  2,015,318         $    2,179,742
Grants and contracts (Note 8)..............................        585,485                94,370                 33,642
                                                             -------------          ------------         --------------
                                                                   585,485             2,109,688              2,213,384

Costs and expenses
Product costs.............................................               -             3,235,675              4,575,149

Research and development costs (Note 8)...................       1,338,703             2,204,993              2,368,880
Selling, general and administrative expenses
  (Note 2)................................................       1,482,694             4,479,498              4,759,219
                                                             -------------          ------------         --------------
                                                                 2,821,397             9,920,166             11,703,248

Loss from operations......................................      (2,235,912)           (7,810,478)            (9,489,864)

Other income (expense), net
Interest income...........................................               -                 7,535                      -
Interest expense..........................................        (265,356)             (241,775)              (236,121)
Other, net................................................               -                  (500)               (78,081)
                                                             -------------          -------------        ---------------
                                                                  (265,356)             (234,740)              (314,202)

Net loss...................................................  $  (2,501,268)         $ (8,045,218)        $   (9,804,066)

Net loss per share .......................................   $       (1.25)         $      (4.02)       $         (4.90)

Weighted average number
  of shares outstanding ..................................       2,000,000              2,000,000             2,000,000


The accompanying notes are an integral part of these statements.

AGRITOPE, INC.  AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY


                                                                    COMMON           ACCUMULATED
                                                                     STOCK               DEFICIT                 TOTAL

Balances at September 30, 1993 .............................. $  9,143,694         $ (12,127,055)         $ (2,983,361)
Compensation expense for stock awards (Note 6)...............       50,392                     -                50,392
Compensation expense for stock option grants (Note 6)........      343,922                     -               343,922
Capital contributed by Epitope, Inc., upon exchange of
  convertible notes (Note 5) ................................      559,964                     -               559,964
Equity issuance costs .......................................      (40,267)                    -               (40,267)
Cash from Epitope, Inc. .....................................   11,391,436                     -            11,391,436
Net loss for the year .......................................            -            (9,804,066)           (9,804,066)
                                                              ------------         --------------        --------------
Balances at September 30, 1994 ..............................   21,449,141           (21,931,121)             (481,980)

Compensation expense for stock awards (Note 6)...............       69,998                     -                69,998
Compensation expense for stock option grants (Note 6)........      318,375                     -               318,375
Capital contributed by Epitope, Inc., upon exchange of
  convertible notes (Note 5) ................................      449,991                     -               449,991
Equity issuance costs .......................................      (22,487)                    -               (22,487)
Cash from Epitope, Inc. .....................................    7,786,338                     -             7,786,338
Net loss for the year .......................................            -            (8,045,218)           (8,045,218)
                                                              ------------           ------------           -----------
Balances at September 30, 1995 ..............................   30,051,356           (29,976,339)               75,017

Compensation expense for stock awards (Note 6)...............       14,500                     -                14,500
Compensation expense for stock option grants (Note 6) .......      229,164                     -               229,164
Cash from Epitope, Inc. .....................................    3,190,194                     -             3,190,194
Net loss for the year .......................................            -            (2,501,268)           (2,501,268)
                                                              ------------           ------------          ------------
Balances at September 30, 1996 .............................. $ 33,485,214         $ (32,477,607)         $  1,007,607

The accompanying notes are an integral part of these statements.

AGRITOPE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED SEPTEMBER 30                                        1996                   1995                 1994

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss...................................................  $   (2,501,268)        $   (8,045,218)      $   (9,804,066)
Adjustments to reconcile net loss to net cash
  used in operating activities:
Depreciation and amortization..............................         294,045                663,379              505,135
Compensation expense for stock awards......................          14,500                 69,998               50,392
Compensation expense for stock option grants ..............         229,164                318,375              343,922
Loss on disposition of property............................               -                    500               74,130
Decrease (increase) in receivables.........................         832,333               (945,501)            (140,268)
Decrease (increase) in inventories.........................        (509,745)                88,737             (385,928)
Decrease (increase) in prepaid expenses....................          55,252                (55,639)              36,965
Decrease (increase) in other assets and deposits...........         (36,219)                 9,137                6,562
Increase (decrease) in accounts payable and
  accrued liabilities......................................         494,633               (104,680)              67,457
                                                             --------------         --------------       --------------
Net cash used in operating activities......................      (1,127,305)            (8,000,912)          (9,245,699)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment........................        (886,646)              (238,558)          (2,128,837)
Proceeds from sale of property.............................               -                 13,258                    -
Expenditures for patents and proprietary
  technology...............................................        (411,943)              (178,208)                 135
Investment in affiliated companies.........................        (473,790)               610,146                    -
Minority interest in affiliated companies..................         215,407                      -                    -
                                                             --------------         --------------       --------------
Net cash (used in) provided by investing activities........      (1,556,972)               206,638           (2,128,702)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments under installment purchase notes
 and capital lease obligations ............................         (39,508)               (16,137)             (20,724)
Cash from Epitope, Inc.....................................       3,190,194              7,786,338           11,391,436
                                                             --------------         --------------       --------------
Net cash provided by financing activities..................       3,150,686              7,770,201           11,370,712

Net increase in cash and cash equivalents..................         466,409                (24,073)              (3,689)
Cash and cash equivalents at beginning of year.............          10,103                 34,176               37,865
                                                             --------------         --------------       --------------
Cash and cash equivalents at end of year...................  $      476,512         $       10,103       $       34,176

The accompanying notes are an integral part of these statements.

AGRITOPE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  THE COMPANY

Agritope, Inc. (the "Company" or "Agritope") is an Oregon corporation utilizing biotechnology to develop and market superior new plants and related products. Agritope is a wholly owned subsidiary of Epitope, Inc. ("Epitope"), an Oregon corporation engaged in the development and marketing of medical diagnostic products. Through its subsidiary, Vinifera, Inc. ("Vinifera"), Agritope is also engaged in the business of propagation, growing, and distribution of grapevine plants. Agrimax Floral Products, Inc. ("Agrimax") is an inactive subsidiary that holds minority interests in two flower distribution businesses. See Note 3, Investment in Affiliated Companies.

Agritope Spin-off. In July 1997, Epitope's board of directors approved a management proposal to spin off Agritope, subject to obtaining financing for Agritope and the satisfaction of certain other conditions. Agritope intends to sell additional shares of Agritope common stock in a private placement to certain investors immediately after the spin-off.

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The accompanying consolidated financial statements include the accounts of Agritope and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Minority-owned investments and joint ventures are accounted for using the equity method. Investments of less than 20 percent are carried at cost or estimated net realizable value, whichever is lower. Intercompany balances with Epitope have been reflected as capital contributions (common stock) in the accompanying consolidated financial statements because they will be converted into a permanent capital contribution in conjunction with the spin-off.

The basis of presentation of these financial statements differs from the previously issued Agritope Group financial statements contained in Epitope's Form 10-K and Form 10-Q filings. In the previously issued financial statements, cash and cash equivalents and the related interest income were allocated to Agritope in connection with the contemplated targeted stock transaction. With respect to the spin-off, these items will not be transferred to Agritope and therefore have not been allocated to Agritope in these financial statements.

Certain corporate overhead services such as accounting, annual meeting costs, annual report preparation, audit, executive management, facilities, finance, general management, human resources, information systems, investor relations, legal services, payroll and SEC filings are provided by Epitope on a centralized basis for the benefit of Agritope ("Shared Services"). Such expenses have been allocated to Agritope in the accompanying financial statements using activity indicators which, in the opinion of management, represent a reasonable measure of Agritope's utilization of such Shared Services. These activity indicators, which are reviewed periodically and adjusted to reflect changes in utilization, include number of employees, number of computers, and level of expenditures. Management believes that the amount allocated for these shared services is not materially different from the amount which would be incurred by Agritope for such services provided on a stand alone basis. Allocated Shared Services of $1,069,249, $1,892,370 and $1,735,688, respectively, for 1996, 1995 and 1994 are included under the caption "Selling, general and administrative expenses."

Cash and Cash Equivalents. For purposes of the consolidated balance sheets and statements of cash flows, all highly liquid investments with maturities at time of purchase of three months or less are considered to be cash equivalents.

Inventories. Inventories are recorded at the lower of average cost or market. Average cost includes all direct and indirect costs attributable to the growing grapevine plants. Inventory, consisting principally of growing grapevine plants at Vinifera, is summarized as follows:

SEPTEMBER 30                                                         1996
Work-in-process ..............................................   $471,208
Finished goods ...............................................     38,537
                                                                ---------
                                                                 $509,745

Agritope, Inc. and Subsidiaries
Notes to Consolidated Financial Statements, Continued



Depreciation and Capitalization Policies. Property and equipment are stated at cost less accumulated depreciation. Expenditures for repairs and maintenance are charged to operating expense as incurred. Expenditures for renewals and betterments are capitalized. Depreciation and amortization of property and equipment are calculated primarily under the straight-line method over the estimated useful lives of the related assets (three to seven years). Leasehold improvements are amortized over the shorter of estimated useful lives or the terms of the related leases. When assets are sold or otherwise disposed, cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is included in operations.

Accounting for Long-Lived Assets. The Company reviews its long-lived assets for impairment periodically or as events or circumstances indicate that the carrying amount of long-lived assets may not be recoverable. If the estimated net cash flows are less than the carrying amount of the long-lived assets, the Company recognizes an impairment loss in an amount necessary to write down long-lived assets to fair value as determined from expected discounted future cash flows. This accounting policy is consistent with Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. See Note 11, Subsequent Events.

Patents  and  Proprietary  Technology.   Direct  costs  associated  with  patent
submissions and acquired technology are capitalized and amortized over their minimum estimated economic useful lives, generally five years.

In August 1996, the Company amended an agreement pursuant to which it acquired its patented ethylene control technology in 1987. A co-inventor of the technology relinquished all rights to future compensation under the agreement in exchange for a one-time cash payment, a research grant and a limited
non-exclusive   license  to  use  the   technology   for  one  crop.  The  total
consideration paid of $365,000 is included under the caption "Patents and proprietary technology" and is being amortized over 15 years, the remaining life of the related patent. See Note 11, Subsequent Events.

Amortization and accumulated amortization are summarized as follows:

                                                      1996       1995       1994
Amortization for the year ended September 30,.... $ 42,456   $ 23,964   $ 13,487
Accumulated amortization ........................   79,907     37,451     13,487

Fair Value of Financial Instruments. The carrying amounts for cash equivalents, accounts receivable, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount for long-term debt and convertible notes approximates fair value because the related interest rates are comparable to rates currently available to the Company for debt with similar terms and maturities.

Revenue Recognition. Product sales are recognized when the related products are shipped. Grant and contract revenues include funds received under research and development agreements with various entities. These grants and contracts generally provide for progress payments as expenses are incurred and certain research milestones are achieved. Revenue related to such grants and contracts is recognized as research milestones are achieved. Accounts receivable are stated net of an allowance for doubtful accounts of $19,571 as of September 30, 1996, and $65,172 as of September 30, 1995.

Research and Development. Research and development expenditures are comprised of those costs associated with Agritope's ongoing research and development activities to develop superior new plants. Expenditures for research and development also include costs incurred under contracts to develop certain products, including those contracts resulting in grant and contract revenues. All research and development costs are expenses as incurred.

Income taxes. The Company accounts for certain revenue and expense items differently for income tax purposes than for financial reporting purposes. These differences arise principally from methods used in accounting for stock options and

Agritope, Inc. and Subsidiaries
Notes to Consolidated Financial Statements, Continued


depreciation rates. Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

Stock-based Compensation. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 123 allows companies which have stock-based compensation arrangements with employees to adopt a fair-value basis of accounting for stock options and other equity instruments or to continue to apply the existing accounting rules under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, but with additional financial statement disclosure. The Company plans to elect the disclosure-only alternative commencing in fiscal 1997 and therefore does not anticipate that SFAS 123 will have a material impact on its financial position or results of operations.

Supplemental Cash Flow Information. Non-cash financing and investing activities not included in the consolidated statements of cash flows are summarized as follows:


YEAR ENDED SEPTEMBER 30                                           1996                  1995                       1994

Conversion of notes to equity (Note 5)....................   $       -         $     472,478                $   600,231
Investment in affiliated companies........................           -             2,584,979                          -

Management Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates relating to assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could vary from these estimates.

NOTE 3  INVESTMENT IN AFFILIATED COMPANIES

In May 1995, Agritope's wholly owned subsidiary, Agrimax, ceased operations as an independent entity. Agrimax had been engaged in the fresh flower packaging and distribution business. Also in May 1995, the Company surrendered control of its Charlotte facility and contributed inventory and operating supplies to a limited liability company (LLC) 60 percent owned by Universal American Flowers, Inc. (UAF) and 40 percent owned by the Company pursuant to an Operating and Transition Agreement (Agreement). Pursuant to the Agreement, on October 27, 1995, the assets and liabilities of LLC and of UAF, together with the Company's equipment and leasehold improvements located at the Charlotte facility, were transferred to a newly formed entity, UAF, Limited Partnership (LP). LP also assumed the liability for the lease of the Charlotte facility. In fiscal 1995, the Company removed the assets transferred to LP from its books and recorded the cost of such assets as "Investment in affiliated companies", less a charge of $500,000, representing the Company's share in the losses of LLC during the intervening period in which a 40 percent interest was held, and estimated costs to discontinue the business. Until May 1995, the Company's investment in Agrimax was consolidated. From May 1995 through October 27, 1995, the Company followed the equity method in accordance with APB 18. Since October 27, 1995, the investment has been accounted for under the cost method in accordance with APB
18. In 1996, the equity interest of Agrimax in UAF was reduced to 9 percent as the result of a recapitalization of UAF.
See Note 11, Subsequent Events.

In 1996, Agrimax contributed the operating assets of its discontinued St. Paul, Minnesota operations to Petals USA, Inc. ("Petals"), an unrelated company, in exchange for a 19.5 percent equity interest in Petals. No gain or loss was recognized on the transaction with Petals and the investment in Petals was recorded at the net book value of the contributed assets.
See Note 11, Subsequent Events.

Agritope, Inc. and Subsidiaries
Notes to Consolidated Financial Statements, Continued



SEPTEMBER 30                                                                              1996                   1995

Investment in UAF.............................................                       $1,847,148             $1,821,602
Investment in Petals..........................................                          410,932                      -
Net assets of St. Paul facility...............................                                -                348,231
Other.........................................................                          190,543                      -
Valuation adjustment..........................................                                -               (195,000)
                                                                                  -------------           -------------

Investment in affiliated companies............................                       $2,448,623             $1,974,833


For the years ended September 30, 1995, and 1994, respectively, the accompanying financial statements include revenues of $1,914,000 and $2,148,000, and operating losses of $3,299,000 and $5,601,000, attributable to Agrimax. The accompanying statement of operations for the year ended September 30, 1995 includes the results of operations of Agrimax through May 1995 and also includes a charge of $500,000 to selling, general and administrative expenses attributable to the disposition of Agrimax's business.

In June 1995, Agritope agreed to sell its wholly owned grapevine plant propagation subsidiary, Vinifera, to VF Holdings, Inc. ("VF"), an affiliate of a Swiss investment group, pursuant to a stock purchase agreement. VF subsequently failed to make all the payments required under the VF Agreement. As part of a settlement of claims based on VF's default, VF retained a 4 percent minority interest in Vinifera and relinquished the majority interest to Agritope in August 1996. Additional minority investors in Vinifera reduced Agritope's ownership to 76 percent as of September 30, 1996.

The reacquisition of Vinifera in August 1996 has been accounted for under the purchase method. The net purchase price of $916,000 has been allocated to tangible net assets. Vinifera's results of operations are included in the consolidated statements of operations in 1994 and through May of 1995, and for the month of September 1996. The following summarized, unaudited pro forma results of operations are presented as if the reacquisition had occurred on the first day of each period shown.

                                                            YEAR ENDED SEPTEMBER 30
                                                 1996                                               1995
                                            Pro forma                                          Pro forma
                           Historical     adjustments         Pro forma       Historical     adjustments       Pro forma

Revenues...............    $  585,485      $  833,949       $ 1,419,434      $ 2,109,688       $ 276,588     $ 2,386,276
Net loss...............    (2,501,268)     (1,464,002)       (3,965,270)      (8,045,218)       (460,296)     (8,505,514)
Pro forma net
  loss per share ......         (1.25)           (.73)            (1.98)           (4.02)           (.23)          (4.25)

Agritope, Inc. and Subsidiaries
Notes to Consolidated Financial Statements, Continued


NOTE 4  PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

SEPTEMBER 30                                                                  1996                                 1995

Land .........................................................        $     30,020                         $     30,020
Grapevine propagation blocks .................................             313,463                                    -
Production equipment..........................................              38,075                                    -
Buildings and improvements ...................................             717,508                              717,508
Research and development laboratory equipment ................             220,919                              196,255
Office furniture and equipment ...............................             140,452                               95,338
Leasehold improvements........................................              23,962                               23,962
Construction in progress .....................................             499,980                               34,650
                                                                       -----------                          -----------
                                                                         1,984,379                            1,097,733
Less accumulated depreciation and amortization ...............            (698,183)                            (542,730)
                                                                       ------------                         ------------
                                                                       $ 1,286,196                          $   555,003

NOTE 5  LONG-TERM DEBT

On June 30, 1992, Agritope completed a private placement with several European institutional investors pursuant to which $5,495,000 of convertible notes were issued. The notes are unsecured, mature on June 30, 1997 and bear interest at the rate of 4 percent per annum which is payable on each June 30 and December
31. The notes are convertible into common stock of Epitope at a conversion price of $19.53 per share.

During the years  ended  September  30, 1995 and 1994,  respectively,  investors exchanged $449,991 and $559,964 principal amount of convertible notes for Epitope common stock at a price of $19.53 per share. Following these conversions, Epitope made a capital contribution to Agritope equal to the amount of Epitope stock issued. In conjunction with the exchanges, unamortized debt issuance costs of $22,487 and $40,267 related to such notes were recognized as equity issuance costs during 1995 and 1994, respectively. Debt issuance costs are included in other assets and are being amortized over the five-year life of the notes. Amortization expense of debt issuance costs for the years ended September 30, 1996, 1995 and 1994, respectively, totaled $108,257, $96,136 and $91,715, leaving an unamortized balance of $88,821 and $197,077 at September 30, 1996 and 1995, respectively. See Note 11, Subsequent Events.


NOTE 6  SHAREHOLDER'S EQUITY

Authorized Capital Stock. Agritope's current amended articles of incorporation authorize 1,000,000 shares of preferred stock and 20,000,000 shares of common stock. The Company's board of directors has authority to determine preferences, limitations and relative rights of the preferred stock.

Common Stock. Cash, cash equivalents, and marketable securities provided and allocated to Agritope by Epitope have been reflected in common stock. Also reflected in common stock are certain transactions in Epitope common stock. The exchange of shares of Epitope common stock for Agritope convertible debt and the related write-off of debt issuance costs have been reflected as Agritope common stock.

As employees of a wholly owned subsidiary of Epitope, the employees of Agritope and its subsidiaries have participated in stock award, employee stock purchase and other benefit plans of Epitope. Compensation expense recognized for

Agritope, Inc. and Subsidiaries
Notes to Consolidated Financial Statements, Continued


Epitope stock grants and awards to Agritope employees totaling $244,000 in 1996, $388,000 in 1995, and $394,000 in 1994, has been recognized as operating expenses and common stock of Agritope.


NOTE 7  INCOME TAXES

As of September 30, 1996, Agritope had net operating loss carryforwards of approximately $29.8 million and $16.9 million, respectively, to offset federal and Oregon state taxable income. These net operating loss carryforwards will expire if not used by Agritope, as follows:

YEAR OF EXPIRATION                                                     FEDERAL                            OREGON

2004......................................................      $      111,000                    $      111,000
2005......................................................             317,000                           317,000
2006......................................................             941,000                           941,000
2007......................................................           2,620,000                         2,620,000
2008......................................................           6,733,000                         4,847,000
2009......................................................           8,327,000                         2,179,000
2010......................................................           8,477,000                         3,765,000
2011......................................................           2,249,000                         2,168,000
                                                                --------------                    --------------
                                                                $   29,775,000                    $   16,948,000


Significant components of Agritope's deferred tax asset were as follows:

SEPTEMBER 30                                                              1996                              1995

Net operating loss carryforwards..........................      $   11,588,000                     $  10,725,000
Deferred compensation.....................................             558,000                           468,000
Research and experimentation credit carryforwards.........             339,000                           331,000
Accrued expenses..........................................              15,000                            14,000
Other.....................................................              59,000                            35,000
                                                                --------------                     -------------
Gross deferred tax assets.................................          12,559,000                        11,573,000
Valuation allowance.......................................         (12,559,000)                      (11,573,000)
                                                                --------------                     -------------
Net deferred tax asset....................................      $            -                     $           -

No benefit for Agritope's deferred tax assets has been recognized in the accompanying financial statements as they do not satisfy the recognition criteria set forth in SFAS 109. The valuation allowance increased by $986,000 in 1996. The research and experimentation tax credit carryforwards will generally expire from 2004 through 2011 if not used by Agritope. Net operating loss and tax credit carryforwards incurred by Agritope through the date of the spin-off (see Note 1, The Company--Agritope Spin-off) will continue as carryforwards of Agritope after the date of distribution. The issuance of common stock in future years may result in a change of ownership under federal tax rules and regulations. Upon occurrence of such a change in ownership, utilization of existing tax loss and tax credit carryforwards would be subject to cumulative annual limitations.

The  expected  federal  statutory  tax  benefit of  $850,000  for the year ended
September 30, 1996 is increased by approximately $109,000 for the effect of state and local taxes (net of federal impact), and decreased by approximately $986,000 for the effect of the increase in valuation allowance.

Agritope, Inc. and Subsidiaries
Notes to Consolidated Financial Statements, Continued


NOTE 8  RESEARCH AND DEVELOPMENT ARRANGEMENTS

Agritope performed research work in 1996 and 1995 with respect to raspberries which was partially funded by Sweetbriar Development, Inc. under a License Agreement dated October 18, 1994 and with respect to grapevine disease diagnostics funded by a grant from the U.S. Department of Agriculture under the Small Business Innovation Research Program. Agritope has also received grant support from the U.S. Department of Agriculture, Oregon Strawberry Commission, and Oregon Raspberry & Blackberry Commission for antifungal biocontrol research and from several strategic partners.

Revenues from research and development arrangements are included in the accompanying consolidated statements of operations under the caption "Grants and contracts." Expenses related to such arrangements are included under the caption "Research and development costs." The activity related to these arrangements is summarized as follows:

YEAR ENDED SEPTEMBER 30                                                          1996              1995             1994

Government research grants................................               $    144,987       $    16,358        $  33,642
Research projects with strategic partners.................                    326,462            40,000                -
Other.....................................................                    114,036            38,012                -
                                                                         ------------       -----------        ---------
                                                                              585,485            94,370           33,642

Project related expenses..................................               $    461,460       $   318,401        $  35,728

NOTE 9  COMMITMENTS AND CONTINGENCIES

Agritope  leases  office  and  greenhouse   facilities   under  operating  lease
agreements which require minimum annual payments as follows:

YEAR ENDING SEPTEMBER 30

1997......................................................   $  189,551
1998 .....................................................      185,394
1999 .....................................................      150,000
2000 .....................................................      150,000
2001 .....................................................       50,000
                                                             ----------
                                                             $  724,945

Agritope also occupies office, greenhouse, and laboratory facilities which are leased by Epitope. The occupancy costs associated with these facilities are allocated to Agritope on the basis of square footage utilized. Rent expense incurred by Agritope, including amounts allocated by Epitope, aggregated $238,790, $374,862, and $311,623 for the years ended September 30, 1996, 1995 and 1994, respectively.

Agritope is also contingently liable for a lease which has been assigned to UAF and the lease of property which has been subleased to Petals in the following amounts:

YEAR ENDING SEPTEMBER 30

1997......................................................   $    328,953
1998......................................................        341,304
1999......................................................        347,184
                                                             ------------
                                                             $  1,017,441

Agritope, Inc. and Subsidiaries
Notes to Consolidated Financial Statements, Continued



NOTE 10  PROFIT SHARING AND SAVINGS PLAN

Epitope established a profit sharing and deferred salary savings plan in 1986 and restated the plan in 1991. All Agritope employees are eligible to participate in the plan. In addition, the plan permits certain voluntary employee contributions to be excluded from the employees' current taxable income under the provisions of Internal Revenue Code Section 401(k) and the regulations thereunder. Effective October 1, 1991, Epitope replaced a discretionary profit sharing provision with a matching contribution (either in cash, shares of Epitope common stock, or partly in both forms) equal to 50 percent of an employee's basic contribution, not to exceed 2.5 percent of an employee's compensation. The board of directors of Epitope has the authority to increase or decrease the 50 percent match at any time. During 1996, 1995 and 1994, respectively, Agritope was charged $14,500, $29,877, and $25,506 by Epitope for its share of the matching contribution under the plan.


NOTE 11  SUBSEQUENT EVENTS

On October 25, 1996, Epitope received an offer from a representative of the holders of the $3.6 million convertible notes due June 30, 1997, whereby the holders proposed to convert such notes into common stock of Epitope at a reduced exchange price. On November 14, 1996, Epitope agreed to exchange $3.4 million principal amount of Agritope notes for 250,367 shares of Epitope common stock at an exchange price of $13.50 per share. Accordingly, Agritope recognized a charge to results of operations of $1.2 million in the first quarter of fiscal 1997 representing the conversion expense. Concurrent with the note conversion, Epitope made a $4.4 million capital contribution to Agritope.

On November 11, 1996, the Company amended an agreement pursuant to which it acquired its patented ethylene control technology in 1987. A co-inventor of the technology who is an officer of the Company relinquished all rights to future payments under the agreement in exchange for a one-time cash payment of $590,000. The amount will be included in Agritope's consolidated balance sheet under the caption "Patents and proprietary technology" and will be amortized over 15 years, the remaining life of the related patent.

Based on information available on December 26, 1996, and due to continued operating losses at UAF in the four months ended October 31, 1996, coupled with a shortfall in sales and larger operating loss than expected at Petals in the fourth quarter of calendar 1996, the Company believes that the value of its investment in affiliated companies has more than temporarily declined as both companies are now expected to show operating losses in fiscal 1997. Accordingly, Agritope recorded a non-cash charge to results of operations of $1.9 million during the first quarter of fiscal 1997, reflecting the permanent impairment in the value of its investment in affiliated companies, and reducing the carrying value of the assets to management's estimate of the net realizable value.

INTERIM FINANCIAL STATEMENTS
AGRITOPE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                     6/30/97           9/30/96
                                                                                     (Unaudited)

ASSETS
Current assets
Cash and cash equivalents (Note 2)............................                      $ 844,567          $ 476,512
Trade accounts receivable, net................................                        185,447            264,986
Other receivables.............................................                          2,817             32,337
Inventories (Note 2)..........................................                      1,987,506            509,745
Prepaid expenses..............................................                         23,913                812
                                                                                  -----------         ----------
                                                                                    3,044,250          1,284,392

Property and equipment, net...................................                      2,403,908          1,286,197
Patents and proprietary technology, net.......................                      1,293,369            510,244
Investment in affiliated companies (Note 3)...................                        358,080          2,448,623
Other assets and deposits.....................................                         29,950            140,513
                                                                                   ----------         ----------
                                                                                  $ 7,129,557        $ 5,669,969

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
Accounts payable..............................................                      $ 237,079           $ 91,474
Current portion of installment notes payable..................                          4,186                  -
Convertible notes (Note 4)....................................                              -          3,620,003
Salaries, benefits and other accrued liabilities..............                        987,776            735,478
                                                                                   ----------         ----------
                                                                                    1,229,041          4,446,955

Long-term portion of installment notes payable................                         15,682                  -
Minority interest in consolidated subsidiaries (Note 5).......                        769,799            215,407

Commitments and contingencies.................................                              -                  -

Shareholder's equity (Note 2)
Preferred stock, no par value
  1,000,000 shares authorized;
  no shares issued and outstanding............................                              -                  -
Common stock, no par value
  20,000,000 shares authorized;
  2,000,000 shares issued and outstanding.....................                     44,047,742         33,485,214
Accumulated deficit...........................................                    (38,932,707)       (32,477,607)
                                                                                  ------------       ------------
                                                                                    5,115,035          1,007,607

                                                                                  $ 7,129,557        $ 5,669,969

INTERIM FINANCIAL STATEMENTS
AGRITOPE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                                            NINE MONTHS ENDED
                                                                                        6/30/97           6/30/96

Revenues
Product sales..........................................................        $      566,239           $            -
Grants and contracts...................................................               101,507                  514,030
                                                                               --------------           --------------
                                                                                      667,746                  514,030
Costs and expenses
Product costs..........................................................               548,343                        -
Research and development costs.........................................             1,250,390                  990,673
Selling, general and administrative expenses...........................             2,264,043                1,064,398
                                                                               --------------           --------------
                                                                                    4,062,776                2,055,071

Loss from operations...................................................            (3,395,030)              (1,541,041)

Other income (expense), net
Interest expense.......................................................               (25,010)                (192,103)
Valuation loss (Note 3)................................................            (1,900,000)                      -
Cost of debt conversion (Note 4).......................................            (1,216,654)                      -
Other, net.............................................................                81,594                       -
                                                                               --------------           --------------
                                                                                   (3,060,070)               (192,103)

Net loss...............................................................        $   (6,455,100)          $  (1,733,144)

Net loss per share ....................................................        $        (3.22)          $        (.86)

Weighted average number of shares outstanding  ........................             2,000,000               2,000,000

INTERIM FINANCIAL STATEMENTS
AGRITOPE, INC. AND SUBSIDIARIES
CONDENSED COMBINED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY (UNAUDITED)


                                                                          COMMON      ACCUMULATED
                                                                           STOCK          DEFICIT             TOTAL

Balances at September 30, 1996...............................       $ 33,485,214    $ (32,477,607)      $ 1,007,607
Compensation expense for stock awards........................             23,437                -            23,437
Compensation expense for stock option grants.................             20,832                -            20,832
Capital contributed by Epitope, Inc. upon exchange of
   convertible notes (Note 4)................................          4,442,875                -         4,442,875
Minority interest investment
   in subsidiary (Note 5)....................................            742,752                -           742,752
Cash from Epitope, Inc.......................................          5,332,632                -         5,332,632
Net loss for the period......................................                  -       (6,455,100)       (6,455,100)
                                                                   -------------     -------------    --------------
Balances at June 30, 1997....................................       $ 44,047,742    $ (38,932,707)      $ 5,115,035

INTERIM FINANCIAL STATEMENTS
AGRITOPE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                     NINE MONTHS ENDED
                                                                                 6/30/97                 6/30/96
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss...............................................................    $  (6,455,100)          $  (1,733,144)
Adjustments to reconcile net loss
   to net cash used in operating activities:
Depreciation and amortization..........................................          383,302                 188,885
Common stock issued as compensation for services.......................           23,437                   4,029
Compensation expense for stock option grants...........................           20,832                 171,873
Minority interest in subsidiary operating results......................         (208,310)                      -
Valuation loss.........................................................        1,900,000                       -
Non-cash portion of cost of debt conversion............................        1,149,054                       -
Decrease (increase) in receivables.....................................          109,059                 (82,338)
Increase in inventories................................................       (1,477,761)                      -
Decrease (increase) in prepaid expenses................................          (23,101)                 55,284
Increase (decrease) in accounts payable and accrued liabilities........          397,903                (203,821)
Other, net.............................................................          121,234                   4,972
                                                                           -------------           -------------
Net cash used in operating activities..................................       (4,059,451)             (1,594,260)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment....................................       (1,471,276)                (40,114)
Expenditures for patents and proprietary technology....................         (853,718)                   (459)
Investment in affiliated companies.....................................                -                (327,550)
                                                                           -------------           -------------
Net cash used in investing activities..................................       (2,324,994)               (368,123)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt.............................................           20,887                       -
Principal payments on long-term debt...................................         (241,019)                (39,507)
Minority interest investment in subsidiary.............................        1,640,000                       -
Cash from Epitope, Inc.................................................        5,332,632               1,991,787
                                                                           -------------           -------------
Net cash provided by financing activities..............................        6,752,500               1,952,280

Net increase (decrease) in cash and cash equivalents...................          368,055                 (10,103)
Cash and cash equivalents at beginning of period.......................          476,512                  10,103
                                                                           -------------           -------------
Cash and cash equivalents at end of period.............................    $     844,567           $           -

INTERIM FINANCIAL STATEMENTS
AGRITOPE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1     THE COMPANY

Agritope, Inc. (the "Company" or "Agritope") is an Oregon corporation utilizing biotechnology to develop and market superior new plants and related products. Through its 61 percent owned subsidiary, Vinifera, Inc. ("Vinifera"), Agritope is also engaged in the business of propagation, growing, and distribution of grapevine plants. Agritope is a wholly owned subsidiary of Epitope, Inc. ("Epitope"), an Oregon corporation engaged in the development and marketing of medical diagnostic products.

The interim condensed financial statements included herein are unaudited; however, in the opinion of management, the interim data include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the interim periods. These condensed financial statements should be read in conjunction with the full year financial statements and notes thereto included elsewhere in this Information Statement/Prospectus. Results of operations for the nine-month period ended June 30, 1997 are not necessarily indicative of the results of operations expected for the full fiscal year.

Agritope Spin-off. In July 1997, Epitope's board of directors approved a management proposal to spin off Agritope, subject to obtaining financing for Agritope and the satisfaction of certain other conditions. Agritope has agreed to sell approximately 1,343,000 shares of Agritope common stock in a private placement to certain investors for an aggregate price of $9.4 million, immediately after the spin-off.

Agritope and Epitope will enter into certain agreements governing the ongoing relationship between the companies after the spin-off, including a Separation Agreement, a Tax Allocation Agreement, a Transition Services Agreement and an Employee Benefits Agreement. Pursuant to the Employee Benefits Agreement, Agritope has agreed to establish replacement plans that effectively continue to provide benefits available under current Epitope benefit plans.

NOTE 2     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The accompanying consolidated financial statements of Agritope include the assets, liabilities, revenues and expenses of Agritope and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Inventories. Inventories consisted principally of growing grapevine plants at Vinifera. The components of inventory are summarized as follows:

                                                6/30/97               9/30/96
                                              (Unaudited)

Work-in-process........................     $  1,321,299           $   471,208
Finished goods.........................          666,207                38,537
                                            ------------           -----------
                                            $  1,987,506           $   509,745

Net Loss Per Share. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). This new standard is effective for interim and annual periods ending after December 15, 1997. SFAS 128 will require the reporting of "basic" and "diluted" earnings per share ("EPS") instead of "primary" and "fully diluted" EPS as required under current accounting principles. Basic EPS eliminates the common stock equivalents considered in calculating primary EPS. Diluted EPS is similar to fully diluted EPS. Since Agritope had no common stock equivalents during the periods presented, basic EPS would have been the same as primary EPS.

Interim Financial Statements
Agritope, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued


NOTE 3   INVESTMENT IN AFFILIATED COMPANIES

Agritope's investment in affiliated companies includes its 9 percent interest in UAF, Limited Partnership, a fresh flower distribution operation in Charlotte, North Carolina, and its 19.5 percent interest in Petals USA, Inc. ("Petals"), an affiliate of a Canadian fresh flower wholesaler. Based on information available on December 26, 1996, and due to continued operating losses at UAF in the four months ended October 31, 1996, coupled with a shortfall in sales and larger operating loss than expected at Petals in the fourth quarter of calendar 1996, the Company believes that the value of its investment in affiliated companies has more than temporarily declined as both companies are now expected to show operating losses in fiscal 1997. Accordingly, Agritope recorded a non-cash charge to results of operations of $1.9 million during the first quarter of fiscal 1997, reflecting the permanent impairment in the value of its investment in affiliated companies, and reducing the carrying value of the assets to management's estimate of the net realizable value. See Note 6, Subsequent Event below.

                                                6/30/97             9/30/96

Investment in UAF ...................... $            -          $1,847,148
Investment in Petals....................        358,080             410,932
Other...................................              -             190,543
                                         --------------       -------------
Investment in affiliated companies...... $      358,080       $   2,448,623


NOTE 4   CONVERTIBLE NOTES

In November 1996, Epitope exchanged $3.4 million principal amount of Agritope convertible notes for 250,367 shares of common stock of Epitope at a reduced exchange price of $13.50 per share. The exchange price had previously been fixed at $19.53 per share. Accordingly, Agritope recognized a non-cash charge to results of operations of $1.2 million in the first quarter of fiscal 1997 representing the conversion expense. Concurrent with the note conversion, Epitope made a $4.4 million capital contribution to Agritope. On June 30, 1997, Agritope paid in full the remaining $240,000 principal amount outstanding.


NOTE 5   SHAREHOLDER'S EQUITY

In the first quarter of fiscal 1997, a minority shareholder in Vinifera contributed $100,000 to Vinifera in satisfaction of a stock subscription agreement.

In the third quarter of fiscal 1997, Agritope sold 770,000 shares of common stock of Vinifera to outside parties for $1.5 million in cash. In accordance with the terms of the related stock purchase agreements, Agritope contributed the proceeds of these stock sales to Vinifera's capital. These sales of previously issued shares of Vinifera common stock reduced the percentage ownership by Agritope in Vinifera voting stock from 76 percent to 61 percent.

Interim Financial Statements
Agritope, Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited), Continued


NOTE 6   SUBSEQUENT EVENT

In October 1997, the majority owner of Petals informed the Company that it had entered into negotiations to sell Petals to an unrelated third party. Under the proposed terms of sale, the Company's interest in Petals would be reduced to less than 10 percent. The Company was further informed that the majority owner did not intend to advance additional funds to Petals and that if a sale could not be consummated, intended that Petals would cease operations and liquidate its assets. Based on this information, the Company believes that its investment in Petals has more than temporarily declined and, accordingly, intends to record a charge to operations of $358,080 in the fourth quarter of 1997.